PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION—APRIL 17, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.__)

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Nordstrom, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1617 Sixth Avenue, Seattle, Washington 98101

[●], 2023

Dear Shareholder,

In 2022, we marked 121 years since John W. Nordstrom opened the downtown Seattle shoe store that would become Nordstrom as we know it today. 121 years may seem like an arbitrary milestone, but in an industry that’s constantly reinventing itself, you learn not to take a single day for granted.

Our company has navigated this ever-shifting landscape by focusing on a collective purpose: to help customers feel good and look their best. While we’ve continually sought out new ways to deliver on this promise, the commitment at its core has not wavered — our dedication to customer service unites teams across our business, informs the decisions we make and keeps us moving forward toward a common goal.

This focus has proven especially critical in the face of challenges or periods of rapid change, and 2022 was no exception. We started the year with a plan to improve inventory flow, increase the speed and efficiency of our supply chain and sharpen our focus on driving top- and bottom-line growth at Nordstrom Rack. Thanks to efforts from teams across our business, we did those things — even as we navigated a volatile macroeconomic environment and adjusted to changing consumer habits.

While we’re proud of our people for the hard work they put in on behalf of our customers, our 2022 results fell short of our expectations. As leaders, we take accountability for that, and we are committed to driving more profitable long-term growth in the year ahead.

We are entering 2023 with a clear understanding of how and where we must make progress and are acting with urgency to ensure we do. In addition to continuing to improve the customer experience, we are focused on three specific priorities to drive better financial performance: 1) improving Nordstrom Rack performance; 2) increasing our inventory productivity; and 3) continuing to advance our supply chain optimization initiatives.

We are also looking across our business and operations to ensure we are deploying our financial resources and talent against the opportunities where we are best positioned to win. With this in mind, we made the difficult decision to wind down our Canadian business to simplify our operations and increase our focus on our core U.S. business. Decisions like this are never easy, but we are confident this change will put us on stronger footing in the years ahead.

We know that nothing we do would be possible without our teams’ hard work and commitment to our customers. It’s because of our people that we’re able to look to the future with optimism about the health of our business, confidence in our ability to achieve our goals and excitement for the opportunity to continue serving our customers.

With the support of our brand partners, our customers and you, our shareholders, we look forward to all we’ll accomplish in the year ahead. Thank you for your confidence, your trust and your commitment to our company’s future.

Sincerely,

Bradley D. Tilden Chairman of the Board

Erik B. Nordstrom Chief Executive Officer	Peter E. Nordstrom President & Chief Brand Officer
2023 Proxy Statement	2

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION—APRIL 17, 2023

1617 Sixth Avenue, Seattle, Washington 98101

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

WHEN	WHERE	RECORD DATE
[●], 2023	[●]	April 10, 2023
[●] [a/p].m. Pacific Daylight Time

Items of Business

To vote on the following proposals:

1	To elect eleven directors to serve until the 2024 Annual Meeting of Shareholders and until their successors have been duly elected and qualified
2	To ratify the appointment of Deloitte as our Independent Registered Public Accounting Firm to serve for the fiscal year ending February 3, 2024
3	To conduct an advisory vote regarding the compensation of our Named Executive Officers
4	To conduct an advisory vote regarding the frequency of future advisory votes on the compensation of our Named Executive Officers
5	To approve the Nordstrom, Inc. Amended and Restated 2019 Equity Incentive Plan
6	To approve the Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan
7	To conduct an advisory vote on the extension of the Company’s shareholder rights plan until September 19, 2025
8	To transact any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof

You are eligible to vote before the Annual Meeting, during the live webcast of the Annual Meeting and any adjournment or postponement thereof, if you were a shareholder of record at the close of business on April 10, 2023. There were 161,423,792 shares of our Common Stock issued and outstanding as of the Record Date. Holders of our Common Stock are entitled to cast one vote per share on each proposal. For further information on how to participate in the meeting, please see Frequently Asked Questions and Answers About the Annual Meeting beginning on page 88 in the Proxy Statement accompanying this Notice.

YOUR VOTE IS VERY IMPORTANT. Whether or not you intend to participate virtually in the Annual Meeting via remote communication, you are encouraged to vote in advance of the meeting. Submitting your proxy now will not prevent you from voting your shares during the meeting, as your proxy is revocable at your option. When you vote, please have available the 16-digit control number found on your proxy card.

3	2023 Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

You may vote in advance of the meeting by any of the following methods:

Online Access the website shown on your proxy card or voting instruction form and follow the instructions.	Mail Sign, date and return your proxy card or voting instruction form to the mailing address shown on your proxy card.
Toll-free Phone Call the toll-free telephone number shown on your proxy card or voting instruction form and follow the instructions.	Scanned QR Code Your proxy card or voting instruction form may contain a QR code that will allow you to vote using your mobile phone.

Seattle, Washington

[●], 2023

By order of the Board,

Ann Munson Steines

Corporate Secretary

If you have any questions or require any assistance regarding our Annual Meeting, please contact our proxy solicitor:

Innisfree M&A Incorporated

Shareholders may call toll-free +1 (877) 750-8312

Banks and Brokers may call collect +1 (212) 750-5833

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON [●], 2023

The accompanying Proxy Statement and the 2022 Annual Report are available at the Investor Relations Website.

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements regarding matters that are not historical facts, and are based on our management’s beliefs and assumptions and on information currently available to our management. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” “pursue,” “going forward” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s 2022 Annual Report and in subsequent filings. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

2023 Proxy Statement	4

INDEX OF KEY TERMS

Term	Definition
2022 Annual Report	Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended January 28, 2023
2025 Corporate Social Responsibility Goals	Our 2025 Corporate Social Responsibility goals at nordstromcares.com
AFC	Audit and Finance Committee of the Board
ASC 718	Accounting Standards Codification 718, Stock Compensation
Board	The Board of Directors
Broadridge	Broadridge Investor Communication Services
CD&A	Compensation Discussion & Analysis
CAO	Chief Accounting Officer
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CGNC	Corporate Governance and Nominating Committee of the Board
Chairman	Our Board Chairman, a non-Executive position
Common Stock	Nordstrom common stock
CPCC	Compensation, People and Culture Committee of the Board
DDCP	Nordstrom Directors Deferred Compensation Plan
Deloitte	Deloitte & Touche LLP
Diversity, Inclusion and Belonging Goals	Our Diversity, Inclusion and Belonging goals at nordstrom.com/diversity
EBIT	Earnings (Loss) Before Interest and Income Taxes
EIP	Equity Incentive Plan
EMBP	Executive Management Bonus Plan
ERG	Employee Resource Group
ESG	Environmental, Social and Governance
ESPP	Employee Stock Purchase Plan
Exchange Act	Securities Exchange Act of 1934
FASB	Financial Accounting Standards Board
GAAP	U.S. Generally Accepted Accounting Principles
Incentive Adjusted EBIT	Incentive Adjusted Earnings (Loss) Before Interest and Income Taxes (a non-GAAP financial measure)
Incentive Adjusted ROIC	Incentive Adjusted Return on Invested Capital (a non-GAAP financial measure)
Investor Relations Website	Our investor relations website, found at investor.nordstrom.com
IRC	Internal Revenue Code
Lease Standard	Accounting Standards Update 2018-11, Leases
LTI	Long-Term Incentives
NDCP	Nordstrom Deferred Compensation Plan
NEO	Named Executive Officer
Notice	Notice of Annual Meeting of Shareholders
NYSE	New York Stock Exchange
PEO	Principal Executive Officer
Plan Trustee	Bank of New York Mellon, as trustee of the Nordstrom 401(k) Plan
PSU	Performance Share Unit
Record Date	April 10, 2023
RSU	Restricted Stock Unit
SEC	Securities and Exchange Commission
Semler Brossy	Semler Brossy Consulting Group, LLC
SERP	Supplemental Executive Retirement Plan
TC	Technology Committee of the Board
TSR	Total Shareholder Return
5	2023 Proxy Statement

PROXY SUMMARY

You have received these proxy materials because the Board is soliciting your proxy to vote your shares during the 2023 Annual Meeting of Shareholders. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider in deciding how to vote your shares, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement. Please refer to our Index of Key Terms on page 5 for the meaning of certain terms used in this Proxy Statement.

This Proxy Statement and the related proxy materials were first released to shareholders and made available on the internet on [●], 2023. Shareholders who held shares as of the close of business on the Record Date may attend the virtual meeting at [●].

Proposal No. 1 – Election of Directors (page 25)

Nominee Demographics

2023 Proxy Statement	6

PROXY SUMMARY

Board Attendance	Board Committees Chaired by Women

Board Refreshment	Nominee Age

Relevant Skills and Experience

The nominees possess a balance of leadership experiences, diverse perspectives, strategic skill sets and professional expertise that are essential in furthering our business strategy and objectives, including:

Retail Industry				CEO Experience
7				5
Marketing & Customer Experience				Financial Expertise
		9				9
Online Scale & Growth				Technology Expertise
			10		6
Risk & Crisis Management				Diversity, Equity, Inclusion & Belonging
	8				6
Business Transformation
			10

The Board recommends a vote FOR each Director nominee.

7	2023 Proxy Statement

PROXY SUMMARY

Proposal No. 2 – Ratification of Independent Accountants (page 34)

Qualified and Experienced Independent Auditors

•   Deloitte is an independent registered accounting firm that has served Nordstrom for more than 50 years.

•   The firm’s expertise and fees are appropriate for the scope of the Company’s needs.

The Board recommends a vote FOR this proposal.

Proposal No. 3 – Advisory Vote Regarding Executive Compensation (page 70)

Compensation Aligned with Performance

•   Our executive compensation program aligns with our strategy and our pay-for-performance philosophy.

•   We deliver the majority of compensation through a pay-for-performance framework where incentives are based on achieving results. Approximately 85% of our CEO’s fiscal 2022 target compensation was variable or linked to our financial or market results.

•   Our Incentive Adjusted EBIT achievement missed our threshold of $906 million and Incentive Adjusted ROIC missed the threshold of 11.0%, resulting in a 0% bonus payout.

Fiscal Year 2022 Target Compensation

CEO and President & Chief Brand Officer	Average of all Other NEOs

85%	73%
Performance Based	Performance Based

The Board recommends a vote FOR this proposal.

2023 Proxy Statement	8

PROXY SUMMARY

Proposal No. 4 – Advisory Vote Regarding the Frequency of Future Advisory Votes on Executive Compensation (page 71)

The Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. At the 2017 Annual Meeting of Shareholders, over 95% of the votes cast approved our Board’s recommendation to hold advisory votes on an annual basis. Furthermore, many elements of our executive compensation program are reviewed and determined annually, including:

•   base salary;

•   performance-based cash awards under the Company’s Executive Management Bonus Plan; and

•   long-term incentive grants under the 2019 Equity Incentive Plan.

Holding an annual advisory vote on executive compensation would continue to closely coincide with these decisions, promote corporate transparency and shareholder awareness of the Company’s compensation policies and practices and also provides the Company with more direct and immediate feedback on our compensation disclosures and practices.

The Board recommends a vote for “1 YEAR” for this proposal.

Proposal No. 5 – Approval of Amended and Restated 2019 Equity Incentive Plan (page 72)

Shareholders are being asked to approve the Nordstrom, Inc. Amended and Restated 2019 Equity Incentive Plan.

•   The Company has granted equity awards to its employees and directors under Nordstrom equity compensation plans since 1977 as part of a long-held approach to pay-for-performance. We believe it is important the Company have the ability to use stock-based compensation to attract and retain key talent, provide employees with a stake in the Company’s success, and align our team with long-term shareholder outcomes.

•   Equity compensation is also fundamental to our compensation philosophy and core objectives of paying for performance and aligning the interests of employees with those of shareholders. We believe that equity awards, and the potential they hold for appreciation through an increase in our stock price, support our pay-for-performance philosophy, provide further incentive to our employees to focus on creating long-term shareholder value and create an ownership culture that links employees’ interests with those of our shareholders and our long-term results, performance, and financial condition.

Absent shareholder approval, as a result of the volatility of the price of the Company’s Common Stock, the number of shares remaining available for grant under the EIP may become insufficient to meet the Company’s anticipated needs in 2024 – both with respect to its annual compensatory awards, as well as any potential need to address employee retention concerns. Therefore, we are asking the Company’s shareholders to approve this amendment to the EIP to increase the reserves for issuance by 15,000,000 shares, which we expect to last 2-3 years.

The Board recommends a vote FOR this proposal.

Proposal No. 6 – Approval of Amended and Restated Employee Stock Purchase Plan (page 77)

Shareholders are being asked to approve the Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan. The Board believes that it is in the best interests of the Company and its shareholders to approve the amendment to the ESPP in order to provide current and prospective employees of the Company and participating subsidiaries with the continuing opportunity to acquire equity interests in the Company through the ESPP. Therefore, the Board believes that this amendment to the ESPP will advance the interests of the Company’s shareholders.

Absent shareholder approval, it is anticipated that the reserve of Common Stock available for purchase under the ESPP may be exhausted as soon as 2024, depending on fluctuations in the Company’s stock price. Therefore, we are asking the Company’s shareholders to approve this amendment to the ESPP which will increase the maximum number of shares of Common Stock authorized for issuance under the ESPP by 3,500,000 shares.

The Board recommends a vote FOR this proposal.

9	2023 Proxy Statement

PROXY SUMMARY

Proposal No. 7 – Advisory Vote on the Extension of the Company’s Shareholder Rights Plan Until September 19, 2025 (page 79)

The Board adopted a limited duration shareholder rights plan on September 19, 2022 (the “Rights Plan”) to protect the interests of the Company and all shareholders from the likelihood that any entity, person or group gains control of Nordstrom through open-market accumulation or other means without payment of an adequate control premium. The Board believes that it is in the best interests of the Company and all shareholders to extend the Rights Plan until September 19, 2025, with the Board retaining the ability to terminate the Rights Plan prior to such date if warranted.

As announced at the time of its adoption, the Rights Plan:

•   Reduces the likelihood that any entity, person or group gains control of the Company through open-market accumulation or other means without payment of an adequate control premium;

•   Helps ensure that the Board has sufficient time to make informed, deliberate decisions that are in the best interests of the Company and all Nordstrom shareholders;

•   Applies equally to all current and future shareholders of the Company;

•   Was not adopted in response to any specific takeover bid or other proposal to acquire control of the Company; and

•   Is not intended to deter offers that are fair and otherwise in the best interests of all of the Company’s shareholders.

While shareholder approval is not required to extend the Rights Plan, the Board is asking shareholders to approve this advisory vote on the extension of the Rights Plan as part of the Board’s commitment to good corporate governance and to ensure that shareholders have an opportunity to voice their feedback on this important matter.

The Board recommends a vote FOR this proposal.

2023 Proxy Statement	10

11	2023 Proxy Statement

CORPORATE GOVERNANCE

Our Corporate Governance Framework

Since its founding, our Company’s leaders and employees have always sought to maintain the highest ethical standards in every aspect of our business. Our corporate governance framework is designed to support this tradition of integrity, trust and unyielding commitment to doing the right thing, which has served our customers and shareholders well over the years. Our corporate governance framework, more fully discussed on the following pages, includes the following highlights:

Corporate Governance	9 of 11 Director Nominees are Independent	Independent Chairman
	Regular Executive Session of Independent Directors	Committees Comprised Only of Independent Directors
	All Audit & Finance Committee Members are SEC “Audit Committee Financial Experts”	Annual Evaluations of Board, Committees and Directors
Authority to Hire Independent Consultants and Experts
Shareholder Rights	Annual Election of all Directors	Majority Vote Standard for Director Elections
	Each Share of Common Stock is Entitled to One Vote	Shareholders of 10%+ Entitled to Call Special Meetings
	Annual Say-on-Pay Advisory Vote	Open Communications with Directors
Regular Outreach and Engagement of Shareholders
Compensation	Pay-for-Performance Philosophy Guides Executive Compensation	Stock Ownership Policy for Directors and Executive Officers
	Executive Compensation Clawback Policy	Hedging and Pledging Policies
Independent Compensation Consultant Engaged by Compensation, People and Culture Committee
Strategy and Risk	Company Strategy Oversight by Board	Risk Oversight by Board and Committees Aligned with Company Strategy
	Regular Risk Management Reports to Board and Committees	Compensation Program Designed to Reduce Undue Risk
	Annual Strategy Planning Meeting	Board Oversight of Chief Executive Officer and Management Succession Planning

Board Responsibilities, Leadership Structure and Role in Risk Oversight

The Board oversees, counsels and directs management in promoting the long-term interests of the Company and our shareholders. The Board’s responsibilities include:

•   determining the appropriate structure for the senior leadership of the Company;

•   selecting and evaluating the performance of the CEO;

•   planning for succession with respect to the position of the CEO and monitoring and providing input with respect to management’s succession planning for other senior executives;

•   reviewing and approving our major financial objectives, our strategic and operational plans and other significant actions;

2023 Proxy Statement	12

CORPORATE GOVERNANCE

•   monitoring the conduct of our business and the assessment of our business risks to promote the proper management of the business;

•   overseeing the management of cybersecurity, including oversight of appropriate risk mitigation strategies, systems, processes and controls; and

•   overseeing the processes for maintaining integrity with regard to our financial statements and other public disclosures, and compliance with laws and our Codes of Business Conduct and Ethics.

At this time, the Board believes different people should hold the positions of Chairman and CEO, as this may strengthen corporate governance, aid in the Board’s oversight of management and aid in the Board’s oversight and management of risk. Currently, Brad Tilden serves as Chairman and Erik Nordstrom serves as the CEO. The CEO is responsible for day-to-day leadership and performance of the Company, while the Chairman provides guidance to the CEO and presides over the full Board.

The full Board has primary responsibility for oversight of risk management and has assigned to the Board’s standing Committees the task of focusing on the specific risks inherent in their respective areas of oversight. The full Board:

•   considers and determines the Company’s risk appetite, which is the amount of risk the organization is willing to accept;

•   oversees management’s implementation of an appropriate system to manage risks (i.e., to identify, assess, mitigate, monitor and communicate these risks) and monitors the effectiveness of this process as the business environment changes;

•   provides risk oversight through the Board’s committee structure and processes; and

•   directly manages certain risks, in particular, the risks associated with the Company’s strategic direction, which are reviewed at an annual strategy planning meeting and periodically throughout the year.

The Company has a comprehensive, structured approach to managing risks, which are identified, assessed, prioritized and managed at all levels within the Company through an enterprise risk management process which is aligned with the Company’s strategy. Within this framework, management is responsible for assessing and managing the Company’s exposure to risks. Management regularly reports on risks to the relevant Committee or the Board. The Board and its Committees discuss the various risks confronting the Company throughout the year, particularly when reviewing operating and strategic plans and when considering specific actions for approval. The risks are classified into four major categories: Strategic, Compliance, Operational and Financial, and are mapped for appropriate management and Board (and Committee) oversight.

Through the risk oversight process, the Board:

•   obtains an understanding of the risks inherent in the Company’s strategy and management’s execution of the strategy within the agreed risk appetite;

•   accesses useful information from internal and external sources about the critical assumptions underlying the strategy;

•   is alert for possible dysfunctional behavior within the organization which might lead to excessive risk taking;

•   provides input to executive management regarding critical risk issues on a timely basis; and

•   encourages open communication and appropriate escalation of reporting of risk throughout the enterprise, striving to ensure that risk management is part of the corporate culture.

The Board’s leadership structure and the collective knowledge and experience of its members promotes a broad perspective, open dialogue and useful insights regarding risk, thereby increasing the effectiveness of the Board’s role in risk oversight.

Board Oversight of ESG Issues

The Board views effective oversight and management of ESG issues and their associated risks as vital to the Company’s ability to execute its business strategy and achieve sustainable long-term growth. The Board coordinates with its Committees to provide active Board and Committee level oversight of the Company’s ESG risks. Specifically:

Our Board views effective oversight and management of ESG issues as vital to the Company’s long-term growth.

•   The Board oversees ESG risks as part of its oversight of the Company’s business, strategy and enterprise risk management. As part of this oversight, the Board and its Committees receive regular reports on ESG-related matters, such as updates on the Company’s progress towards its sustainability and corporate social responsibility goals, status updates on the Company’s Diversity, Inclusion and Belonging Goals, reports on any ESG-related engagements with shareholders, and information on recent ESG developments, so that the Board can ensure that any material ESG risks and opportunities are appropriately integrated into the Company’s long-term strategy.

13	2023 Proxy Statement

CORPORATE GOVERNANCE

•   The CGNC is charged with direct responsibility for oversight of risks relating to corporate governance, shareholder engagement, corporate social responsibility and sustainability. The work of the CGNC reflects the Company’s commitment to improving the sustainability of our operations and supply chains, including finding ways to continue to reduce our carbon emissions, reduce waste through innovative programs like BEAUTYCYCLE and increase the number of sustainably sourced products we make available to our customers. The CGNC also has oversight over Board effectiveness, including identifying and recruiting Board members with the appropriate skills and experience, including experience with ESG initiatives, to lead our Company into the future.

•   The CPCC is charged with providing feedback on the development, implementation and effectiveness of the Company’s policies, strategies and programs relating to human capital management, including but not limited to, talent management, workplace health and safety, cultural initiatives, employee engagement and employee surveys, and diversity, inclusion and belonging initiatives. The CPCC has been integral in allowing the Company to continue adapting to the ever-evolving challenges presented by the pandemic, including overseeing our efforts to offer employees flexible work models, new wellness and mental health resources and to ensure our frontline employees feel supported with the safest possible work environments, all of which have allowed our employees to focus on serving the needs of our customers.

•   The AFC is charged with reviewing and discussing with management the risks faced by the Company and the policies, guidelines and process by which management assesses and manages the Company’s risks, including the Company’s major financial risk exposures, which include risks related to ESG matters, and the steps management has taken to monitor, control and manage such exposures. The AFC shall also receive periodic reports from management on the Company’s ESG reporting, data and disclosures and shall discuss with management related controls and procedures.

To learn more about our ESG initiatives, please refer to our most recent corporate social responsibility report and other information available on our website at nordstrom.com/browse/nordstrom-cares. The information contained or referred to on our website is not deemed to be incorporated by reference into this Proxy Statement unless otherwise expressly noted.

Director Independence

A Director is considered independent when our Board affirmatively determines the Director has no material relationship with the Company, other than as a Director. Our Board makes this determination in accordance with the standards set forth in our Corporate Governance Guidelines, which are consistent with the listing standards of the NYSE and SEC rules. In making this determination, the Board considers existing relationships between the Company and the Director, whether directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has affirmatively determined that each of the Director nominees, except Erik Nordstrom and Peter Nordstrom, is independent within the meaning of the listing standards of the NYSE, SEC rules and the Company’s Corporate Governance Guidelines.

Chairman of the Board and Presiding Director

The Company has a Chairman of the Board who is also an independent Director and who serves as the Presiding Director within the meaning of the listing standards of the NYSE. Currently, Bradley D. Tilden serves as the Company’s Chairman.

The Chairman is appointed annually by the Board. As described in the Company’s Bylaws, Corporate Governance Guidelines and the charter of the CGNC, the Chairman:

•   presides at meetings of the Board;

•   assists in establishing the agenda for each Board and Board Committee meeting;

•   serves as the Presiding Director to lead executive sessions at each meeting of the Board in which only independent Directors participate;

•   calls special meetings of the Board and/or the shareholders;

•   provides input and support to the Chair of the CGNC on nominees to fill vacant Board seats and the selection of Committee Chairs and membership on Board Committees;

•   advises the CEO and other members of the executive team on matters such as strategic direction, corporate governance and overall risk assessment; and

•   performs other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Director Elections

The Company’s Bylaws provide that, in an uncontested election, a Director nominee will be elected if the number of votes cast for the nominee’s election exceeds the other votes cast in connection with such nominee’s election at a meeting at which a quorum is present. An incumbent Director nominee who fails to receive the requisite votes for election will continue to serve as a Director until the earlier of: (i) 90 days from the date on which the voting results of the election are determined; or (ii) the date on which an individual is selected by the Board to fill the position held by such Director. In any election which is a contested election (meaning that we received a nomination notice from a shareholder), the standard for election of Directors is a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting.

2023 Proxy Statement	14

CORPORATE GOVERNANCE

We received notice from a shareholder stating its intention to nominate two candidates for election to the Board at the Annual Meeting, which notice was later withdrawn. Because the Company received a nomination notice from a shareholder, the election of Directors at the Annual Meeting is deemed to be “contested” pursuant to our Bylaws and directors will be elected by a plurality of votes properly cast.

Management Succession Planning

The Board and management believe that one of their primary responsibilities is to ensure the Company has the appropriate leadership to effectively deliver upon its business commitments. The Company’s management is actively engaged and involved in leadership development, having regular discussions of the leadership capabilities of the organization and the attraction, development and retention of critical talent to promote future success. In addition to the Company’s regular review of leadership capabilities, the Board annually conducts a detailed review of the talent strategies for the entire organization and reviews succession plans for senior leadership positions, including that of the CEO. The Board reviews high-potential employees, evaluates plans to develop their management and leadership capabilities and sanctions the strategies used to deploy these individuals most effectively. In addition to the annual review, succession is regularly discussed in executive sessions of the Board and in Board Committee meetings, as applicable. Directors become familiar with potential successors for key leadership positions through various means, including the comprehensive annual talent and succession review, Board meeting presentations and less formal interactions throughout the course of the year.

Our entire Board is responsible for implementing succession procedures for the CEO. We believe the Board, led by our Chairman, should collaborate with the CEO on the critical aspects of the succession planning process, including establishing selection criteria, identifying and evaluating candidates and making management succession decisions. The Board has procedures in place to respond to an unexpected vacancy in the CEO position, including a detailed review of the succession plan annually by the Board. It is the Board’s practice to be prepared for a planned or unplanned change in leadership in order to ensure the stability of the Company.

Board Committees and Charters

The Board has four standing Committees: Audit and Finance Committee (“AFC”); Compensation, People and Culture Committee (“CPCC”); Corporate Governance and Nominating Committee (“CGNC”); and Technology Committee (“TC”). Each Committee has a Board-approved charter which is reviewed annually by the respective Committee. Recommended changes to the charter, if any, are submitted to the CGNC and the Board for approval. The Board makes Committee and Committee Chair assignments annually at the Board meeting held in tandem with the Annual Meeting, although further changes to Committee assignments may be made from time to time as deemed appropriate by the Board. The Board has determined that the Chairs and all Committee members are independent under the applicable NYSE rules. Committee charters and current Committee membership are posted on our Investor Relations Website.

In addition to the responsibilities described below and on the following pages, the Board and its Committees also have oversight over ESG issues. For additional information on how risk oversight over ESG issues is allocated between the Board and its Committees, please see Board Oversight of ESG Issues beginning on page 13.

Audit and Finance Committee

As more fully described in its charter, the primary responsibilities of the AFC are to assist the Board in fulfilling its oversight responsibility by:

•   reviewing the Company’s financial statements and ensuring the integrity of those statements;

•   evaluating the accounting, auditing and financial reporting processes of the Company;

•   managing business and financial risk and the internal controls environment;

•   assessing the Company’s compliance with legal and regulatory requirements and ethics programs as established by management and the Board, in conjunction with any recommendations by the CGNC with respect to corporate governance standards; and

•   reviewing the reports resulting from the performance of audits by the independent auditor and the internal audit team.

In addition, the AFC provides financial oversight by:

•   evaluating the qualifications, independence and performance of the Company’s independent auditors;

•   assessing performance of the Company’s internal audit team;

•   advising on the Company’s capital structure, financial policies, capital investments, business and financial planning and related matters;

•   reviewing the Company’s tax strategies and the implications of actual or proposed tax law changes;

•   overseeing the Company’s dividend payment and share repurchase strategies, banking relationships, borrowing facilities and cash management; and

•   monitoring the Company’s compliance with covenants under its outstanding indebtedness and borrowing facilities.

15	2023 Proxy Statement

CORPORATE GOVERNANCE

The Audit and Finance Committee provides financial oversight of the Company’s management, internal audit function and independent auditors.

The AFC regularly reviews enterprise level risks (including commercial, supply chain and cybersecurity risks), compliance with laws and regulations, and audit results for corporate social responsibility metrics. The AFC also meets privately and separately with the independent registered public accounting firm, the CFO and the Vice President, Internal Audit.

In addition to meeting the independence requirement for audit committee members, the Board has determined that each current member of the AFC also meets the financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE. While the members of the AFC are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting, the Board has determined that all AFC members qualify as “audit committee financial experts” under the regulations of the SEC.

Compensation, People and Culture Committee

As more fully described in its charter, the primary responsibilities of the CPCC are to assist the Board in fulfilling its oversight responsibility by:

•   developing the overall compensation philosophy for the Company’s Executive Officers in light of the Company’s goals and objectives. The Executives are referenced in the Executive Officer section beginning on page 35 and include the NEOs shown in the CD&A on page 37 and other business unit presidents and Company executives with responsibility for major organizational functions who report to the CEO or other senior executives;

•   selecting performance measures aligned with the Company’s business strategy;

•   administering the Company’s cash and equity-based compensation plans for executives;

•   annually evaluating the corporate goals and objectives relative to the compensation for executives, and evaluating the executive officers’ performance in light of these goals and objectives;

Our Compensation, People and Culture Committee oversees our strategies and goals relating to the development of our employees throughout the organization.

•   administering benefit plans, retirement and deferred compensation or other perquisites offered to the Executive Officers and other eligible employees;

•   assessing risk relating to compensation; and

•   overseeing key talent initiatives such as diversity, inclusion and belonging.

The CPCC has the sole authority to retain such consultants and advisors as it may deem appropriate and to approve related fees and other retention terms. The CPCC has retained Semler Brossy, an independent compensation consulting firm, to advise the CPCC on executive compensation and benefit matters. Semler Brossy provides services only as directed by the CPCC. During fiscal year 2022, Semler Brossy’s services included a review of executive pay programs, a review of the compensation peer group and other pay-related matters specific to the CPCC’s charter. The CPCC has determined that Semler Brossy is independent under the rules of the NYSE and that its work for the CPCC does not raise any conflict of interest.

A consultant from Semler Brossy attends CPCC meetings and supports the CPCC by providing independent expertise on market practices and trends in executive compensation within the general industry and the peer group defined for such purposes. Additionally, the consultant provides advice regarding the composition of the Company’s peer group and analysis of peer group practices for base salary, performance-based bonus, LTIs and other compensation elements and advice on management’s proposed levels of executive compensation. Semler Brossy also advises the CPCC on compensation program design, including incentive structure, stock ownership guidelines, regulatory requirements related to executive compensation, plans submitted to shareholders for approval, governance responsibilities and such other matters as assigned by the CPCC from time to time as necessary to carry out its responsibilities under its charter.

2023 Proxy Statement	16

CORPORATE GOVERNANCE

Corporate Governance and Nominating Committee

As more fully described in its charter, the primary responsibilities of the CGNC are to assist the Board in fulfilling its oversight responsibility by:

•   evaluating potential nominees for election to the Board and determining the composition of Board Committees;

Our Corporate Governance and Nominating Committee regularly reviews best practices to ensure the proper functioning of the Board and its Committees.

•   evaluating possible conflicts of interest of Board members and the Company’s Executive Officers;

•   approving the Company’s Corporate Governance Guidelines;

•   establishing the corporate governance standards contained in the Company’s Codes of Business Conduct and Ethics;

•   advising on policies and practices of the Company in the area of corporate governance;

•   evaluating and recommending to the Board the form and amount of Director compensation;

•   performing the annual performance evaluation of the Board, the Directors and each Committee of the Board; and

•   overseeing succession procedures to be followed in the case of an emergency or the retirement of the CEO.

Technology Committee

As more fully described in its charter, the primary responsibilities of the TC are to assist the Board in fulfilling its oversight responsibility by:

Our Technology Committee meets quarterly to oversee strategy and risks related to cybersecurity, technology and data governance.

•   advising on the Company’s technology strategy;

•   overseeing the Company’s technology acquisition and development process to ensure ongoing business growth;

•   evaluating the Company’s data management and automation processes and measurement and tracking systems;

•   reviewing the Company’s technology risk management, including but not limited to the Company’s policies and safeguards for information technology, information security, prevention and detection of technology-based fraud, cybersecurity, data security and privacy, as well as risks and incidents with respect to information technology and data security;

•   reviewing the efficacy of the Company’s cybersecurity policies, controls and procedures; and

•   overseeing material technology investments.

With the oversight of the TC:

•   in addition to the Payment Card Industry Data Security Standard (PCI-DSS), Systems and Organization Controls 2 (SOC2) and Sarbanes-Oxley Act (SOX) assessments, the Company’s information security program has been assessed by a third-party advisor each of the last four years to evaluate team maturity and to evaluate any improvements or opportunities;

•   the Company delivers training on various information security and privacy topics on an annual basis to all employees, with additional technical security training provided to engineers and technology workers. The Company’s compliance team maintains and delivers the training program and tracks completion against compliance targets; and

•   phishing exercises and security awareness campaigns are also designed and delivered periodically throughout the year to all employees.

The TC also regularly reviews any information technology and data security incidents as a standing agenda item each time the TC meets.

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CORPORATE GOVERNANCE

Board Meetings and Attendance

The Board held seven formal meetings during fiscal year 2022, one of which was devoted principally to Company strategy. During the past fiscal year, the AFC held eight formal meetings and the CPCC, CGNC and TC each held four formal meetings. Each Director attended at least 75% of the aggregate of all formal meetings of the Board and the Committees on which they served during the year and overall attendance at formal meetings, on a combined basis, was 99%. Independent members of the Board met at each formal meeting of the Board in executive session without management present. Directors are expected to attend the Annual Meeting of Shareholders, if practicable. All Directors who were Directors at the time of the 2022 Annual Meeting of Shareholders attended the 2022 Annual Meeting of Shareholders.

Director Compensation and Stock Ownership Guidelines

The Company’s pay-for-performance philosophy for Director compensation reflects the Board’s belief that payment of a majority of the Director fees in the form of Common Stock aligns the interests of Directors with the interests of the Company’s shareholders and enhances Director compensation when the Company performs well. The Board believes the Director fees paid by the Company should be competitive with other companies having similar characteristics. Employee Directors of the Company are not paid any fees for serving as members of the Board. Non-employee Director compensation is discussed in this section.

Non-Employee Director Annual Compensation Elements for 2022	Amount ($)*
Director Retainer	85,000
AFC Chair Retainer	30,000
CPCC Chair Retainer	20,000
CGNC Chair Retainer	15,000
TC Chair Retainer	15,000
Grant date value of Director Equity Grant of Common Stock	150,000
Grant date value of Chairman of the Board Equity Grant of Common Stock	200,000

* Directors may elect to take some or all of their cash retainer fees in Common Stock.

Our Directors are required to hold stock having a value of at least $450,000, in excess of 5x the annual cash retainer, by their fifth anniversary of joining the Board.

Under the Director stock ownership guidelines, Directors are currently required to own Common Stock having a value of at least $450,000, in excess of five times the annual Director cash retainer, by their fifth anniversary of joining the Board. As of the Record Date, each nominee for election at the Annual Meeting had either satisfied this obligation or had time remaining to do so. Under the Company’s policy, a Director is deemed to be in compliance with the stock ownership guidelines once their holdings of Common Stock meet or exceed the threshold, and will remain in compliance, notwithstanding any decline in the value of Common Stock, unless and until the Director sells shares.

Changes for 2023

No changes were made to Director compensation elements for 2023.

2023 Proxy Statement	18

CORPORATE GOVERNANCE

Non-Employee Director Summary Compensation Table

During the fiscal year ended January 28, 2023, non-employee Directors of the Company received the following compensation for their services:

Name	Retainers Earned or Paid in Cash ($)(a)(b)	Stock Awards ($)(b)(c)	All Other Compensation ($)(d)	Total ($)
Shellye L. Archambeau*	—	—	1,622	1,622
Stacy Brown-Philpot	100,000	149,987	21,281	271,268
James L. Donald	115,000	149,987	19,491	284,478
Kirsten A. Green	85,000	149,987	19,375	254,362
Glenda G. McNeal	100,000	149,987	30,452	280,439
Brad D. Smith*	—	—	1,051	1,051
Bradley D. Tilden	85,000	349,987	4,862	439,849
Mark J. Tritton	105,000	149,987	15,823	270,810
Amie Thuener O’Toole	85,000	149,987	7,985	242,972
Atticus N. Tysen**	—	—	—	—

*Shellye Archambeau and Brad Smith retired from the Board at the end of their respective terms in May 2022 and did not receive director retainers during the fiscal year ended January 28, 2023.

**Atticus Tysen was appointed to the Board on January 3, 2023 and received no compensation in the fiscal year ended January 28, 2023. He received a pro-rata stock award and pro-rata cash retainer in fiscal year 2023 to reflect his service in the quarter prior to the Annual Director payments to be made in May 2023.

The above table does not include Eric D. Sprunk, who was appointed after the fiscal year ended January 28, 2023.

(a) Retainers Earned or Paid in Cash

The amounts reported reflect the cash retainer paid to each non-employee Director, whether or not such retainers were deferred. Stacy Brown-Philpot received $15,000 in cash for service as Chair of the TC. James Donald received $30,000 in cash for service as Chair of the AFC. Glenda McNeal received $15,000 in cash for service as Chair of the CGNC. Mark Tritton received $20,000 in cash for service as Chair of the CPCC.

(b) Deferred Compensation Program

Non-employee Directors may elect to defer all or a part of their cash retainers and stock awards under the DDCP. Directors are required to make advance elections to defer the receipt of retainers or stock awards, and all deferral elections generally are irrevocable. Directors are also required to make advance elections about the form and timing of distribution of their deferred cash retainers or stock awards.

In 2022, cash deferrals could be directed among 9 deemed investment alternatives and gains and losses for cash deferrals were posted to the Director’s account daily based on their investment elections. In addition, plan participants were offered a fixed rate option of 4.36% in 2022, which was not subsidized by the Company, but rather was a rate based on guaranteed contractual returns from a third-party insurance company provider. Deferred stock awards are credited to the Director’s account as units. Each unit in the DDCP is equal in value to the price of one share of Common Stock. Each deferred unit is credited with dividends, in the form of additional units, to the same extent as a share of Common Stock.

During the fiscal year ended January 28, 2023, Stacy Brown-Philpot deferred 100% of her stock award into the DDCP, Glenda McNeal deferred 100% of her cash retainer into the DDCP and Bradley Tilden deferred 100% of his cash retainer and 100% of his stock award into the DDCP.

(c) Stock Awards

The amounts reported reflect the grant date fair value associated with each Director’s stock awards. Director stock awards are generally made on the first open trading day following the Annual Meeting. Fractional shares are not awarded or paid in cash. In recognition of the significant time and attention in performing the duties required of the position, our Chairman of the Board is annually awarded an additional stock award having a grant date value of $200,000.

(d) All Other Compensation

All Directors, their spouses and eligible children may participate in the Company’s employee merchandise discount program. The program provides a discount of 33% for purchases at Nordstrom stores and Nordstrom.com and 20% for purchases at Nordstrom Rack stores, NordstromRack.com and our restaurants. A 40% discount is available at certain times of the year on specific merchandise. The merchandise discount provided to the Directors is the same as for all other eligible management and high-performing non-management employees. During the fiscal year ended January 28, 2023, All Other Compensation consisted only of merchandise discounts for all Directors.

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CORPORATE GOVERNANCE

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 28, 2023, no member of the CPCC was an employee or officer of the Company or any of its subsidiaries or had any relationship otherwise requiring disclosure.

Codes of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our CEO, CFO, CAO and persons performing similar functions. We have also adopted a Directors’ Code of Business Conduct and Ethics that applies to all of our non-employee Directors. Copies of each of these codes are posted on our Investor Relations Website. A grant of a waiver from a provision of the codes requiring disclosure under applicable SEC rules, if any, will be disclosed on our Investor Relations Website.

Hedging and Pledging Policies

Our insider trading policy prohibits Directors and Executive Officers from engaging in hedging or short sale transactions with respect to the Company’s Common Stock. With respect to pledging of Common Stock, our insider trading policy also subjects Directors and Executive Officers to a pre-clearance requirement and other restrictions, including that pledged shares may not be counted toward the Company’s stock ownership guidelines. Employees who are not Executive Officers or certain other key insiders are not covered by these policies. Our Executive Officers, in the aggregate, have less than 0.1% of the Company’s outstanding shares pledged to third parties.

Shareholder Engagement

Nordstrom recognizes the value of, and is committed to engaging with, our shareholders, as our relationship with the investment community is an important part of our success. Our engagement efforts allow us to better understand our shareholders’ priorities and provide us with critical input about the issues that matter most to them. These conversations provide invaluable insight into our shareholders’ perspectives, and the Board and its Committees take into account shareholder views and ideas, among other considerations, when making decisions relating to the Company’s business and long-term strategy.

We also conduct outreach throughout the year to ensure we understand and are aware of the issues that matter most to our shareholders and are able to address them appropriately. Throughout this past year, the Company interacted with the investment community and provided access to select members of management through its participation in a series of investor conferences, meetings hosted by sell-side investment analysts, management-hosted store tours and governance meetings.

We plan to continue engagement and outreach with the investment community as we seek to further enhance our understanding of shareholder priorities.

Website Access to Corporate Governance Documents

The charters for each of the standing Committees of the Board, the Company’s Corporate Governance Guidelines, the Articles of Incorporation, the Bylaws, the Code of Business Conduct and Ethics and the Director Code of Business Conduct and Ethics, as well as all Company filings made with the SEC, may be accessed on our Investor Relations Website.

2023 Proxy Statement	20

ESG ISSUES

Diversity, Equity, Inclusion and Belonging

Our commitment to fostering a diverse, equitable and inclusive environment is key to our mission of helping our customers feel good and look their best. Over the past several years, we’ve amplified our efforts in this area and set specific ambitions to achieve by the end of 2025, which include:

•   Delivering $500 million in retail sales from brands owned by, operated by or designed by Black and/or Latinx individuals;

•   Aiming to increase representation of Black and Latinx individuals in people-manager roles by at least 50% on average; and

•   Leveraging our internship program and other initiatives to help us reach qualified candidates early in their careers, with an ambition, on average, of at least 50% of participants in these programs coming from underrepresented populations.

To lead and drive this work, we’ve operationalized diversity, equity, inclusion and belonging through consistent reviews with Erik Nordstrom, our CEO, and Farrell Redwine, our Chief Human Resources Officer. In addition, our diversity, equity, inclusion and belonging team serves as a center of excellence within the human resources organization and collaborates with leaders across the business to develop and embed diverse, equitable and inclusive strategies.

Progress toward our diversity, equity, inclusion and belonging ambitions is tracked and reviewed regularly by Nordstrom’s Executive Officers and Board. We’re committed to transparency and periodically report our progress on these ambitions.

To learn more about our ESG initiatives, please refer to our most recent corporate social responsibility report and other information available on our website at nordstrom.com/browse/nordstrom-cares. The information contained or referred to on our website is not deemed to be incorporated by reference into this Proxy Statement unless otherwise expressly noted.

Driving Equity

We believe in equity throughout the retail industry and aim to use our resources, influence and platform to foster greater representation of diversity.

As a leader in our industry, we also have a responsibility to welcome a broader base of customers to our stores and find creative ways to serve them on their terms. We’ve committed to delivering $500 million in retail sales from brands owned, operated or designed by Black and/or Latinx individuals by 2025. In 2022, we sold more than $245 million toward that goal, reaching about 250 diverse brands in our assortment. Our intent is to provide a more diverse product offering to a wider swath of consumers and to consciously collaborate with and support emerging brands, finding creative ways to highlight their products in our stores and online. Throughout the year, customers can easily discover and shop these brands on Nordstrom.com through our Black-founded, Latinx-founded and Inclusive Beauty categories.

In 2021, we were the first retailer to sign a ten-year agreement with the Fifteen Percent Pledge. By doing so, we committed to growing, by a degree of ten, our purchases from businesses owned or founded by Black individuals by the end of 2030. To help reach this goal, we created #BuyBlack market pop-ups during Black Business Month in 2022 to highlight and make it easy for customers to shop a rotating selection of local Black businesses.

Creating an Inclusive Culture

We are committed to making Nordstrom a great place for our employees to grow meaningful careers while feeling included and supported and have several internal initiatives underway to facilitate belonging and connection among our teams. One way we do this is through our employee-led, Company-sponsored Employee Resource Groups, which represent a variety of seen and unseen identities.

21	2023 Proxy Statement

ESG ISSUES

In 2022, eight groups served and were led by our employees, providing Company-wide programming to advance understanding and celebrate voices from across our organization:

•   AsPIRE (Asian Pacific-Islander Resources for Employees)

•   Black Employee Network

•   ¡Hola! (Latinx)

•   NordstromPLUS (LGBTQIA+)

•   Nordstrom Veterans Group

•   Parents@Nordstrom

•   Thrive (Diverse Ability)

•   Women in Nordstrom

We are committed to making a positive difference in the world, and that starts with creating an outstanding workplace experience for our employees.

We seek to listen to and learn from employees across our organization by cultivating an open-door policy, conducting regular listening sessions and utilizing our annual Voice of the Employee survey. We regularly review survey results against industry benchmarks to hold ourselves accountable as we continue to improve and evolve our workplace environment.

We are committed to creating a culture where employees feel as if they can bring their whole selves to work and achieve their career goals through ongoing growth and development opportunities and fair and transparent performance management and promotion processes.

Strengthening Our Talent Pipeline

We believe we have a role to play in contributing to the positive change that’s needed to address systemic racial inequity. We have several initiatives in place to improve pathways into fashion and retail for diverse communities as we work toward our 2025 ambitions.

In 2022, we expanded and strengthened our talent pipelines in collaboration with the OneTen Coalition and in partnership with Morehouse College, where we supported the launch of a new product management track. Starting in the spring 2023 semester, Nordstrom leaders and technologists will teach and mentor students enrolled in the program.

We also sponsored Historically Black Colleges and Universities (“HBCU”) Battle of the Brains, a 24-hour hackathon where students from HBCUs across the United States worked to solve real-world problems for large organizations and startups. By joining forces with best-in-class events like HBCU Battle of the Brains, we continue to seek out ways to attract a talented and diverse workforce.

Corporate Social Responsibility

We believe the responsibility we have to our employees, customers and communities extends well beyond our operations.

Our values have long served as a north star for our company — they are deeply embedded in the way we do business and guide the decisions we make, the partnerships we form and the causes we support.

We believe the responsibility we have to our employees, customers and communities extends well beyond our operations. Our ambition is to make meaningful, positive contributions in the communities where we operate and produce, take responsibility for the impacts of our business, and pursue innovation that raises the bar for social and environmental issues in fashion and retail. We aim to inspire our customers to practice conscious consumption and offer them several ways to do so.

Our Corporate Social Responsibility strategy set in 2020 includes five-year goals focused on environmental sustainability, human rights and corporate philanthropy. Within these three categories, we’ve identified specific impact areas and set measurable goals that are integrated into the work of teams across our business. These goals guide us as we work to address areas where our company and industry have the most impact and create positive change.

2023 Proxy Statement	22

ESG ISSUES

Taking Care of the Planet

We are committed to improving the sustainability of our operations and product value chains. To that end, we are setting science-based targets to reduce our contribution to global climate change and are working to minimize plastic and packaging waste in our supply chain.

As we work toward our 2025 sustainability goals, we continue to invest in partnerships and new initiatives that invite our customers, our industry peers and our employees to join in our efforts.

•   BEAUTYCYCLE: We expanded our BEAUTYCYCLE program to Nordstrom Rack stores. This program allows us to accept beauty packaging waste materials that typically cannot be placed in curbside recycling bins. Through BEAUTYCYCLE, we took back more than 25 tons of beauty packaging in 2022, compared with 5 tons in 2021. Through the BEAUTYCYCLE program, we aim to take back 100 tons of beauty packaging by 2025.

•   Sustainable Style: First introduced in 2019, our Sustainable Style category makes it easy for customers to find consciously manufactured products that align with their values. At the end of 2022, about 5% of our Nordstrom banner digital assortment was comprised of products that qualify for our Sustainable Style category, including products from new brand partners like Allbirds and PANGAIA. Our goal is to bring that number to 15% by 2025.

•   Plastic to Paper: In 2022, we began replacing our plastic Nordstrom Rack shopping bags with paper bags in support of our goal to reduce single-use plastic in our value chain by 50%. As stores transition to paper bags, we will make enormous progress on our goal: an 853-ton reduction in plastic use. In addition, we will source half of the new bags from a domestic supplier, reducing associated carbon emissions.

Respecting Human Rights

We are committed to creating safe and fair workplaces for the people who make our products. As a part of this, we have rigorous standards in place to protect human rights throughout our value chain and seek to partner with suppliers that share our commitment to producing quality products through ethical business practices. Our Partner Code of Conduct and supporting policies lay the foundation for our supplier expectations, and our partners throughout our value chain are required to adhere to these standards and commitments.

In 2022, we worked with experts to implement a comprehensive process involving both internal and external stakeholders to identify salient human rights risks across our operations. We launched two impact assessments — a corporate human rights impact assessment and a forced labor impact assessment — to better understand our risks. These assessments help us to target effective policies and management processes to protect people and communities across Nordstrom operations. We also hit an important milestone on our journey to invest in women’s empowerment throughout our value chain: almost 50% of Nordstrom Made products were produced in factories that offer women’s empowerment training, bringing us closer to our goal of producing 90% of Nordstrom Made products in factories that invest in women’s empowerment by 2025.

23	2023 Proxy Statement

ESG ISSUES

Investing in Our Communities

One of our central values in corporate philanthropy is providing basic needs for youth and families in the communities where we are located. In 2022, our employees teamed up with Shoes That Fit and Nike to deliver brand-new shoes to kids across the country. Along with our customers, we exceeded our goal to raise $1 million and donate more than 40,000 pairs of shoes to kids in local communities.

On Giving Tuesday, we launched our holiday giving campaign with our partners Big Brothers Big Sisters and Operation Warm, raising funds with our customers to foster mentoring relationships and to donate more than 20,000 coats to kids who need them most.

Throughout 2022, we donated over $12 million to more than 270 organizations located in the communities where we do business. In addition, our employees gave to over 2,900 nonprofit organizations, which we supported with 100% matching. Together with our customers and our employees, we used our platform to drive about $16 million in nonprofit donations based in the U.S. and Canada.

Awards

We are humbled to have been recognized over the years for our commitment to providing great service and creating a culture where every customer and employee is welcome, respected and able to be their authentic selves.

In 2022, we were included on Fortune’s list of Most Admired Companies, Newsweek’s America’s Best Customer Service list and Forbes’ World’s Best Employers list. For 17 consecutive years, Nordstrom has scored 100% on the Human Rights Campaign’s Corporate Equality Index, which rates companies on their policies and practices toward the LGBTQ community.

In addition, since launching our BEAUTYCYCLE recycling program in 2020, we have been awarded with Good Housekeeping’s Sustainable Innovation award and Elle’s Green Beauty Star award.

These recognitions are a testament to our incredible people who continue to bring the heritage of service and values to life at Nordstrom.

2022 CORPORATE SOCIAL RESPONSIBILITY HIGHLIGHTS

2023 Proxy Statement	24

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board recommends a vote FOR each Director nominee.

Eleven nominees, recommended by the Board, will be elected at the Annual Meeting, each to hold office until the 2024 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. All of the nominees listed in this Proposal 1 are currently Directors of the Company.

Director Qualifications, Experience and Nominating Process

The CGNC is responsible for identifying and recommending to the Board the nominees to stand for election as Directors at each Annual Meeting of Shareholders or, if applicable, at a special meeting of shareholders, or to be appointed to fill vacancies on the Board.

In nominating Director candidates or appointing new Directors, the CGNC considers such factors as it deems appropriate, including whether there are any evolving needs of the Board with respect to a particular field, skill or experience, with the goal of assisting the Board in providing oversight of and strategic advice to Company management. These factors may include judgment, skill, experience with businesses and other organizations, the candidate’s experience and skill set relative to those of other members of the Board, the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board and any other factors the Board deems appropriate. In particular, the Board considers the following important in evaluating candidates for Directors:

DESIRED SKILL	NORDSTROM BUSINESS CHARACTERISTICS	WHAT THE SKILL REPRESENTS
Retail Industry	We are a leading fashion retailer devoted to helping customers feel good and look their best.	Large national-scale retail company experience.
Marketing & Customer Experience	As customer expectations change, we must evolve our core value of providing excellent customer service to meet customers on their terms.	Expertise in customer service and background in marketing leadership.
Online Scale & Growth	Over the past several years, we have made investments to transform into a digital-first business to meet shifting customer expectations.	Experience leveraging online platforms to grow and scale business.
Risk & Crisis Management

With a large workforce and operations across the United States and Canada, we are subjected to frequent emerging risks and crises. We are committed to accurate and disciplined management of those risks and crises, legal and regulatory compliance, and accurate disclosure.

Experience helping organizations navigate fast-paced and dynamic situations involving emerging risks and crises.
Business Transformation

In our effort to give customers the most relevant products, we are changing the way we’ve historically thought about our business model – developing and entering into novel arrangements with brands around the world to give our customers more choices than ever before.

Expertise in overseeing the transformation of business in a dynamic, ever-changing industry.
CEO Experience	With more than 350 retail locations across the United States and in Canada, as well as multiple supply chain facilities and a robust digital presence, we are a large and complex organization.	Experience as a Chief Executive Officer.
Financial Expertise	We are a large public company requiring complex financial forecasts, reporting and other business considerations.	Ability to understand financial data and use that data to make decisions around business strategy.
Technology Expertise	We are continually investing in technology to enhance the customer experience.	Demonstrated leadership and expertise relating to digital platforms, information technology, data security, and/or data analytics.
Diversity, Equity, Inclusion and Belonging	Our commitment to fostering a diverse, equitable, and inclusive environment is key to our mission of helping our customers feel good and look their best.	Demonstrated leadership and experience relating to diversity, equity, inclusion and belonging related matters.
25	2023 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

In addition to these factors, the Committee also considers a Director candidate’s diversity of background during the evaluation and selection process of nominees. In this context, diversity is broadly construed to mean varied skills, backgrounds and experiences, which include gender and ethnicity, as well as other differentiating characteristics, all in the context of the requirements and needs of the Board at that point in time. The Committee does not have a formal policy regarding how diversity of background should be applied in identifying or evaluating Director candidates, and, depending on the current needs of the Board, the Committee may weigh certain factors more or less heavily.

The Committee will consider the qualifications of Director candidates recommended by shareholders, and evaluate each of them using the same criteria the Committee uses for incumbent candidates. Shareholders who wish to submit nominees for election as Directors should follow the procedures described on page 87. No Director candidates were recommended by our shareholders for election at the Annual Meeting. We received notice from a shareholder stating its intention to nominate two candidates for election to the Board at the Annual Meeting, which notice was later withdrawn.

Collectively, our Directors bring to our Board a wealth of executive leadership experience derived from their service as senior executives of complex corporations. As a group, they also bring extensive Board experience and a diversity of perspectives on the challenges facing the Company and the retail industry at this time.

The chart below outlines some of the qualifications each Director candidate brings to the Board. However, the lack of a mark in any specific box does not mean that the candidate does not possess that qualification. Instead, the skills and qualifications noted below are those reviewed by the CGNC and the Board in making nomination decisions and as part of the Board succession planning process. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide strategic advice and effective oversight to Company management.

Nominee Characteristics

Director Nominees
	Stacy Brown- Philpot	James L. Donald	Kirsten A. Green	Glenda G. McNeal	Erik B. Nordstrom	Peter E. Nordstrom	Eric D. Sprunk	Amie Thuener O’Toole	Bradley D. Tilden	Mark J. Tritton	Atticus N. Tysen	Totals
Retail Industry												7/11
Marketing & Customer Experience												9/11
Online Scale & Growth												10/11
Risk & Crisis Management												8/11
Business Transformation												10/11
CEO Experience												5/11
Financial Expertise												9/11
Technology Expertise												6/11
Diversity, Equity and Inclusion												6/11
Gender	Female	Male	Female	Female	Male	Male	Male	Female	Male	Male	Male	4/11 Female
Racially/Ethnically Diverse	Black	White	White	Black	White	White	White	White	White	White	White	2/11 Diverse
2023 Proxy Statement	26

PROPOSAL 1: ELECTION OF DIRECTORS

Our Director Nominees

Information related to the Director nominees is set forth below and on the following pages, including age, and the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director for the Company.

Independent Director Joined the Board: 2017 Age 47 Nordstrom Board Committee Memberships TC (Chair) AFC

Stacy Brown-Philpot

Skills and Qualifications

Ms. Brown-Philpot brings to the Board innovation, operational and entrepreneurial experience, digital, branding and marketing expertise, as well as financial and accounting skills. She provides unique insights to elevate the consumer experience in a global digital economy, as well as needed insights into the attraction and retention of technology talent, with a particular emphasis on technology talent from underrepresented communities. Her service on the board of HP, Inc. provides her with experience in corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

Career Highlights

•   2016 to 2020: Chief Executive Officer of TaskRabbit, Inc., a digital home services labor platform company

•   2013 to 2016: Chief Operating Officer of TaskRabbit, Inc.

•   2012: Entrepreneur-in-Residence at Google Ventures, the venture capital investment arm of Alphabet, Inc.

•   Prior to 2012: various directorial positions at Google, including two years as the company’s Senior Director of Global Consumer Operations; Senior Analyst at Goldman Sachs; Senior Associate at PricewaterhouseCoopers

	Other Current Public Boards	Previous Public Boards in Past 5 Years
	HP, Inc. (since 2015)	None
Independent Director Joined the Board: 2020 Age 69 Nordstrom Board Committee Memberships CPCC (Chair) AFC

James L. Donald

Skills and Qualifications

Mr. Donald brings to the board over 45 years of experience in leadership roles at consumer-facing businesses ranging from hospitality to retail. Mr. Donald has a wealth of knowledge and expertise in navigating the fast-paced and dynamic environment facing the Company today. In addition, his proven track record of leading large companies through complex and challenging environments makes him an invaluable resource to the board.

Career Highlights

•   2019 to present: Co-Chairman of the Board for Albertsons Companies, one of the largest food and drug retailers in the United States

•   2019: Chief Executive Officer of Albertsons

•   2018: President and Chief Operating Officer of Albertsons

•   2013 to 2015: Chief Executive Officer of Extended Stay America, Inc., one of the largest integrated hotel owner/operators in the United States.

•   Prior to 2013: Chief Executive Officer of Haggen, Inc.; Chief Executive Officer of Starbucks Corporation

	Other Current Public Boards	Previous Public Boards in Past 5 Years
	Albertsons Companies, Inc. (since 2019)	None
27	2023 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director Joined the Board: 2019 Age 51 Nordstrom Board Committee Memberships AFC TC

Kirsten A. Green

Skills and Qualifications

Ms. Green brings to the Board extensive experience in consumer and digital commerce focused businesses and provides unique insights with respect to the challenges and opportunities of today’s rapidly evolving digital commerce landscape. Ms. Green has deep domain expertise and an understanding of consumer behaviors, brand building and products.

Career Highlights

•   2010 to present: Founder and Managing Partner of Forerunner Ventures, a venture capital firm. In her role with Forerunner Ventures, Ms. Green has served on the boards of directors of numerous private companies since 2013

•   Prior to 2010: Equity Research Analyst at Banc of America Securities; Senior Associate at Deloitte & Touche LLP

	Other Current Public Boards	Previous Public Boards in Past 5 Years
	Hims and Hers Health, Inc. (since 2020)	Northern Star Investment Corp. II (2021 to 2023) Northern Star Investment Corp. IV (2021 to 2023)
Independent Director Joined the Board: 2019 Age 62 Nordstrom Board Committee Memberships CGNC (Chair) CPCC

Glenda G. McNeal

Skills and Qualifications

Ms. McNeal brings to the Board extensive experience in business development, innovation and customer relationship management, as well as financial, accounting and senior leadership skills. Ms. McNeal provides unique insights on strategic planning, risk oversight and operational matters. Ms. McNeal’s service on public company boards provides her with experience with corporate governance matters and key skills in working with directors, understanding board processes and functions, and assessing risk and overseeing management.

Career Highlights

•   2017 to present: President Enterprise Strategic Partnerships of American Express, a globally integrated payments company

•   2011 to 2017: Executive Vice President and General Manager of the Global Client Group of American Express

•   1989 to 2011: positions of increasing responsibility at American Express

•   Prior to 1989: Arthur Andersen, LLP; the investment banking firm of Salomon Brothers, Inc.

	Other Current Public Boards	Previous Public Boards in Past 5 Years
	None	RLJ Lodging Trust (2011 to 2022)
2023 Proxy Statement	28

PROPOSAL 1: ELECTION OF DIRECTORS

Director Joined the Board: 2006 Age 59 Nordstrom Board Committee Memberships None

Erik B. Nordstrom

Skills and Qualifications

Mr. Nordstrom has spent more than 40 years with the Company, holding positions of increasing responsibility that have spanned all aspects of the retail business. Through roles in buying, regional management, digital and store operations, he has gained a deep understanding of the customer and the foresight needed to navigate an evolving industry. Throughout his tenure, he has driven critical investments in new capabilities to blend the digital and physical experiences, bringing Nordstrom closer to customers and serving them how, where and when they want to shop. He was recently recognized by Barron’s as one of the top CEOs of 2022. In 2021 Mr. Nordstrom joined the board of directors for The Jim Pattison Group, a diversified holding company and one of Canada’s largest privately held companies.

Career Highlights

•   2020 to present: Chief Executive Officer of Nordstrom, Inc.

•   2015 to 2020: Co-President of Nordstrom, Inc.

•   2014 to 2015: Executive Vice President and President, Nordstrom.com of Nordstrom, Inc.

•   2006 to 2014: Executive Vice President and President, Stores of Nordstrom, Inc.

•   2000 to 2006: Executive Vice President, Full-Line Stores of Nordstrom, Inc.

•   2000: Executive Vice President and Northwest General Manager of Nordstrom, Inc.

•   1995 to 2000: Co-President of Nordstrom, Inc.

•   1979 to 1995: various other management and sales positions of increasing responsibility

	Other Current Public Boards	Previous Public Boards in Past 5 Years
	None	None

Erik Nordstrom and Peter Nordstrom are brothers, great-grandsons of the Company’s founder and the second cousins of James Nordstrom, Jr., Chief Stores Officer for the Company.

Director Joined the Board: 2006 Age 61 Nordstrom Board Committee Memberships None

Peter E. Nordstrom

Skills and Qualifications

Mr. Nordstrom has spent more than 40 years with the Company, holding positions of increasing responsibility that have spanned all aspects of the retail business. Throughout his career, he has helped Nordstrom innovate the customer shopping experience and redefine the role fashion plays in customers’ lives through bold investments in emerging categories and partnerships with both established and new brands and designers. He has led major strategic initiatives that have strengthened Nordstrom’s reputation in the fashion industry and kept the brand relevant, such as building the designer offering, evolving Nordstrom’s mix of brands and categories and bringing in limited distribution brands as exclusive partners. He also hosts The Nordy Pod, Nordstrom’s first podcast, which he launched in 2022.

Career Highlights

•   2020 to present: President & Chief Brand Officer of Nordstrom, Inc.

•   2015 to 2020: Co-President of Nordstrom, Inc.

•   2006 to 2015: Executive Vice President and President, Merchandising of Nordstrom, Inc.

•   2000 to 2006: Executive Vice President, Full-Line Stores of Nordstrom, Inc.

•   2000: Executive Vice President and Director of Full-Line Store Merchandise Strategy of Nordstrom, Inc.

•   1995 to 2000: Co-President of Nordstrom, Inc.

•   1978 to 1995: various other management and sales positions of increasing responsibility

	Other Current Public Boards	Previous Public Boards in Past 5 Years
	None	None

Erik Nordstrom and Peter Nordstrom are brothers, great-grandsons of the Company’s founder and the second cousins of James Nordstrom, Jr., Chief Stores Officer for the Company.

29	2023 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director Joined the Board: 2023 Age 59 Nordstrom Board Committee Memberships None

Eric D. Sprunk

Skills and Qualifications

Mr. Sprunk brings to the Board more than 25 years of leadership experience in the consumer retail industry and a track record of driving financial performance and large-scale transformations within a complex global business. He has significant experience in marketing, finance and accounting as well as operational expertise in key functions that include manufacturing, sourcing, sales and procurement, and product development. His service on public company boards provides additional experience with corporate governance matters, assessing risk and overseeing management.

Career Highlights

•   2013 to 2020: Chief Operating Officer of Nike Inc., a global apparel company

•   2008 to 2015: Executive Vice President of Global Product and Merchandising of Nike

•   2001 to 2008: Executive Vice President of Global Footwear of Nike

•   1993 to 2001: Various executive roles at Nike, including Vice/General Manager of America’s Region, General Manager of Footwear Europe, Middle East and Africa, and Chief Financial Officer of Europe, Middle East and Africa

•   1987 to 1993: Certified public accountant at Price-Waterhouse

	Other Current Public Boards	Previous Public Boards in Past 5 Years
	Bombardier Inc. (2021 to present)	None
General Mills, Inc. (2015 to present)
Independent Director Joined the Board: 2022 Age 48 Nordstrom Board Committee Memberships AFC (Chair) TC

Amie Thuener O’Toole

Skills and Qualifications

Ms. Thuener O’Toole brings to the Board more than 25 years of finance and accounting experience. Her experience in a variety of senior leadership roles at some of the world’s most innovative companies brings valuable perspectives in finance and accounting matters, including financial planning and reporting, risk assessment, incentive compensation plans and finance advice and support for all mergers and acquisitions activities. She brings to the Board a wealth of knowledge and expertise regarding strategic finance in the context of a rapidly growing and quickly-changing business.

Career Highlights

•   2018 to present: Vice President and Chief Accounting Officer of Alphabet Inc., one of the world’s leading technology conglomerate holding companies

•   2013 to 2018: Vice President and Chief Accountant of Alphabet Inc.

•   1996 to 2012: Managing Director, Transaction Services of PricewaterhouseCoopers

	Other Current Public Boards	Previous Public Boards in Past 5 Years
	None	None
2023 Proxy Statement	30

PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director Joined the Board: 2016 Age 62 Nordstrom Board Committee Memberships CGNC

Bradley D. Tilden

Skills and Qualifications

Mr. Tilden brings to the Board executive, operational, strategic planning and financial experience, as well as insights with respect to customer rewards programs in the consumer services industry. Mr. Tilden’s public company board service provides him with experience with corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

Career Highlights

•   2021 to 2022: Chairman of Alaska Air Group, Inc., an airline holding company comprised of Alaska Airlines, Inc., and Horizon Air, Inc.

•   2014 to 2021: Chairman and Chief Executive Officer of Alaska Air Group, Inc.

•   2012 to 2014: President and Chief Executive Officer of Alaska Air Group, Inc.

•   2008 to 2012: President of Alaska Air Group, Inc.

•   2002 to 2008: Executive Vice President of Finance and Planning of Alaska Air Group, Inc.

•   2000 to 2008: Chief Financial Officer of Alaska Air Group, Inc.

•   Prior to 2000: Vice President of Finance at Alaska Air Group, Inc.; PricewaterhouseCoopers

	Other Current Public Boards	Previous Public Boards in Past 5 Years
	None	Alaska Air Group, Inc. (2010 to 2022)
Independent Director Joined the Board: 2020 Age 59 Nordstrom Board Committee Memberships CPCC CGNC

Mark J. Tritton

Skills and Qualifications

Mr. Tritton brings to the Board over 30 years of experience in retail and apparel businesses, providing him deep insights into consumer behavior, brand building and operational matters which are key to the Company’s business. In addition, as a former CEO of a public company retailer, Mr. Tritton has unique insights into the challenges facing our Company and our industry.

Career Highlights

•   2019 to 2022: President and Chief Executive Officer of Bed Bath & Beyond Inc., an omnichannel retailer selling a wide assortment of domestic merchandise and home furnishings online and through several brand retail storefronts

•   2016 to 2019: Executive Vice President and Chief Merchandising Officer of Target Corporation, an omnichannel retailer selling everyday essentials and fashionable, differentiated merchandise at discounted prices online and through several brand retail storefronts

•   2009 to 2016: Executive Vice President and Division President of the Nordstrom Product Group of Nordstrom, Inc.

	Other Current Public Boards	Previous Public Boards in Past 5 Years
	None	Bed Bath & Beyond Inc. (2019 to 2022)
31	2023 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director Joined the Board: 2023 Age 57 Nordstrom Board Committee Memberships None

Atticus N. Tysen

Skills and Qualifications

Mr. Tysen brings to the board more than three decades of engineering and information security experience. Mr. Tysen also has a wealth of knowledge and expertise regarding technology, cybersecurity and fraud prevention in the context of a rapidly growing and quickly-changing business. His background will add to the diversity of experience already represented across our Board and help us hone an increasingly important area of focus for the retail industry.

Career Highlights

•   2021 to present: SVP Product Development, Chief Information Security and Fraud Prevention Officer of Intuit Inc., a global provider of business and financial management solutions

•   2020 to 2021: SVP, Chief Information Security Officer, Chief Fraud Prevention Officer and Chief Information Officer of Intuit Inc.

•   2013 to 2020: SVP and CIO of Intuit Inc.

	Other Current Public Boards	Previous Public Boards in Past 5 Years
	None	None
2023 Proxy Statement	32

AUDIT AND FINANCE COMMITTEE REPORT

The AFC operates under a written charter adopted by the Board. The charter contains a detailed description of the scope of the AFC’s responsibilities and how they will be carried out. The AFC’s charter is available on our Investor Relations Website.

The AFC currently consists of four Directors, each of whom has been determined by the Board to meet the heightened independence requirements under SEC and NYSE Listed Company Rules. In addition, the Board has determined that each member of the AFC is an “audit committee financial expert” under SEC rules.

The AFC serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. As part of its responsibilities for oversight of the Company’s Enterprise Risk Management process, the AFC reviews and discusses Company policies and processes with respect to risk assessment and risk management, including discussions of individual risk areas. Management is responsible for the Company’s internal controls and the financial reporting process. Deloitte, the Company’s independent registered public accounting firm, reports to the AFC, and is responsible for performing an integrated audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards generally accepted in the United States of America.

Deloitte and the Company’s internal auditors have full access to the AFC. The auditors meet with the AFC at each of the AFC’s regularly scheduled meetings, with and without management being present, to discuss appropriate matters. The AFC has also discussed with the independent auditors the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board and the SEC. The AFC has the sole authority to engage, evaluate and terminate the Company’s independent auditors. The AFC also pre-approves all auditing services, internal control-related services and permitted non-audit services to be performed by the Company’s independent auditors, and periodically reviews whether to request proposals for the engagement of the independent audit firm. The AFC recommended to the Board that the audited consolidated financial statements for the fiscal year ended January 28, 2023 be included in the Company’s 2022 Annual Report for such fiscal year, based on the following actions by the Committee:

•   review of the Company’s audited consolidated financial statements with management;

•   review of the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company;

•   review of the Company’s Disclosure Committee practices and the certifications prepared each quarter in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;

•   review with management of the critical accounting estimates on which the financial statements are based, as well as its evaluation of alternative accounting treatments;

•   receipt of management representations that the Company’s financial statements were prepared in accordance with GAAP;

•   review, with management, the internal auditors and Deloitte, of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Deloitte’s evaluation of the Company’s internal control over financial reporting;

•   review, with legal counsel and management, of contingent liabilities;

•   receipt of the written disclosures and letter from Deloitte required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with AFCs Concerning Independence; and

•   review, with Deloitte, of Deloitte’s independence, the audited consolidated financial statements, the matters required to be discussed by Auditing Standard No. 16 Communications with AFCs, as amended, and other matters, including Rule 2-07 of SEC Regulation S-X.

Audit and Finance Committee

Amie Thuener O’Toole, Chair	Stacy Brown-Philpot	James L. Donald	Kirsten A. Green
33	2023 Proxy Statement

PROPOSAL 2:   RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends a vote FOR this proposal.

The AFC, consistent with NYSE and SEC rules, has appointed Deloitte to be the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2024. Deloitte and its predecessors have served as the Company’s independent registered public accounting firm for over 50 years, including the fiscal year ended January 28, 2023. As a matter of good corporate practice to provide shareholders an avenue to express their views on this matter, the Board has determined to seek shareholder ratification of Deloitte’s appointment at this time. If the shareholders do not ratify the appointment of Deloitte, the Board will reconsider the appointment. A representative of Deloitte will attend the Annual Meeting to respond to questions and to make a statement if desired.

Audit Fees

The following table summarizes fees billed or expected to be billed to the Company in connection with services by Deloitte:

	Fiscal Year Ended January 28, 2023		Fiscal Year Ended January 29, 2022
Type of Fee	($)	(%)	($)	(%)
Audit Fees(a)	3,658,000	89	3,411,000	86
Audit-Related Fees(b)	389,000	9	465,000	12
Tax Fees(c)	67,000	2	—	—
All Other Fees(d)	—	—	68,000	2
TOTAL	4,114,000	100	3,944,000	100

(a)  Audit Fees primarily relate to fees for services for: (i) auditing the consolidated financial statements of the Company; (ii) reviewing the interim financial information of the Company included in its Form 10-Qs; and (iii) auditing the Company’s internal control over financial reporting. Substantially all of Deloitte’s work on these audits was performed by full-time, regular employees and partners of Deloitte and its affiliates.

(b)  Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting, services related to the issuance of the Company’s securities and accounting research tool subscription fees. This amount does not reflect additional amounts of $383,246 for fiscal year ended January 28, 2023 and $364,500 for fiscal year ended January 29, 2022 which were reimbursed to the Company by its banking partner in connection with the System and Organization Controls report related to the Company’s credit card servicing activities.

(c)  Tax Fees related to advice and recommendations on Canadian customs and import duty filings for the fiscal year ended January 28, 2023.

(d)  All Other Fees related human resources benchmarking services for the fiscal year ended January 29, 2022.

Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the services performed by Deloitte for the fiscal years ended January 28, 2023 and January 29, 2022 were pre-approved in accordance with the policies and procedures adopted by the AFC. The pre-approval policy is periodically reviewed and updated. It describes the permitted audit, audit-related, tax and other services that Deloitte may perform.

Normally, pre-approval is provided at regularly scheduled AFC meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been assigned to the Chair of the AFC. The Chair is responsible for updating the AFC at the next regularly scheduled meeting of any services that were pre-approved between meetings.

The AFC approves proposed services, which incorporates appropriate oversight and control of the Deloitte relationship, while permitting the Company to receive immediate assistance from Deloitte when time is of the essence.

The Committee also reviews on a regular basis:

•   a listing of approved services since its last review;

•   a report summarizing the year-to-date services provided by Deloitte, including fees paid for those services; and

•   a projection for the current fiscal year of estimated fees.

The policy prohibits the Company from engaging the independent registered public accountants for services billed on a contingent fee basis and from hiring current or former employees of the independent auditor who have not satisfied the statutory cooling-off period for certain positions.
2023 Proxy Statement	34

EXECUTIVE OFFICERS

The Executive Officers of the Company are appointed annually by the Board following each year’s annual meeting and serve at the discretion of the Board. In addition to Erik Nordstrom and Peter Nordstrom, whose biographical information is provided under Election of Directors on page 25, the following are the other Executive Officers of the Company on the filing date of this Proxy Statement.

Teri J. Bariquit
Employee since 1986
Age 57

Chief Merchandising Officer since August 2019. From 2004 to 2019, Ms. Bariquit served as Vice President and then Executive Vice President, Nordstrom Merchandising Group, where she was responsible for Inventory, Planning, Solutions and Business Integration. In her prior role, she led inventory planning, merchandising strategy, brand programs and business transformation initiatives for both Nordstrom and Nordstrom Rack. Prior to 2004, she held various management roles in Merchandising, including Business Integration Director, Business Information & Technology Director and Inventory Audit Manager.

Alexis DePree
Employee since 2020
Age 44

Chief Supply Chain Officer since January 2020, when she joined the Company. Ms. DePree previously served as Vice President of Americas sort centers and planning at Amazon.com, Inc. from 2018 to 2020, and as Amazon’s Vice President of global supply chain operations from 2016 to 2018. From 2007 to 2016, she held executive positions with increasing responsibility at Target Corporation, prior to which she was employed at Dell Technologies Inc. in various leadership positions from 2001 to 2005.

Michael W. Maher
Employee since 2009
Age 49

Interim Chief Financial Officer and Chief Accounting Officer since December 2022. Mr. Maher previously served as Chief Accounting Officer from January 2020 to December 2022 and SVP, Finance from May 2017 to January 2020. From October 2011 to April 2017, he held various leadership finance roles for the Company’s Full-Line stores and Full-Price business. He previously served as the Company’s Controller from November 2009, when he joined the Company, until September 2011. Prior to joining Nordstrom, he served as the Vice President, Retail Division Controller for Longs Drug Stores Corporation, the Assistant Corporate Controller at 24 Hour Fitness, and as a Manager of Assurance and Advisory Services and a Certified Public Accountant with Deloitte & Touche LLP.

James F. Nordstrom, Jr.
Employee since 1986
Age 50

Chief Stores Officer since April 2022. Previously, he served as President, Stores from May 2014 to April 2022. From 2005 to 2014, Mr. Nordstrom served as Executive Vice President and President, Nordstrom.com. He previously served as Corporate Merchandise Manager, Children’s Shoes, from May 2002 to February 2005, and as a project manager for the design and implementation of the Company’s inventory management system from 1999 to May 2002. Mr. Nordstrom is a great-grandson of the Company’s founder.

Farrell B. Redwine
Employee since 2016
Age 51

Chief Human Resources Officer since July 2021. In addition, Ms. Redwine has responsibility for the Company’s Diversity, Inclusion and Belonging strategy and co-chairs the Nordstrom Diversity Action Council. Ms. Redwine joined Nordstrom in 2016 as Vice President, Human Resources supporting eCommerce, call centers and stores, and subsequently served as Senior Vice President, Human Resources, overseeing the talent, culture, diversity and total rewards functions for the Company. From 2014 to 2016, Ms. Redwine was a change management consultant and leadership coach. From 2008 to 2013, she was Global Head of Diversity & Talent Management for Barclays Capital. Prior to 2008, Ms. Redwine held various global HR leadership positions with increasing responsibility at several large corporations, including Lehman Brothers, ExxonMobil and Time Inc.

35	2023 Proxy Statement

EXECUTIVE OFFICERS

Ann Munson Steines
Employee since 2019
Age 57

Chief Legal Officer, General Counsel and Corporate Secretary since April 2022. Ms. Steines joined the Company as General Counsel and Corporate Secretary in July 2019. Previously, she was Senior Vice President, Deputy General Counsel and Assistant Secretary for Macy’s, Inc. for approximately ten years. Ms. Steines joined Macy’s, Inc. in 1998 as Assistant Counsel, Employment Law, and rose through positions of increasing responsibility until her appointment as Deputy General Counsel and Assistant Secretary. Prior to Macy’s, Ms. Steines was a Senior Attorney with the Overnite Transportation Company, a subsidiary of Union Pacific Corporation. Ms. Steines began her legal career with Dinsmore & Shohl in Cincinnati, Ohio in 1990 and then practiced law with the law firm of Michael Best & Friedrich in Milwaukee, Wisconsin.

Kenneth J. Worzel
Employee since 2010
Age 58

Chief Customer Officer since April 2022. Previously, he served as Chief Operating Officer from August 2019 to April 2022. From 2018 to August 2019, Mr. Worzel served as Chief Digital Officer, from 2016 to 2019 as President of Nordstrom.com, and from 2010 to 2016, he served as Executive Vice President, Strategy and Development. Prior to joining the Company, he was a partner with McKinsey & Company, a global management consulting firm, from 2009 to 2010. While at McKinsey, he provided the Company and other clients with management strategy and organizational services. Prior to joining McKinsey, he was a managing partner at Marakon Associates, an international strategy consulting firm, from 1992 to 2008. As a partner at Marakon Associates, he provided consulting services to the Company from 1997 to 2008.

As previously disclosed by the Company, Nordstrom Canada Retail, Inc., Nordstrom Canada Holdings, LLC and Nordstrom Canada Holdings II, LLC, which are subsidiaries of the Company, have commenced a wind-down of their business operations, obtaining an Initial Order from the Ontario Superior Court of Justice under the Companies’ Creditor Arrangement Act on March 2, 2023 to facilitate the wind-down in an orderly fashion. Erik Nordstrom and Michael Maher served as directors and/or officers of such entities.

2023 Proxy Statement	36

COMPENSATION OF EXECUTIVE OFFICERS

Compensation, People and Culture Committee Report

The CPCC has reviewed and discussed with management the CD&A included in this Proxy Statement. The CPCC believes the CD&A represents the intent and actions of the CPCC with regard to executive compensation and has recommended to the Board that it be included in this Proxy Statement for filing with the SEC.

Compensation, People and Culture Committee

James L. Donald, Chair	Glenda G. McNeal	Mark J. Tritton

Compensation Discussion and Analysis

37	Executive Summary
40	Framework for Executive Compensation
45	Compensation Governance

This section describes our executive compensation program and the compensation decisions made for our fiscal year 2022 NEOs. Anne Bramman separated on December 2, 2022 and Edmond Mesrobian separated on October 14, 2022.

Erik B. Nordstrom	Chief Executive Officer
Michael W. Maher	Interim Chief Financial Officer and Chief Accounting Officer
Peter E. Nordstrom	President & Chief Brand Officer
Kenneth J. Worzel	Chief Customer Officer
Alexis DePree	Chief Supply Chain Officer
Anne L. Bramman	Former Chief Financial Officer
Edmond Mesrobian	Former Chief Technology & Information Officer
Executive Summary

Given the challenging environment, we have been executing with agility since we saw softening trends in late June. We took action to navigate the macroeconomic uncertainty and position our business for success. This included managing expenses to align with sales expectations, optimizing product mix and clearing through excess inventory. While this strategy required more markdowns than we had initially planned in 2022, we exited the year with inventory levels down 15% and are positioned for greater agility amidst continuing macroeconomic uncertainty.

While we navigate this ever-shifting landscape, we remain committed to our long-term strategic and financial goals. We also continue building capabilities to better serve customers and deliver increased profitability, with a focus on improving Nordstrom Rack performance, winning in our most important markets and leveraging our digital capabilities. We have a loyal customer base and acquired approximately 10 million new customers and 2.5 million new Nordy Club members in 2022. In 2023, we will build on these successes through three priorities: improving Nordstrom Rack performance, increasing our inventory productivity and optimizing our supply chain.

Improve Nordstrom Rack Performance: We are committed to delivering profitable growth while improving the customer experience through three key initiatives. The first is increasing our supply of premium brands at Nordstrom Rack by prioritizing 100 nationally recognized strategic brands that help us drive sales and grow market share. We are dedicated to having great brands at great prices at each of our locations, and these brands are a differentiator for the Rack as many are not widely available in the off-price space.

37	2023 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

These brands accounted for half of Rack sales in 2022, and they make up 60% of our on-order for the first half of 2023. The second is focusing on expanding our reach and convenience for customers through opening new Rack stores. Rack stores are our largest source of new customer acquisition and we have an opportunity to attract more customers and drive profitable growth through a proven model. We opened two new Rack stores in 2022 and have announced plans to open many more in 2023 and beyond. Finally, we aim to drive greater engagement and higher profitability at NordstromRack.com. Our digital capabilities are unique in the off-price space, and we see opportunities to leverage our digital assets to increase engagement with Rack customers. We also continue to optimize our operational model to drive improved profitability. In the third quarter of 2022, we reduced Rack store-based order fulfillment and raised the minimum order amount to receive free ship-to-store delivery on NordstromRack.com.

Increase Inventory Productivity: Better inventory discipline across our operations provides customers with relevant and new assortments from the world’s best brands. Supply chain disruptions and volatility over the past three years had a significant impact on our inventory management and outcomes. As supply chains have stabilized, we have a significant opportunity to improve our earnings and returns on invested capital through increased productivity from our merchandise inventory, which is our largest annual investment.

Optimize Our Supply Chain: We made significant progress on our supply chain initiatives in 2022, which drove improvement in the customer experience and profitability despite ongoing cost pressures. We made progress on optimizing unit flow, improved productivity in our distribution and fulfillment centers and increased delivery speed. In 2023, we expect to see further benefits from these and additional supply chain optimization actions.

Although there is continued macroeconomic uncertainty heading into 2023, our priorities, along with the capabilities we have built with our Closer to You strategy and digital assets, prepare us to manage short-term pressures. With our strong balance sheet and cash position, we also have the flexibility to respond to shifting demand. We are navigating short-term headwinds, while also continuing to build capabilities to better serve our customers, drive profitable growth and increase shareholder value.

Shareholders Support our Compensation Program

Our shareholders approved our Board’s recommendation to hold executive compensation advisory votes on an annual basis so that they may frequently and openly express their views about the compensation of our NEOs. Each year since 2011, more than 90% of the votes cast have been supportive of our compensation programs. The CPCC took investors’ sustained support into account as it continued to implement similar compensation policies and programs in fiscal year 2022.

We Emphasize Variable Pay and Balance Short- and Long-Term Incentive Values

In accordance with our pay-for-performance philosophy, the compensation program for our NEOs is straightforward in design and includes four primary elements: base salary, performance-based bonus, LTIs and benefits. Within these pay elements, we emphasize variable pay over fixed pay, with at least 70% of each NEO’s target compensation linked to our financial or market results, with the exception of the Interim Chief Financial Officer and Chief Accounting Officer for whom 55% of target compensation is variable, consistent with other similarly leveled executives. The program also balances the importance of these executives achieving both critical short-term objectives and strategic long-term priorities. The following graphics represent fiscal year 2022 target direct compensation (excluding benefits) for the CEO and the President & Chief Brand Officer, and for the other NEOs.

CEO and President & Chief Brand Officer	Average of All Other NEOs

85%	73%
Performance Based	Performance Based

Our Variable Pay Reflects Company Performance

Our pay-for-performance design includes rigorous performance goals and high performance standards. Further, with a substantial portion of pay in the form of Common Stock, pay outcomes align with our shareholders’ interests. This is evidenced by our NEOs’ recent incentive compensation payouts and grant realizable values as of fiscal year end 2022, as shown in the following tables.

2023 Proxy Statement	38

COMPENSATION OF EXECUTIVE OFFICERS

INCENTIVE COMPENSATION PAYOUTS	2018	2019	2020	2021	2022
Annual bonus payout as a % of target on Incentive Adjusted EBIT measure(a)	89%	44%	0%	128%	0%
PSU vesting (payout as a % of target)(b)	0%	0%	N/A	0%	N/A

(a) For the CEO and the President & Chief Brand Officer actual bonus payouts as a percent of target for fiscal years 2018, 2019, 2020, 2021 and 2022 were 63%, 47%, 0%, 128% and 0%, respectively.

(b) PSU vesting corresponds to the performance periods ending fiscal years 2018, 2019 and 2021. No PSU performance cycles ended in fiscal years 2020 or 2022.

GRANT REALIZABLE VALUES	2018	2019	2020	2021	2022
PSUs (realizable value as a % of grant value)	N/A	0%	N/A	0%	44%
RSUs (realizable value as a % of grant value)	64%	65%	101%	38%	62%
Stock options (realizable value as a % of grant value)	N/A	0%	70%	0%	0%

The table above reflects realizable values shown as a percent of grant values, based on the actual values at time of vest and current unvested values using our 2022 fiscal year-end stock price of $18.42 and a 75% payout percentage for the 2022 PSU awards (the minimum percentage that would have been earned as of fiscal year end 2022). PSUs, RSUs and stock options are shown in the column matching the year of grant.

The PSUs granted on March 9, 2020 were cancelled on August 18, 2020, as discussed in footnote (c) of the Summary Compensation Table, and are not reflected in the above table.

The CPCC reviews these results and other analyses with the goal of ensuring that the NEOs’ aggregate compensation aligns with shareholder interests. Based on these and other outcomes, the CPCC believes that total direct compensation for our NEOs reflects our pay-for-performance philosophy and is well aligned with shareholder interests.

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COMPENSATION OF EXECUTIVE OFFICERS

Effective Corporate Governance Reinforces Our Compensation Program

Our compensation philosophy for our executive team, including our NEOs, is reflected in governance practices that support the needs of our business, drive performance and align with our shareholders’ long-term interests. Below is a summary of what we do and don’t do in that regard.

WHAT WE DO		WHAT WE DON’T DO
✓

Pay-for-performance: Our compensation program for NEOs emphasizes variable pay over fixed pay, with at least 70% of each NEO’s target compensation linked to our financial or market results, with the exception of the Interim Chief Financial Officer and Chief Accounting Officer, for whom 55% of target compensation is variable, consistent with other similarly leveled executives.

Provide employment agreements.
Offer separation benefits to our NEOs who are Nordstrom family members.
✓	Retain meaningful stock ownership guidelines: Our expectations for ownership align executives’ interests with those of our shareholders, and all NEOs have exceeded their targets.	Offer special perquisites to our NEOs.
✓

Mitigate undue risk: We have caps on potential performance-based bonus payments, a clawback policy on performance-based compensation and active and engaged oversight and risk management systems, including those related to compensation-related risk.

Maintain separate change in control agreements.
Gross up taxes, except in the case of selected relocation expenses.
✓	Engage an independent compensation consulting firm: The CPCC’s consultant does not provide any other services to the Company.	Reprice underwater stock options.
✓	Apply conservative post-employment and change in control provisions.	Issue grants below 100% fair market value.
✓

Limit accelerated vesting: Our equity plan provides for accelerated vesting of equity awards after a change in control only if an executive is involuntarily terminated by the Company without cause or resigns for good reason, a provision referred to as a “double trigger.”

Pay dividends on any unearned or unvested equity awards.
Permit hedging or short-sale transactions.
✓	Restrict pledging activity: All Executive Officers are subject to pre-clearance requirements and restrictions.	Count pledged shares toward stock ownership targets.
✓	Receive strong shareholder support: Each year since 2011, more than 90% of the votes cast have been supportive of our compensation programs.
Framework for Executive Compensation

Our Pay and Benefits Philosophy

•   We believe that if our customers win, our employees and shareholders win – our interests are aligned.

•   We pay for performance by investing in talent that delivers results and demonstrates the behaviors that drive our success, while not encouraging excessive risk taking.

•   We deliver competitive pay and benefits for all jobs and differentiate pay for critical jobs that directly impact our ability to deliver on our strategy.

•   We use objective market data to design flexible pay and benefits programs to help attract, retain, motivate and reward our employees and meet the needs of specific talent groups.

•   We provide equal pay and promotion opportunities for all employees and give them the information they need to clearly understand their pay and effectively manage their careers.

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COMPENSATION OF EXECUTIVE OFFICERS

Each Element of Compensation Has Its Own Purpose

Our compensation program for NEOs is made up of four primary elements outlined on the following table. Each element has its own purpose based on our fundamental premise of pay-for-performance and our pay and benefits philosophy, as previously described. Additional information is provided on the following pages.

Compensation Element	Purpose
Base Salary (Page 41)	Reflect scope of the role and individual performance through base-line cash compensation.
Performance-Based Annual Cash Bonus (Page 42)	Motivate and reward contributions to annual operating performance and long-term business strategy with cash that varies based on results.
LTIs (Page 42)	Promote alignment of executive decisions with Company goals and shareholder interests where value varies with Company stock performance.
Benefits (Page 44)	Provide meaningful and competitive broad-based, leadership and retirement benefits that support healthy lifestyles and contribute to financial security.

Pay Changes for 2022

On an annual basis, the CPCC reviews base salary, performance-based bonus target opportunity and LTI target grant value for each of the NEOs in consideration of the upcoming fiscal year. CPCC decisions for fiscal year 2022 targets are summarized in this section and shown as a year over year comparison. See LTIs on page 42 for information on special equity grants and CPCC discretion to increase the 2022 LTI grant value for Michael Maher.

	Base Salary ($)		Performance-Based Annual Cash Bonus (Target Opportunity as a % of Base Salary)		LTI Annual Grant (Target Grant Value as a % of Base Salary)
Name	FYE 2021	FYE 2022	FYE 2021	FYE 2022	FYE 2021	FYE 2022
Erik B. Nordstrom	758,500	758,500	200	200	350	350
Michael W. Maher	441,000	525,000	50	50	70	70
Peter E. Nordstrom	758,500	758,500	200	200	350	350
Kenneth J. Worzel	895,000	895,000	125	125	250	250
Alexis DePree	570,000	650,000	80	80	150	150
Anne L. Bramman	815,000	845,000	100	100	200	250
Edmond Mesrobian	800,000	825,000	80	80	150	150

In 2022, the CPCC approved increases to base salaries for Michael Maher, Alexis DePree, Anne Bramman and Edmond Mesrobian.

•   To maintain his relative market competitiveness, Michael Maher’s base salary increased from $441,000 to $456,435 on March 27, 2022, and then from $456,435 to $525,000 on November 27, 2022 to reflect his expanded responsibilities as Interim Chief Financial Officer and Chief Accounting Officer.

•   To maintain relative market competitiveness, the CPCC also approved the following base salary increases: Alexis DePree’s base salary increased from $570,000 to $595,000 on March 27, 2022 and from $595,000 to $650,000 on June 5, 2022, Anne Bramman’s base salary increased from $815,000 to $845,000 on March 27, 2022 and Edmond Mesrobian’s base salary increased from $800,000 to $825,000 on June 5, 2022.

•   The base salaries of all other NEOs remained unchanged.

The CPCC made no changes to target bonus opportunities for any of the NEOs.

In 2022, the CPCC approved an increase of Anne Bramman’s target LTI grant value as a percent of base salary from 200% to 250% to maintain her relative market competitiveness. The target LTI grant as a percent of base salary of all other NEOs remained unchanged.

Base Salary

The CPCC begins its annual review of base salary for the NEOs through discussion with the CEO and the President & Chief Brand Officer on the expectations and achievements of each executive during the previous year, as well as their pay history and pay equity with other internal roles. The CPCC then references similar roles in peer companies to ensure they are within a competitive range of the peer group median. NEOs do not necessarily receive increases in base salary every year. When they do, the changes are generally effective on or about April 1st following their annual performance review, which includes a discussion about individual results against defined expectations.

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COMPENSATION OF EXECUTIVE OFFICERS

Performance-Based Annual Cash Bonus

The opportunity for annual performance-based cash awards under our shareholder-approved Nordstrom, Inc. EMBP is designed to focus the NEOs on the alignment between annual operating performance and long-term business strategy.

In determining the target bonus opportunities, the CPCC takes into account the mix of pay elements, market pay information for similar roles within our peer group and the internal relationship between roles within the Company.

In support of our pay-for-performance philosophy, the maximum bonus payout, which is associated with superior performance, is 2.5 times an executive’s target bonus opportunity. This maximum is higher than is common among our retail peers because we believe it is important to continue encouraging and paying rewards when we achieve truly superior results. Under our approach, truly superior results are rarely achieved. In the past ten years, we have not paid out bonuses in excess of 150% of target.

For fiscal year 2022, the CPCC maintained the same financial performance measures and weighting of Incentive Adjusted EBIT, which emphasizes the importance of earnings and its role in driving shareholder value, and Incentive Adjusted ROIC, which ensures our overall performance aligns directly with shareholder returns over the long term. The CPCC retained the ability to differentiate payouts for eligible roles, indicated in the following table, based on individual contributions and execution against goals. For the portion of the year prior to assuming the Interim Chief Financial Officer role, Michael Maher was eligible for the broad-based bonus plan, for which the measures were Net Sales and Incentive Adjusted EBIT.

	Measure and Weighting	Opportunity for Individual Bonus Differentiation
CEO and President & Chief Brand Officer	100% Incentive Adjusted EBIT subject to achievement of the Incentive Adjusted ROIC threshold	No
Other NEOs	100% Incentive Adjusted EBIT subject to achievement of the Incentive Adjusted ROIC threshold	Yes, applied after the calculation of outcomes on the financial performance measures

The CPCC defines financial milestones for Incentive Adjusted ROIC (as a threshold) and Incentive Adjusted EBIT (as a range) that relate to varying percentages of bonus payout. The difficulty level in achieving the milestones reflects the CPCC’s belief that there should be a balance between executive pay opportunity, reinvestment in the Company and return to shareholders.

In accordance with our EMBP, Incentive Adjusted EBIT and Incentive Adjusted ROIC achievement used to determine bonus payout may differ from EBIT and Adjusted ROIC, as reported in our 2022 Annual Report. Beginning in fiscal year 2021, our Incentive Adjusted EBIT measure excluded certain performance-based compensation elements in order to be more reflective of business performance. Incentive Adjusted EBIT and Incentive Adjusted ROIC are not measures of financial performance under GAAP and should be considered in addition to, and not a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

2022 Bonus Measure Outcomes and Payouts

Our Incentive Adjusted EBIT achievement missed our threshold of $906 million and Incentive Adjusted ROIC missed the threshold of 11.0%, resulting in a 0% bonus payout. The performance-based annual cash bonus results for the EMBP are summarized in the following table. For the portion of the year prior to assuming the Interim Chief Financial Officer role, Michael Maher was eligible for the broad-based bonus plan, for which the measures were Net Sales and Incentive Adjusted EBIT, and for which his payout was also 0%.

		Milestones
Name	Bonus Measures	Threshold	Target	Superior	Actual
All NEOs	Incentive Adjusted EBIT	$906M	$1,158M	$1,662M	$524M
	% of Payout	25%	100%	250%	0%
	Subject to Incentive Adjusted ROIC threshold	11.0%			7.7%

LTIs

Annual grants of LTIs under our shareholder-approved EIP are intended to provide the NEOs with additional incentive to create shareholder value and receive financial rewards. In establishing the LTI annual grant value for each NEO, the CPCC considers the mix of pay elements, market pay information for similar roles within our peer group, our annual share usage and dilution, performance and internal equity of grant size by role. The CPCC typically approves LTI annual grants during the February CPCC meeting, which is scheduled at least a year in advance. The February meeting occurs after performance results for the prior year are known, which allows the CPCC to align compensation elements with our performance and business goals.

In 2022, performance-based equity was reintroduced into the LTI annual grant mix. The target annual grant mix for all NEOs, except Michael Maher, is 60% PSUs and 40% stock options.

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COMPENSATION OF EXECUTIVE OFFICERS

•   The PSUs will pay out based on the cumulative sales and EBIT margin % over a three-year performance period ending on February 1, 2025. Goals for the PSUs are aligned with the Company’s forward-looking strategy communicated at the February 2021 Investor Event. The CPCC believes that these measures reflect the Company’s key areas of strategic focus over the next three years. The minimum percentage of PSUs that can be earned at the end of the three-year performance cycle is 75% and the maximum is 150%.

•   The stock options will vest 50% in year three and 50% in year four, to emphasize the long-term nature of the award.

Michael Maher’s 2022 LTI annual grant mix was composed of 75% RSUs with four-year equal vesting and 25% stock options vesting 50% in year three and 50% in year four.

The CPCC retains discretion to approve LTI annual grants above and below the target grant value as a percent of base salary in any given year to reflect an individual’s contributions to delivering shareholder value. The CPCC used its discretion to modify the 2022 LTI annual grant value as a percentage of base salary from 70% to 90% for Michael Maher to recognize his performance and expected future contributions.

One-Time Equity Awards

At the May 2022 meeting, the CPCC approved special RSU grants which were awarded on May 26, 2022 and vest 50% on June 10, 2024 and 50% on June 10, 2025 to Michael Maher, Alexis Depree and Edmond Mesrobian. To mitigate retention risk, Michael Maher was awarded a grant of $1,200,000. Due to the highly critical role that Supply Chain and Technology play in meeting our ambitions relative to our Closer to You strategy, Alexis DePree and Edmond Mesrobian were awarded grants of $1,000,000 and $850,000, respectively. Edmond Mesrobian forfeited all unvested equity, including this award, upon his separation on October 14, 2022.

Stock Ownership Guidelines Align Executives and Shareholders

To align our executives’ interests with those of our shareholders and to ensure that our executives own meaningful levels of Company stock throughout their tenures with the Company, our stock ownership guidelines were formally established in 2004. Ownership shares are made up of all forms of Common Stock, as well as vested PSUs that are deferred, PSUs with a minimum payout of more than zero and unvested RSUs. Ownership shares do not include unvested or vested stock options, unvested PSUs with a minimum payout of zero or pledged shares.

The NEOs and other Executive Officers have a share target defined as base salary on April 1st multiplied by their ownership multiple of base salary divided by a 52-week average closing stock price. The ownership multiples of base salary depend on the executive’s role in the Company and are as shown in the following table for the NEOs. The CPCC has assigned these particular multiples to match or exceed market practice, and to represent a significant portion of the overall compensation package to reinforce the alignment of management’s decision-making with shareholder interests. Executives will be deemed to be in compliance with the stock ownership guidelines once their holdings of Common Stock meet or exceed the threshold, and will remain in compliance, unless and until the executive sells shares.

Under our guidelines, NEOs and other Executive Officers are required to conduct any open market transactions in Common Stock only in accordance with an approved SEC Rule 10b5-1 trading plan or with pre-clearance from the Chief Legal Officer during an open trading window. Transactions pursuant to SEC Rule 10b5-1 trading plans predetermine the timing, number of shares and price at which an Executive Officer may buy or sell Company shares. The Executive Officers must also achieve and retain a minimum holding of 100% of their ownership targets before they may sell or otherwise dispose of Company shares. Executive Officers have five years to achieve their target.

The CPCC regularly reviews stock ownership status for the NEOs. Each continuing NEO has met his or her respective stock ownership guideline.

Position	Multiple of Base Salary Used to Establish Ownership Target
Chief Executive Officer	10x
Interim Chief Financial Officer and Chief Accounting Officer	1x
President & Chief Brand Officer	10x
Chief Customer Officer	4x
Chief Supply Chain Officer	3x
Former Chief Financial Officer	4x
Former Chief Technology & Information Officer	3x
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COMPENSATION OF EXECUTIVE OFFICERS

Benefits

The Company offers the NEOs a comprehensive program of broad-based, leadership and retirement benefits. Their purpose varies by benefit, but in general they enhance total compensation with meaningful and competitive offerings that support healthy lifestyles and contribute to financial security. These benefits are regularly reviewed for consistency with our pay and benefits philosophy, organizational culture and market practices.

Additional information on 2022 benefits is provided in the following table.

	Benefit	Where to Learn More
Broad- Based

•   Company contribution to medical, dental and vision coverage; short- and long-term disability; life insurance; adoption assistance; and employee referral assistance. Employee access to accident insurance; health savings account and flexible spending accounts; ESPP; and merchandise discount. Paid time off (or Self-Managed Time Away for executives)

• For merchandise discount, see All Other Compensation in Fiscal Year 2022, footnote (d) on page 50.
Leadership	• Long-term disability coverage; life insurance	• For long-term disability and life insurance, see All Other Compensation in Fiscal Year 2022, footnote (b) on page 50.
	• NDCP, including Company match for eligible participants	• See Nonqualified Deferred Compensation beginning on page 58.
	• Executive Severance Plan	• See Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2022, footnote (e) on page 64.
Retirement

•   401(k) match: Company matching contributions are made each pay period an employee contributes to the 401(k) Plan, equal to a dollar for dollar match up to 1% of eligible pay then $0.50 per dollar on the next 6% of eligible pay, up to a maximum of 4% of eligible pay and IRC limits

• See All Other Compensation in Fiscal Year 2022, footnote (a) on page 50.
	• Retiree health care (closed to new entrants in 2013; Erik Nordstrom, Peter Nordstrom and Kenneth Worzel are participants as they were eligible prior to the closure to new entrants)	• See Potential Payments Upon Termination or Change in Control at Fiscal Year End 2022, footnote (d) on page 63.

•   SERP (annual benefit capped for current participants; closed to new entrants in 2012; Erik Nordstrom, Peter Nordstrom and Kenneth Worzel are participants as they were eligible prior to the closure to new entrants)

• See Pension Benefits beginning on page 56.

Changes for 2023

Each year, the CPCC reviews the design of our total compensation elements and makes changes as needed to improve alignment with our pay and benefits philosophy. At the February 2023 meeting, the CPCC approved the following changes for fiscal year 2023:

Base Salary

The CPCC determined to increase Alexis DePree’s base salary from $650,000 to $725,000 effective March 26, 2023, to reflect an increase in scope and to maintain relative market competitiveness. The base salaries of all other NEOs remained unchanged.

Performance-Based Annual Cash Bonus

The CPCC determined that the target bonus opportunity as a percent of base salary for the NEOs will remain unchanged for 2023.

The 2023 bonus opportunity for Michael Maher, Kenneth Worzel and Alexis DePree was modified to include individual operational metrics, weighted at 25% of the bonus opportunity and subject to achieving the Incentive Adjusted EBIT threshold. The plan maintains a focus on Incentive Adjusted EBIT, weighted at 75% of the bonus opportunity and subject to achievement of the Incentive Adjusted ROIC threshold.

The 2023 bonus opportunity for Erik Nordstrom and Peter Nordstrom will remain based on 100% Incentive Adjusted EBIT subject to achievement of the Incentive Adjusted ROIC threshold.

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COMPENSATION OF EXECUTIVE OFFICERS

LTIs

The target LTI grant as a percent of base salary of all NEOs remained unchanged, as did the equity mix and vesting schedules. The CPCC did not use its discretion to modify any NEO target LTI grants for 2023.

Compensation Governance

Our Roles in Determining Compensation Are Well-Defined

Compensation, People and Culture Committee

Our CPCC oversees the development and delivery of our pay and benefits philosophy and compensation plans for the NEOs and other executives as described in the CPCC charter on our Investor Relations Website.

As part of that oversight, the CPCC ensures the NEOs’ aggregate compensation aligns with shareholder interests by reviewing analyses that include:

•   Cash alignment to evaluate the short-term incentive payouts relative to our financial performance.

•   Relative pay and performance to compare the percentile rankings of our CEO’s total direct compensation (base salary + performance-based bonus + LTIs) and our Company’s financial performance metrics within our peer group. The total direct compensation of our NEOs within our peer group is also considered.

CPCC Consultant

The CPCC has retained Semler Brossy. A consultant from the firm attends CPCC meetings and in support of the CPCC’s role, provides independent expertise on market practices, compensation program design and related subjects as described on page 16. Semler Brossy provides services only as directed by the CPCC. During fiscal year 2022, Semler Brossy’s services included a review of executive pay programs, a review of the compensation peer group and other pay-related matters specific to the CPCC’s charter.

Management

Our CEO and the President & Chief Brand Officer provide input to the CPCC on the level and design of compensation elements for the NEOs and other Executive Officers, excluding themselves. Our Chief Human Resources Officer attends CPCC meetings to provide perspective and expertise relevant to the agenda. Management supports the CPCC’s activity by providing analyses and recommendations developed internally, or occasionally with the assistance of external consulting firms other than the CPCC’s independent consultant.

Market Data Provides a Reference Point for Compensation

The CPCC believes that knowledge of market practices, particularly those of our peers listed on page 46, is helpful in assessing the design and targeted level of our executive compensation package. In reviewing peer group information, the CPCC uses survey data provided by external consultants, monitors general market movement for executive pay and references proxy statements for specific roles.

While the CPCC considers the 50th percentile (median) of our peer group as a reference, there is no specific percentage of target total direct compensation targeted by the CPCC other than to remain generally competitive with similarly situated peer companies. Target opportunities for individual pay elements vary by executive role based on scope of responsibilities and expected contributions.

Target total direct compensation for 2022 for Erik Nordstrom was below our peer group median, as it has been in previous years. Based on the CPCC’s review of relevant market data and internal pay equity, the CPCC believes the target total direct compensation for the other NEOs was within a competitive range of the peer group median. Actual pay for the NEOs can exceed our established targets or peer group actual pay through the variable compensation elements when pre-determined performance milestones established by the CPCC are achieved.

Peer Group Companies Represent Our Business

Each year, the CPCC reviews the appropriateness of our peer group for comparison on pay and related practices. Collectively, the peer group companies represent our primary business areas, including our Nordstrom, Nordstrom Rack, in-store and online businesses and private label products. The peer group companies generally meet the following selection criteria:

•   fall within the Consumer Discretionary sectors;

•   fall within a reasonable range of our size, defined as one-third to three times our revenue and one-fourth to four times our market capitalization;

•   share similar talent, operational and/or business characteristics, including a retail-focused business model;

•   have a similar or related product focus and place a high value on customer experience;

•   are part of our industry group as defined by institutional shareholders and shareholder service organizations; and

•   are a public company subject to similar market pressures.

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COMPENSATION OF EXECUTIVE OFFICERS

Our peer group used for evaluating compensation for fiscal year 2022 was comprised of the following retail companies:

American Eagle Outfitters, Inc. (AEO)	The Gap, Inc. (GPS)	Tapestry, Inc. (TPR)
Burlington Stores, Inc. (BURL)	Kohl’s Corporation (KSS)	The TJX Companies, Inc. (TJX)
Capri Holdings Limited (CPRI)	Macy’s, Inc. (M)	Ulta Beauty, Inc. (ULTA)
Dillard’s, Inc. (DDS)	Ralph Lauren Corporation (RL)	V.F. Corporation (VFC)
DICK’S Sporting Goods, Inc. (DKS)	Ross Stores, Inc. (ROST)	Victoria’s Secret & Co. (VSCO)
Foot Locker, Inc. (FL)

During 2022, as part of its annual review of peer companies to be used for compensation comparison purposes, the CPCC determined that Bed Bath & Beyond Inc., The Estée Lauder Companies Inc., Urban Outfitters, Inc. and Williams-Sonoma, Inc. should be removed based on the selection criteria. Additionally, the CPCC determined that American Eagle Outfitters, Inc., Burlington Stores, Inc., DICK’S Sporting Goods, Inc., Ulta Beauty, Inc. and Victoria’s Secret & Co. should be added based on meeting the selection criteria.

Compensation Risk Assessment Supports Integrity of Our Pay Practices

The CPCC oversees an extensive review of the Company’s pay-for-performance philosophy, the composition and balance of elements in the compensation package and the alignment of plans with shareholder interests to ensure these practices do not pose a material adverse risk to the organization. The review is conducted every other year as underlying programs and practices are generally consistent over time. The last review, for fiscal year 2022, concluded with the following perspectives:

•   The goals of the Company’s compensation programs are to attract and retain the best talent and to motivate and reward our people in ways that are aligned with the long-term interests of our shareholders. This has been a long-standing objective of our pay-for-performance philosophy. We believe that the strong alignment of our employee compensation plans with performance has well-served our stakeholders, and our shareholders in particular. The strength of this alignment is regularly reviewed and monitored by the CPCC.

•   We have systems in place to identify, monitor and control risks, making it difficult for a single individual or a group of individuals to expose the Company to material compensation risk.

•   Our compensation program rewards both short- and long-term performance. Performance measures are predominantly team-oriented rather than individually focused and tied to measurable factors that are both transparent to shareholders and drivers of shareholder return.

•   The compensation program balances the importance of achieving critical short-term objectives with a focus on realizing long-term strategic priorities. Strong stock ownership guidelines are in place for Company leaders, and mechanisms, such as an executive clawback policy, exist to address inappropriate rewards.

•   The CPCC is actively engaged in establishing compensation plans, monitoring these plans during the year and using discretion in making rewards, as necessary.

•   The Company has active and engaged oversight systems in place. The AFC and the full Board closely monitor and certify the performance that drives employee rewards through detailed and transparent financial reporting, which is in place to provide strong, timely insight into the performance of the Company.

Based on this review, the CPCC believes the Company’s compensation plans do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

Executive Compensation Clawback Policy Applies to Performance-Based Pay

In February 2008, the Board adopted a formal executive compensation clawback policy that applies to any performance-based bonus, equity, equity equivalent or other incentive compensation awarded to an Executive Officer, beginning in that fiscal year. Under that policy, in the event of a material restatement of the Company’s financial results, the Board will review the circumstances that caused the restatement and consider accountability to determine whether an Executive Officer was negligent or engaged in misconduct. If so, and if the amount or vesting of an award would have been less had the financial statements been correct, the Board will seek to recover compensation from the Executive Officer as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to applicable law.

LTI Grants Are Effective On the First Day of the Open Trading Window

The CPCC approves annual equity-based awards at its annual February meeting, which is typically held approximately three weeks after fiscal year end. Annual grants are customarily effective on the first day of the Company’s next open trading window following CPCC approval. The CPCC may approve one-time equity-based grants to executives on other dates for reasons such as newly hired executives or for retention purposes. Such grants are generally effective on the first day of the Company’s next open trading window following approval by the CPCC.

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COMPENSATION OF EXECUTIVE OFFICERS

Termination and Change in Control Provisions are CPCC-Directed

Under our Nordstrom, Inc. Executive Severance Plan, eligible Executive Officers, including certain NEOs, are entitled to receive severance benefits upon involuntary termination of employment by the Company to assist in the transition from active employment. To be eligible to participate in the Plan upon involuntary termination, the NEO must have signed a non-competition and non-solicitation agreement. Prior to his appointment to Interim Chief Financial Officer and Chief Accounting Officer on December 5, 2022, Michael Maher was eligible, and remains eligible, for the Nordstrom, Inc. Executive Severance Plan, subject only to a non-solicitation agreement. Erik Nordstrom and Peter Nordstrom are not eligible for separation benefits under the Plan. Separation benefits are described in the Potential Payments Upon Termination or Change in Control section beginning on page 59.

As described in the same section, the NEOs are generally not entitled to any payment or accelerated benefit in connection with a change in control of the Company. However, the NEOs are entitled to accelerated vesting of equity if they experience a qualifying termination (termination by the Company without cause or termination by the executive for good reason) within 12 months following a change in control. Notwithstanding, if the successor corporation refuses to assume or substitute the award, then the CPCC shall provide for the cancellation of the vested portion of any such award in exchange for either an amount of cash (or stock, other securities or other property) and provide for the cancellation of the unvested portion of the award, if any, without payment of consideration.

Tax and Accounting Considerations Underlie the Compensation Elements

The CPCC recognizes the tax and regulatory factors that can influence the structure of executive compensation programs, including:

•   Section 162(m) of the IRC, which disallows a tax deduction to public companies for annual compensation over $1 million paid to “covered employees” which generally include NEOs. Certain performance-based compensation under arrangements in place as of November 2, 2017 are not subject to the limitation. Therefore, compensation in excess of $1 million paid to our NEOs is generally expected to be nondeductible by the Company.

•   FASB ASC 718, where stock options, PSUs and RSUs are accounted for based on their grant date fair value (see the notes to the financial statements contained within the Company’s 2022 Annual Report). The CPCC regularly considers the accounting implications of our equity-based awards.

•   Section 409A of the IRC, the limitations of which primarily relate to the deferral and payment of benefits under the NDCP and SERP. The CPCC continues to consider the impact of Section 409A and in general, the evolving tax and regulatory landscape in which its compensation decisions are made.

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COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table summarizes the total compensation paid or accrued by the Company for services provided by the NEOs for fiscal years ended January 28, 2023, January 29, 2022 and January 30, 2021. Neither Michael Maher nor Alexis DePree were NEOs in fiscal years 2021 and 2020, so no amounts are shown in these years.

Name and Principal Position	Fiscal Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)
Erik B. Nordstrom	2022	758,500	—	1,592,844	1,061,890	—	—	57,748	3,470,982
Chief Executive Officer	2021	758,700	—	—	3,699,999	1,941,761	—	44,686	6,445,146
	2020	367,419	—	1,592,846	2,654,740	—	1,010,681	21,984	5,647,670
Michael W. Maher	2022	465,927	—	1,497,662	99,221	—	—	19,301	2,082,111
Interim Chief Financial Officer and Chief Accounting Officer
Peter E. Nordstrom	2022	758,500	—	1,592,844	1,061,890	—	—	64,534	3,477,768
President & Chief Brand Officer	2021	758,700	—	—	3,699,999	1,941,761	—	56,475	6,456,935
	2020	367,419	—	1,592,846	2,654,740	—	1,055,774	24,849	5,695,628
Kenneth J. Worzel	2022	895,000	—	1,342,500	894,992	—	—	32,053	3,164,545
Chief Customer Officer	2021	892,123	—	1,443,737	962,494	1,427,077	1,389,900	32,195	6,147,526
	2020	764,597	—	2,624,977	2,374,996	—	864,312	18,367	6,647,249
Alexis DePree	2022	627,115	—	1,512,974	341,992	—	—	17,127	2,499,208
Chief Supply Chain Officer
Anne L. Bramman	2022	710,385	—	1,222,499	814,997	—	—	128,304	2,876,185
Former Chief Financial Officer	2021	812,892	—	1,319,977	879,995	1,040,246	—	24,679	4,077,789
	2020	699,231	—	1,999,988	1,824,997	—	—	14,411	4,538,627
Edmond Mesrobian	2022	578,365	—	1,569,965	479,998	—	—	1,741,026	4,369,354
Former Chief Technology & Information Officer	2021	827,123	—	1,394,971	929,995	815,262	—	12,158	3,979,509
	2020	677,214	—	1,549,973	1,374,995	—	—	7,917	3,610,099

(a) Salary

The amounts shown represent base salary earned during the fiscal year. The numbers shown for all fiscal years vary somewhat from annual base salaries due to the fact that our fiscal year ends on the Saturday nearest to January 31st and salary increases are generally effective on or about April 1st of each year. The 2022 base salaries were $758,500 each for Erik Nordstrom and Peter Nordstrom, and $895,000 for Kenneth Worzel. Michael Maher’s base salary increased from $441,000 to $456,435 on March 27, 2022 and from $456,435 to $525,000 on November 27, 2022. Alexis DePree’s base salary increased from $570,000 to $595,000 on March 27, 2022 and from $595,000 to $650,000 on June 5, 2022. Anne Bramman’s base salary increased from $815,000 to $845,000 on March 27, 2022. Edmond Mesrobian’s base salary increased from $800,000 to $825,000 on June 5, 2022. The 2022 base salaries shown for Anne Bramman and Edmond Mesrobian reflects a partial year of base salary as they left the Company on December 2, 2022 and October 14, 2022, respectively. Neither Michael Maher nor Alexis DePree were NEOs prior to fiscal year 2022. The 2022 base salaries are described on page 41.

Kenneth Worzel elected to defer 10% of his base salary earned during calendar year 2022 and calendar year 2023 into the NDCP. Anne Bramman elected to defer 10% of her base salary earned during calendar year 2022 into the NDCP. Due to the timing of our fiscal year ends, $86,058 and $74,173 were attributed to fiscal year 2022 deferrals for Kenneth Worzel and Anne Bramman, respectively, as reported in the Fiscal Year 2022 Nonqualified Deferred Compensation Table on page 58.

Each of the NEOs contributed a portion of their base salary earned during fiscal year 2022 to the 401(k) Plan.

The amounts reported for fiscal year 2020 reflect the reduced base salaries of the NEOs, as part of the Company’s response to business impacts from the COVID-19 pandemic. Base salaries were reduced from March 29, 2020 to October 3, 2020, as follows: Erik Nordstrom and Peter Nordstrom received no base salary, while Kenneth Worzel, Anne Bramman and Edmond Mesrobian received a 25% base salary reduction.

2023 Proxy Statement	48

COMPENSATION OF EXECUTIVE OFFICERS

(b) Bonus

This column refers to one-time payments not made under the EMBP. No amounts were paid to NEOs.

(c) Stock Awards

The amounts reported reflect the grant date fair value of PSUs and RSUs granted during the fiscal year under the 2019 EIP. The amounts reported are not the value actually received.

The value the NEOs will ultimately receive from their 2022 PSUs will depend on the performance requirements and the market price of Common Stock at the end of the three year performance cycle. In fiscal year 2022, PSUs were granted to all NEOs, except for Michael Maher who was appointed Interim Chief Financial Officer and Chief Accounting Officer on December 5, 2022. The amounts reported were calculated in accordance with ASC 718 and reflect the grant date fair value at target (100%). The minimum number of PSUs that can be earned at the end of the three-year performance cycle is 75% and the maximum is 150%. The grant date fair value for the PSUs awarded to Erik Nordstrom, Peter Nordstrom, Kenneth Worzel, Alexis DePree, Anne Bramman and Edmond Mesrobian at the maximum payout of 150% is $2,389,266, $2,389,266, $2,013,750, $769,493, $1,833,749 and $1,079,973, respectively. See column (c) of the Grants of Plan-Based Awards in Fiscal Year 2022 table on page 51 for the number of PSUs granted in fiscal year 2022. No PSU amounts are reported for fiscal year 2021 as the Company did not award PSUs during the fiscal year. The PSU amounts reported in fiscal year 2020 reflects grants of PSUs that were subsequently cancelled 6 months later as part of the Company’s response to COVID-19. The cancelled PSU grants to Erik Nordstrom and Peter Nordstrom each had a grant date fair value of $1,592,846. The cancelled PSU grants to Kenneth Worzel, Anne Bramman, and Edmond Mesrobian had a grant date fair value of $1,574,982, $1,199,989 and $929,983, respectively.

The value the NEOs may receive from their RSUs will depend on whether the time-based vesting requirement is met and the market price of Common Stock on the vesting date. In fiscal year 2022, RSUs were granted to Michael Maher, Alexis DePree and Edmond Mesrobian. The amounts reported were calculated in accordance with ASC 718. See column (d) of the Grants of Plan-Based Awards in Fiscal Year 2022 table on page 51 for the number of RSUs granted in fiscal year 2022.

(d) Option Awards

The amounts reported reflect the grant date fair value of stock options granted during the fiscal year under the 2019 EIP. This is not the value received. The NEOs will only realize value from stock options if the market price of Common Stock is higher than the exercise price of the stock options at the time of exercise. The amounts reported were calculated in accordance with ASC 718. See column (e) of the Grants of Plan-Based Awards in Fiscal Year 2022 table on page 51 for the number of stock options granted in fiscal year 2022.

Assumptions used in the calculation of these amounts are included in the notes to the financial statements contained within the Company’s 2022 Annual Report.

(e) Non-Equity Incentive Plan Compensation

The amounts reported reflect the annual performance-based cash awards under the EMBP, as described on page 42.

(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings

The amounts reported are the increases in actuarial present value from each fiscal year end for each of the eligible NEO’s benefit under the SERP. The present value of the benefit is affected by current earnings, credited years of service, the executive’s age and time until normal retirement eligibility, the age of the executive’s spouse or life partner as the potential beneficiary, actuarial assumptions (discount rate and mortality table used to determine the present value of the benefit), and the annual SERP benefit cap of $700,000.

The present value of Erik Nordstrom’s, Peter Nordstrom’s and Kenneth Worzel’s benefit decreased from 2021 fiscal year end by $2,790,760, $2,848,930 and $729,204 respectively. The decreases were primarily the result of an increase in the discount rate used to determine the present value of the benefits. The interest rate used is the same as the discount rate used for financial reporting purposes for the SERP which changed from 3.19% to 4.95%. Negative values are not reported in the table, so no amounts are shown for Erik Nordstrom, Peter Nordstrom and Kenneth Worzel. Amounts are not reported for the other NEOs, as they are not eligible for the SERP benefit.

Since decreases in the actuarial present value of pension benefits are required to be identified in a footnote rather than included in the Summary Compensation Table, the amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings and Total columns for fiscal year 2021 have been updated to exclude the negative values of $692,013 and $1,364,580 attributed to the decline in the actuarial present value of the SERP benefits of Erik Nordstrom and Peter Nordstrom, respectively.

The amounts were calculated using the same discount rate assumptions as those used in the Company’s financial statements to calculate the Company’s obligations under the SERP. Assumptions used in the calculation of these amounts are included in the notes to the financial statements contained within the Company’s 2022 Annual Report.

Michael Maher, Kenneth Worzel, Anne Bramman and Edmond Mesrobian had account balances in the NDCP in fiscal year 2022, as shown on page 58. They did not receive above-market-rate or preferential earnings on their deferred compensation, so no amounts for these types of earnings are included in the table.

49	2023 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

(g) All Other Compensation

Each component of all other compensation paid to the NEOs is shown in the following table.

All Other Compensation in Fiscal Year 2022

The following table shows each component of “All Other Compensation” for fiscal year 2022, reported in column (g) of the Summary Compensation Table on page 48, calculated at the aggregate incremental cost to the Company.

Name	401(k) Plan Company Match ($)(a)	Premium on Insurance ($)(b)	Severance ($)(c)	Other Benefits ($)(d)	Total ($)
Erik B. Nordstrom	5,859	2,321	—	49,568	57,748
Michael W. Maher	12,278	1,423	—	5,600	19,301
Peter E. Nordstrom	9,998	2,321	—	52,215	64,534
Kenneth J. Worzel	14,937	2,739	—	14,377	32,053
Alexis DePree	11,961	1,927	—	3,239	17,127
Anne L. Bramman	10,155	2,355	—	115,794	128,304
Edmond Mesrobian	6,096	1,868	1,650,000	83,062	1,741,026

(a) 401(k) Plan Company Match

The Company offers a matching contribution on employee 401(k) contributions under the 401(k) Plan to all eligible employees, including the NEOs. The NEOs and all other Company employees, may defer up to 50% of their eligible pay (i.e., base salary, performance-based bonus and other taxable wages) into the 401(k) Plan, subject to IRC limits.

Company matching contributions are made each pay period an employee contributes to the 401(k) Plan, equal to a dollar for dollar match up to 1% of eligible pay then $0.50 per dollar on the next 6% of eligible pay, up to a maximum of 4% of eligible pay and IRC limits. The total Company matching contribution each of the NEOs received, as shown in the table, reflects this matching formula for fiscal year 2022.

Contributions under the 401(k) Plan may be directed to custom target retirement date funds or to any of nine individual investment alternatives, including Common Stock. The Plan also offers a self-directed brokerage option.

(b) Premium on Insurance

The Company provides life insurance to the NEOs in an amount equal to approximately 2 times their base salary and additional disability insurance. The amounts reported are the annual Company-paid premiums.

(c) Severance

In connection with his separation on October 14, 2022, Edmond Mesrobian received a lump sum cash severance payment equal to 24 months of base salary, in accordance with the terms for involuntary separation without cause under the Nordstrom, Inc. Executive Severance Plan described on page 64.

(d) Other Benefits

The amounts reported include a remote work stipend and the total discount the NEOs received on their Nordstrom purchases during fiscal year 2022. Amounts reported for Anne Bramman and Edmond Mesrobian also include lump sum payments of accrued and unused Paid Time Off, which was paid out upon their separation on December 2, 2022 and October 14, 2022, respectively.

The remote work stipend provided to the NEOs was the same as for all other employees working remotely, and the merchandise discount provided to the NEOs is the same as for all other eligible management and high-performing non-management employees of the Company, and its Board, as described on page 19.

Grants of Plan-Based Awards in Fiscal Year 2022

The following table discloses:

•   non-equity incentive plan awards granted in fiscal year 2022 and the potential range of payouts. These awards are performance-based cash bonuses granted under the EMBP, as described on page 42;

•   the number and grant date fair value of PSUs granted under the 2019 EIP in fiscal year 2022 and the potential range of payouts, as described on page 42;

•   the number, price and grant date fair value of stock options granted under the 2019 EIP in fiscal year 2022, as described on page 42; and

•   the number and grant date fair value of RSUs granted under the 2019 EIP in fiscal year 2022, as described on page 42.

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COMPENSATION OF EXECUTIVE OFFICERS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (b)			Estimated Future Payouts Under Equity Incentive Plan Awards (c)			All Other Stock Awards: Number of Shares of Stock or Units (#)(d)	All Other Option Awards: Number of Securities Underlying Options (#)(e)	Exercise or Base Price of Option Awards ($/Sh)(f)	Grant Date Fair Value of Stock and Option Awards ($)(g)
Name and Award	Grant Date (a)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Erik B. Nordstrom
EMBP			379,250	1,517,001	3,792,502
PSU	3/3/2022	2/22/2022				52,902	70,536	105,804				1,592,844
Stock Option	3/3/2022	2/22/2022								102,506	25.68	1,061,890
Michael W. Maher
EMBP			57,054	228,218	570,544
Stock Option	3/3/2022	2/22/2022								9,578	25.68	99,221
RSU	3/3/2022	2/22/2022							12,842			297,674
RSU	5/26/2022	5/17/2022							54,177			1,199,988
Peter E. Nordstrom
EMBP			379,250	1,517,001	3,792,502
PSU	3/3/2022	2/22/2022				52,902	70,536	105,804				1,592,844
Stock Option	3/3/2022	2/22/2022								102,506	25.68	1,061,890
Kenneth J. Worzel
EMBP			279,688	1,118,750	2,796,875
PSU	3/3/2022	2/22/2022				44,587	59,450	89,175				1,342,500
Stock Option	3/3/2022	2/22/2022								86,395	25.68	894,992
Alexis DePree
EMBP			119,000	476,000	1,190,000
PSU	3/3/2022	2/22/2022				17,037	22,717	34,075				512,995
Stock Option	3/3/2022	2/22/2022								33,013	25.68	341,992
RSU	5/26/2022	5/17/2022							45,147			999,979
Anne L. Bramman
EMBP			211,250	845,000	2,112,500
PSU	3/3/2022	2/22/2022				40,602	54,136	81,204				1,222,499
Stock Option	3/3/2022	2/22/2022								78,673	25.68	814,997
Edmond Mesrobian
EMBP			160,000	640,000	1,600,000
PSU	3/3/2022	2/22/2022				23,912	31,883	47,824				719,982
Stock Option	3/3/2022	2/22/2022								46,335	25.68	479,998
RSU	5/26/2022	5/17/2022							38,375			849,983

(a) Grant Date

The grant date is the first business day of the open trading window that falls on or after the CPCC approval of the grant.

(b) Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Although the column heading refers to future payouts, fiscal year 2022 performance-based bonuses resulted in no payout for all the NEOs in March 2023, as reported in the Summary Compensation Table on page 48 in column (e) “Non-Equity Incentive Plan Compensation.” For there to be any payout, minimum performance milestones or achievement must be met and NEOs must be an active employee on the last day of the fiscal year, with the exception of retirement, death and disability in which case a prorated amount may be earned. The amounts shown in the “Threshold”, “Target” and “Maximum” columns reflect the payout opportunity associated with established levels of performance or achievement, based on pay and bonus targets as of March 27, 2022, as discussed on page 42.

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COMPENSATION OF EXECUTIVE OFFICERS

(c) Estimated Future Payouts Under Equity Incentive Plan Awards

The numbers shown report the range of potential payouts at the end of the three-year performance cycle for the PSU grants made in fiscal year 2022 to Erik Nordstrom, Peter Nordstrom, Kenneth Worzel, Alexis DePree, Anne Bramman and Edmond Mesrobian under the 2019 EIP. Payouts are shown in units of 75%, 100% and 150% of the number of PSUs granted. The PSU grants to Anne Bramman and Edmond Mesrobian were forfeited upon their separation on December 2, 2022 and October 14, 2022, respectively.

(d) All Other Stock Awards: Number of Shares of Stock or Units

The numbers shown report the number of RSUs granted to Michael Maher, Alexis DePree and Edmond Mesrobian in fiscal year 2022 under the 2019 EIP. The RSUs granted on March 3, 2022 to Michael Maher vest equally over four years, beginning on March 10, 2023. The RSUs granted to Michael Maher, Alexis DePree and Edmond Mesrobian on May 26, 2022 vest 50% on June 10, 2024 and 50% on June 10, 2025. The RSUs granted to Edmond Mesrobian were forfeited upon his separation on October 14, 2022.

(e) All Other Option Awards: Number of Securities Underlying Options

The numbers shown report the number of stock options granted to the NEOs in fiscal year 2022 under the 2019 EIP. Stock options were granted on March 3, 2022 and become exercisable on March 10, 2025 and March 10, 2026. The stock option grants to Anne Bramman and Edmond Mesrobian were forfeited upon their separations on December 2, 2022 and October 14, 2022, respectively.

(f) Exercise or Base Price of Option Awards

The exercise price of the stock options granted on March 3, 2022 of $25.68 was the closing price of Common Stock on the grant date.

(g) Grant Date Fair Value of Stock and Option Awards

The grant date fair value of PSUs, RSUs and stock options was calculated in accordance with ASC 718.

The reported value for PSUs granted to Erik Nordstrom, Peter Nordstrom, Kenneth Worzel, Alexis DePree, Anne Bramman and Edmond Mesrobian was calculated by multiplying the number of PSUs granted by the fair value of a PSU on the date of grant, which was $22.58 on March 3, 2022. This is not the value received. The actual value they may receive will depend on performance requirements at the end of the three-year performance cycle and the market price of Common Stock at vest. The PSU grants to Anne Bramman and Edmond Mesrobian were forfeited upon their separations on December 2, 2022 and October 14, 2022, respectively.

The reported value for RSUs was calculated by multiplying the number of RSUs awarded by the fair value of an RSU on the date of grant. The fair value of the RSU grant on March 3, 2022 to Michael Maher was $23.18. The fair value of the RSU grants on May 26, 2022 to Michael Maher, Alexis DePree and Edmond Mesrobian was $22.15. The actual value they may receive will depend on whether the time-based vesting requirement is met and the market price of Common Stock at the time of any vesting. The RSUs granted to Edmond Mesrobian were forfeited upon his separation on October 14, 2022.

The reported value of stock options was calculated by multiplying the number of options awarded by the fair value of an option on the date of grant. The fair value for the stock option grants on March 3, 2022 was $10.36. The actual value the NEOs may receive will be the number of options exercised multiplied by the difference between the stock price at the future exercise date and the grant price. The grant price on March 3, 2022 was $25.68. The stock option grants to Anne Bramman and Edmond Mesrobian were forfeited upon their separations on December 2, 2022 and October 14, 2022, respectively.

2023 Proxy Statement	52

COMPENSATION OF EXECUTIVE OFFICERS

Outstanding Equity Awards at Fiscal Year End 2022

The following table provides information on the current holdings of stock options and stock awards by NEOs as of the fiscal year ended January 28, 2023. The table includes vested but unexercised stock options, unvested stock options, unvested RSUs and unvested PSUs. The vesting schedules for outstanding stock options and RSUs are provided on page 55, respectively. Information about the amount of Common Stock beneficially owned by the NEOs is provided in the Beneficial Ownership Table on page 84. Anne Bramman and Edmond Mesrobian forfeited all unvested equity upon their separation on December 2, 2022 and on October 14, 2022, respectively.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
		Exer- cisable	Unexer- cisable (a)
Erik B.	3/4/2013	99,563	—	—	50.26	3/4/2023	—	—	—	—
Nordstrom	3/3/2014	60,747	—	—	57.16	3/3/2024	—	—	—	—
	2/24/2015	45,996	—	—	75.23	2/24/2025	—	—	—	—
	2/29/2016	82,141	—	—	51.32	2/28/2026	—	—	—	—
	6/7/2016	10,838	—	—	40.50	6/7/2026	—	—	—	—
	2/28/2017	38,653	—	—	46.66	2/28/2027	—	—	—	—
	3/5/2019	54,801	18,268	—	45.33	3/5/2029	—	—	—	—
	3/9/2020	73,703	73,704	—	26.79	3/9/2030	—	—	—	—
	8/27/2020	245,829	—	—	14.79	8/27/2030	—	—	—	—
	3/4/2021	—	297,619	—	35.52	3/4/2031	—	—	—	—
	3/3/2022	—	102,506	—	25.68	3/3/2032	—	—	—	—
	3/3/2022	—	—	—	—	—	—	—	52,449	966,111
Michael W.	3/4/2013	3,250	—	—	50.26	3/4/2023	—	—	—	—
Maher	3/3/2014	2,270	—	—	57.16	3/3/2024	—	—	—	—
	2/24/2015	2,360	—	—	75.23	2/24/2025	—	—	—	—
	2/29/2016	3,615	—	—	51.32	2/28/2026	—	—	—	—
	3/5/2019	—	—	—	—	—	1,426	26,267	—	—
	3/9/2020	—	—	—	—	—	4,775	87,956	—	—
	6/1/2020	59,136	—	—	16.59	6/1/2030	—	—	—	—
	8/27/2020	—	—	—	—	—	2,799	51,558	—	—
	3/4/2021	—	6,766	—	35.52	3/4/2031	—	—	—	—
	3/4/2021	—	—	—	—	—	6,453	118,864	—	—
	3/3/2022	—	9,578	—	25.68	3/3/2032	—	—	—	—
	3/3/2022	—	—	—	—	—	12,842	236,550	—	—
	5/26/2022	—	—	—	—	—	54,177	997,940	—	—
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COMPENSATION OF EXECUTIVE OFFICERS

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
		Exer- cisable	Unexer- cisable (a)
Peter E.	3/4/2013	99,563	—	—	50.26	3/4/2023	—	—	—	—
Nordstrom	3/3/2014	60,747	—	—	57.16	3/3/2024	—	—	—	—
	2/24/2015	45,996	—	—	75.23	2/24/2025	—	—	—	—
	2/29/2016	82,141	—	—	51.32	2/28/2026	—	—	—	—
	6/7/2016	10,838	—	—	40.50	6/7/2026	—	—	—	—
	2/28/2017	38,653	—	—	46.66	2/28/2027	—	—	—	—
	3/5/2019	54,801	18,268	—	45.33	3/5/2029	—	—	—	—
	3/9/2020	73,703	73,704	—	26.79	3/9/2030	—	—	—	—
	8/27/2020	245,829	—	—	14.79	8/27/2030	—	—	—	—
	3/4/2021	—	297,619	—	35.52	3/4/2031	—	—	—	—
	3/3/2022	—	102,506	—	25.68	3/3/2032	—	—	—	—
	3/3/2022	—	—	—	—	—	—	—	52,449	966,111
Kenneth J.	3/4/2013	40,536	—	—	50.26	3/4/2023	—	—	—	—
Worzel	3/3/2014	26,141	—	—	57.16	3/3/2024	—	—	—	—
	2/24/2015	20,585	—	—	75.23	2/24/2025	—	—	—	—
	2/29/2016	38,057	—	—	51.32	2/28/2026	—	—	—	—
	6/7/2016	23,433	—	—	40.50	6/7/2026	—	—	—	—
	2/28/2017	16,464	—	—	46.66	2/28/2027	—	—	—	—
	3/5/2019	79,712	79,713	—	45.33	3/5/2029	—	—	—	—
	3/5/2019	—	—	—	—	—	4,646	85,579	—	—
	3/9/2020	—	—	—	—	—	21,889	403,195	—	—
	8/27/2020	366,540	—	—	14.79	8/27/2030	—	—	—	—
	3/4/2021	—	68,915	—	35.52	3/4/2031	—	—	—	—
	3/4/2021	—	—	—	—	—	31,636	582,735	—	—
	3/3/2022	—	86,395	—	25.68	3/3/2032	—	—	—	—
	3/3/2022	—	—	—	—	—	—	—	44,205	814,256
Alexis	3/9/2020	—	—	—	—	—	10,719	197,444	—	—
DePree	3/9/2020	—	—	—	—	—	27,953	514,894	—	—
	6/1/2020	58,080	—	—	16.59	6/1/2030	—	—	—	—
	3/4/2021	—	32,649	—	35.52	3/4/2031	—	—	—	—
	3/4/2021	—	—	—	—	—	15,569	286,781	—	—
	3/3/2022	—	33,013	—	25.68	3/3/2032	—	—	—	—
	3/3/2022	—	—	—	—	—	—	—	17,037	313,822
	5/26/2022	—	—	—	—	—	45,147	831,608	—	—
Anne L.
Bramman	3/5/2019	61,777	—	—	45.33	3/5/2029	—	—	—	—
2023 Proxy Statement	54

COMPENSATION OF EXECUTIVE OFFICERS

(a) Number of Securities Underlying Unexercised Options: Unexercisable

The following table shows the grant date, vesting schedule and expiration date for all unvested stock options as of the fiscal year ended January 28, 2023. On March 5, 2019, Erik Nordstrom and Peter Nordstrom received a stock option grant with a four-year vesting schedule of 25% per year. On March 5, 2019, Kenneth Worzel and Anne Bramman also received a stock option grant with a four-year vesting schedule of 50% on March 10, 2022 and 50% on March 10, 2023. Anne Bramman forfeited the unvested portion of her award upon her separation on December 2, 2022, and had 61,777 exercisable stock options as of the end of fiscal year 2022. On March 4, 2021, Erik Nordstrom and Peter Nordstrom each received a stock option grant that vests 50% on March 10, 2024 and 50% on March 10, 2025 subject to the condition that the average daily closing price of our Common Stock meets or exceeds $45 per share for any twenty consecutive trading day period prior to March 10, 2025. On March 4, 2021, Michael Maher, Kenneth Worzel and Alexis DePree also received a stock option grant that vests 50% on March 10, 2024 and 50% on March 10, 2025, and is not subject to a price condition for vesting.

Grant Date	Vesting Schedule	Expiration Date
3/5/2019	25% per year with a remaining vesting date of 3/10/2023	3/5/2029
3/5/2019	50% on 3/10/2022 and 50% on 3/10/2023 with a remaining vesting date of 3/10/2023	3/5/2029*
3/9/2020	25% per year with remaining vesting dates of 3/10/2023 and 3/10/2024	3/9/2030
3/4/2021	50% on 3/10/2024 and 50% on 3/10/2025	3/4/2031
3/3/2022	50% on 3/10/2025 and 50% on 3/10/2026	3/3/2032

*The expiration date for Anne Bramman’s grant is March 12, 2023, 100 days after her separation.

(b) Number of Shares or Units of Stock That Have Not Vested

The following table shows the grant date and vesting schedule for all unvested RSUs as of the fiscal year ended January 28, 2023. On March 9, 2020, Michael Maher, Kenneth Worzel and Alexis DePree received a RSU grant with a four-year vesting schedule of 25% per year. On March 9, 2020, Alexis DePree received an additional RSU grant with a three-year vesting schedule of 33% in years one and two and 34% in the final year.

Grant Date	Vesting Schedule
3/5/2019	25% per year with a remaining vesting date of 3/10/2023
3/9/2020	25% per year with remaining vesting dates of 3/10/2023 and 3/10/2024
3/9/2020	33% in years one and two and 34% in the final year with a remaining vesting date of 3/10/2023
8/27/2020	25% on 3/10/2021, 3/10/2022, 3/10/2023 and 3/10/2024, with remaining vesting dates of 3/10/2023 and 3/10/2024
3/4/2021	25% per year with remaining vesting dates of 3/10/2023, 3/10/2024 and 3/10/2025
3/3/2022	25% per year with remaining vesting dates of 3/10/2023, 3/10/2024, 3/10/2025 and 3/10/2026
5/26/2022	50% on 6/10/2024 and 50% on 6/10/2025

(c) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested

The numbers reported relate to outstanding PSUs granted in fiscal year 2022 that have time remaining in their three-year performance cycle, as discussed on page 42. If the performance cycle had ended on the last day of fiscal year 2022, the minimum percentage of 75% of PSUs outstanding would have been earned, which is reflected in the table.

(d) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

The amounts reported relate to outstanding PSUs granted in fiscal year 2022 that have time remaining in their three-year performance cycle, as discussed on page 42. If the performance cycle had ended on the last day of fiscal year 2022 and the PSUs vested, the minimum percentage of 75% of PSUs outstanding would have been earned at $18.42, the closing price of Common Stock on January 27, 2023, the last market trading day of the fiscal year.

55	2023 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Option Exercises and Stock Vested in Fiscal Year 2022

The following table provides information for the NEOs on the number of shares of Common Stock acquired and value realized from Options exercised and Awards that vested with respect to fiscal year 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Erik B. Nordstrom	—	—	13,656	322,633
Michael W. Maher	—	—	12,745	282,788
Peter E. Nordstrom	—	—	13,656	322,633
Kenneth J. Worzel	—	—	44,589	1,064,499
Alexis DePree	—	—	46,977	1,149,135
Anne L. Bramman	281,657	483,943	40,613	973,087
Edmond Mesrobian	212,207	1,198,821	42,287	911,208

(a) Number of Shares Acquired on Vesting

The numbers reported include RSUs that vested during fiscal year 2022 for the NEOs. The amounts also include PSUs that vested for Erik Nordstrom, Peter Nordstrom and Kenneth Worzel of 603, 603 and 509, respectively, which vested on an accelerated basis in fiscal year 2022 solely to satisfy Social Security, Medicare or income tax withholding obligations of retirement-eligible employees with respect to their PSUs.

(b) Value Realized on Vesting

The amounts reported are the values realized for the RSUs that vested during fiscal year 2022 for the NEOs. The amounts also include the number of shares of Common Stock withheld on the vesting of PSUs for Erik Nordstrom, Peter Nordstrom and Kenneth Worzel to satisfy tax withholding obligations as described previously, multiplied by $16.39, the closing price of Common Stock on December 19, 2022, the vesting date.

Pension Benefits

The Company’s original SERP was introduced in the 1980s. Over the years, the plan design changed to better meet the purpose of encouraging designated executives to stay with Nordstrom throughout their careers and rewarding their significant and sustained contribution to the Company’s success by adding to their financial security upon retirement. Beginning in 2012, the SERP was closed to new entrants.

The NEOs, except Michael Maher, Alexis DePree, Anne Bramman and Edmond Mesrobian, who joined the Company or moved into an eligible role after the SERP had been closed to new entrants, are eligible for the SERP. The eligible NEOs are entitled to receive their full retirement benefit at age 58. Their full benefit is equal to 1.6% multiplied by final average pay, as described in the following paragraph, and their years of credited service, up to a maximum of 25 years. They may retire early and could receive a reduced benefit if they are between the ages of 53 and 57, inclusive, with at least 10 years of credited service and the CPCC approves the early retirement. The early retirement benefit is reduced 10% for each year that their retirement age is less than 58. If they retire after age 58, they are entitled to their full retirement benefit, increased with interest of 5% per year, compounded annually, for each full year worked beyond age 58, for a maximum of 10 years. The annual SERP benefit is capped at $700,000 after any early retirement reductions are applied.

Final average pay is the average base salary and annual performance-based cash bonus of the highest 36 months over the longer of:

•   the most recent five years of service; or

•   the entire period of service after the executive’s 53rd birthday.

The annual SERP benefit is paid upon retirement for the remaining life of the executive with a 50% annuity paid to a surviving spouse or life partner after the executive’s death. A surviving spouse or life partner also receives a 50% survivor benefit if the executive dies before retiring. The amount of this survivor benefit depends on the executive’s age and years of credited service at the time of death.

The SERP provides that no benefit will be paid to an executive whose employment is terminated for cause, which includes competitive behavior against the Company, as determined by the CPCC in the exercise of its discretion in accordance with the Plan. The CPCC also has discretion to discontinue payment of benefits under the SERP if the retired executive is found to have engaged in misconduct or in competitive behavior against the Company.

2023 Proxy Statement	56

COMPENSATION OF EXECUTIVE OFFICERS

Information about payment of the SERP benefit related to change in control is provided on page 63 in footnote (b) to the Potential Payments Upon Termination or Change in Control at Fiscal Year End 2022 table.

Because the SERP is a nonqualified deferred compensation plan, the Company is not obligated to fund it. If the Company were to become insolvent, participants would be unsecured general creditors, and there is no guarantee that funds would be available to pay all creditors in full. See the notes to the financial statements contained within the Company’s 2022 Annual Report for a discussion of the benefit obligation.

Fiscal Year 2022 Pension Benefits Table

The following table shows the present value of the accumulated SERP benefit payable to each of the NEOs, based on the number of years of service credited under the Plan to each NEO and actuarial assumptions consistent with those used in the Company’s 2022 Annual Report to calculate the Company’s obligations under the Plan. See the notes to the financial statements contained within the Company’s 2022 Annual Report for a discussion of the benefit obligation and assumptions used.

Name	Plan Name	Age (#)(a)	Number of Years Credited Service (#)(b)	Present Value of Accumulated Benefit ($)(c)	Payments During Last Fiscal Year ($)
Erik B. Nordstrom	SERP	59	25	10,805,200	—
Michael W. Maher				—	—
Peter E. Nordstrom	SERP	60	25	10,857,560	—
Kenneth J. Worzel	SERP	58	13	6,051,510	—
Alexis DePree				—	—
Anne L. Bramman				—	—
Edmond Mesrobian				—	—

(a) Age

Age is as of January 28, 2023, the last day of the fiscal year.

(b) Number of Years Credited Service

Although Erik Nordstrom and Peter Nordstrom each have more than 25 years of service, the number of years of credited service under the SERP is capped at 25.

(c) Present Value of Accumulated Benefit

Erik Nordstrom, Peter Nordstrom and Kenneth Worzel have met the minimum full retirement age of 58 with at least 10 years of credited service and would be eligible to receive the SERP benefit having the present values as shown in the table.

57	2023 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Nonqualified Deferred Compensation

The Company offers participation in the NDCP to eligible employees, including the NEOs. Under this Plan, a participant may defer up to 80% of base salary, up to 100% of performance-based bonus earned under the Company’s bonus plan and up to 100% of any vested PSUs, less applicable payroll taxes. Deferral elections are irrevocable and are made in compliance with Section 409A of the IRC. If a participant’s NDCP deferrals cause a reduction in the Company’s 401(k) match contribution, the Company may deposit a make-up contribution into the participant’s NDCP account. The Company may also provide a matching contribution, up to 4% of eligible pay over the 401(k) calendar year compensation limit, on deferrals into the NDCP by eligible participants. Participants in the Company’s SERP are not eligible for this matching contribution.

Plan participants may direct their cash deferrals to deemed investment alternatives, priced and valued similar to retail mutual funds. As of the end of the fiscal year, the Company offered nine deemed investment alternatives. In addition, Plan participants are offered a fixed rate option, which was 4.36% for calendar year 2022 and 4.18% for calendar year 2023, which is not subsidized by the Company but rather is a rate based on guaranteed contractual returns from a third-party insurance company provider. With the exception of the fixed rate fund, participants may change their investment allocations among these investment alternatives daily. Gains and losses for cash deferrals are credited to participant accounts daily, based on their investment elections. The deemed investment alternatives for cash do not include Common Stock. Vested PSUs that are deferred into the NDCP remain as stock units until distribution.

Fiscal Year 2022 Nonqualified Deferred Compensation Table

The following table discloses information on nonqualified deferred compensation for the NEOs under the Company’s NDCP for the fiscal year ended January 28, 2023. The Company’s SERP is also a nonqualified plan. Information regarding benefits payable to NEOs under the SERP is provided beginning on page 57.

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(c)
Erik B. Nordstrom	—	—	—	—	—
Michael W. Maher	—	—	(11,604)	—	206,219
Peter E. Nordstrom	—	—	—	—	—
Kenneth J. Worzel	86,058	—	18,013	—	992,508
Alexis DePree	—	—	—	—	—
Anne L. Bramman	74,173	—	12,696	—	338,949
Edmond Mesrobian	—	—	(33,173)	—	167,361

(a) Executive Contributions in Last Fiscal Year

The amounts reported are the deferrals made during the fiscal year.

(b) Aggregate Earnings in Last Fiscal Year

The amounts include the total interest or other earnings (loss) accrued in fiscal year 2022 on the entire NDCP account balance, including deferred PSUs.

(c) Aggregate Balance at Last Fiscal Year End

The amounts shown are the total NDCP balances, including earnings on deferrals, as of January 28, 2023.

2023 Proxy Statement	58

COMPENSATION OF EXECUTIVE OFFICERS

Potential Payments Upon Termination or Change in Control

The information on the following pages describes and quantifies certain amounts that would become payable under existing compensation plans if the NEOs’ employment had terminated on January 28, 2023, the last day of the fiscal year. The amounts are based on each executive’s compensation and years of service as of that date and, if applicable, based on the closing price of Common Stock on January 27, 2023, the last market trading day of the fiscal year, of $18.42. The estimates are based on all relevant plans effective at the end of the fiscal year and information available at that time. Actual values would reflect specific circumstances at the time of any termination, the plans and provisions effective if and when a termination event occurs and any other applicable factors.

Employment Agreements

The Company does not have employment agreements with any Nordstrom employees, including the NEOs. The Company maintains an executive severance plan to provide certain NEOs an appropriate level of severance benefits in the event of involuntary separation of service, not for cause. Except as described on the following pages, there are no agreements, arrangements or plans that entitle the NEOs to enhanced benefits upon termination of their employment.

Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2022

The following table shows various termination scenarios and payments that would be triggered under the Company’s compensation plans, with the exception of Anne Bramman and Edmond Mesrobian who separated prior to the end of the fiscal year on December 2, 2022 and October 14, 2022, respectively, and for whom actual payments upon termination are shown.

Name and Potential Payment	Death ($)	Disability ($)	Retirement ($)	Termination without Cause ($)	Qualifying Termination Following a Change in Control ($)
Erik B. Nordstrom
Continued or Accelerated Vesting of Equity Awards(a)	429,389	429,389	322,041	322,041	966,124
Vested SERP Benefit(b)	5,209,255	10,805,200	10,805,200	10,805,200	10,805,200
Life Insurance Proceeds(c)	1,517,000	—	—	—	—
Retiree Health Care Benefit(d)	159,075	328,029	328,029	328,029	328,029
Separation Benefit(e)	—	—	—	—	—
Disability Insurance Benefit(f)	—	35,000	—	—	—
Executive Management Bonus(g)	—	—	—	—	—
Total Value of Incremental Benefits	7,314,719	11,597,618	11,455,270	11,455,270	12,099,353
Michael W. Maher
Continued or Accelerated Vesting of Equity Awards(a)	726,172	726,172	—	—	1,519,134
Vested SERP Benefit(b)	—	—	—	—	—
Life Insurance Proceeds(c)	1,050,000	—	—	—	—
Retiree Health Care Benefit(d)	—	—	—	—	—
Separation Benefit(e)	—	—	—	808,662	—
Disability Insurance Benefit(f)	—	35,000	—	—	—
Executive Management Bonus(g)	—	—	—	—	—
Total Value of Incremental Benefits	1,776,172	761,172	—	808,662	1,519,134
Peter E. Nordstrom
Continued or Accelerated Vesting of Equity Awards(a)	429,389	429,389	322,041	322,041	966,124
Vested SERP Benefit(b)	5,525,170	10,857,560	10,857,560	10,857,560	10,857,560
Life Insurance Proceeds(c)	1,517,000	—	—	—	—
Retiree Health Care Benefit(d)	148,341	296,811	296,811	296,811	296,811
Separation Benefit(e)	—	—	—	—	—
Disability Insurance Benefit(f)	—	35,000	—	—	—
Executive Management Bonus(g)	—	—	—	—	—
Total Value of Incremental Benefits	7,619,900	11,618,760	11,476,412	11,476,412	12,120,495
59	2023 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

Name and Potential Payment	Death ($)	Disability ($)	Retirement ($)	Termination without Cause ($)	Qualifying Termination Following a Change in Control ($)
Kenneth J. Worzel
Continued or Accelerated Vesting of Equity Awards(a)	1,433,408	1,433,408	1,342,933	1,342,933	1,885,780
Vested SERP Benefit(b)	3,075,526	6,051,510	6,051,510	6,051,510	6,051,510
Life Insurance Proceeds(c)	1,790,000	—	—	—	—
Retiree Health Care Benefit(d)	163,725	342,065	342,065	342,065	342,065
Separation Benefit(e)	—	—	—	1,043,180	—
Disability Insurance Benefit(f)	—	35,000	—	—	—
Executive Management Bonus(g)	—	—	—	—	—
Total Value of Incremental Benefits	6,462,659	7,861,983	7,736,508	8,779,688	8,279,355
Alexis DePree
Continued or Accelerated Vesting of Equity Awards(a)	1,294,798	1,294,798	—	—	2,144,562
Vested SERP Benefit(b)	—	—	—	—	—
Life Insurance Proceeds(c)	1,300,000	—	—	—	—
Retiree Health Care Benefit(d)	—	—	—	—	—
Separation Benefit(e)	—	—	—	1,321,162	—
Disability Insurance Benefit(f)	—	35,000	—	—	—
Executive Management Bonus(g)	—	—	—	—	—
Total Value of Incremental Benefits	2,594,798	1,329,798	—	1,321,162	2,144,562
Anne L. Bramman
Continued or Accelerated Vesting of Equity Awards(a)	—	—	—	—	—
Vested SERP Benefit(b)	—	—	—	—	—
Life Insurance Proceeds(c)	—	—	—	—	—
Retiree Health Care Benefit(d)	—	—	—	—	—
Separation Benefit(e)	—	—	—	—	—
Disability Insurance Benefit(f)	—	—	—	—	—
Executive Management Bonus(g)	—	—	—	—	—
Total Value of Incremental Benefits	—	—	—	—	—
Edmond Mesrobian
Continued or Accelerated Vesting of Equity Awards(a)	—	—	—	—	—
Vested SERP Benefit(b)	—	—	—	—	—
Life Insurance Proceeds(c)	—	—	—	—	—
Retiree Health Care Benefit(d)	—	—	—	—	—
Separation Benefit(e)	—	—	—	1,650,000	—
Disability Insurance Benefit(f)	—	—	—	—	—
Executive Management Bonus(g)	—	—	—	—	—
Total Value of Incremental Benefits	—	—	—	1,650,000	—

(a) Continued or Accelerated Vesting of Equity Awards

As of the end of fiscal year 2022, Erik Nordstrom, Michael Maher, Peter Nordstrom, Kenneth Worzel and Alexis DePree had unvested equity awards under our 2010 and 2019 EIPs. Treatment of the awards under various termination scenarios is described in this section. Anne Bramman and Edmond Mesrobian forfeited their unvested equity upon their separations on December 2, 2022 and October 14, 2022, respectively.

Stock Options

•   Death or Disability

The stock option agreements under the Company’s 2010 and 2019 EIPs generally provide that if a participant’s employment is terminated by reason of death or disability, all unvested stock options will immediately vest, with the exception of one-time stock option grants. The one-time stock option grant made on March 5, 2019 to Kenneth Worzel provides that if a participant’s employment is terminated by reason of death or disability, a prorated number of the stock options granted will immediately vest based on the number of full months employed. Vested stock options may be exercised by the participant or participant’s beneficiary during the period ending four years after termination, provided the 10-year term of the grant has not expired.

2023 Proxy Statement	60

COMPENSATION OF EXECUTIVE OFFICERS

The closing price of Common Stock as of the end of fiscal year 2022 was lower than the exercise prices of the unvested stock options that would immediately vest and be exercisable during the earlier of four years after termination or the 10-year term date of the grant. Therefore, no amounts are included in the table.

If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any of the Company’s confidential or proprietary information, then the post-separation vesting and exercise rights will cease immediately and all outstanding vested and unvested options and any shares of Common Stock delivered under such grants will be automatically forfeited.

•   Retirement or Termination without Cause

Stock option agreements under the Company’s 2010 and 2019 EIPs for annual grants generally provide that if a participant satisfies a minimum age and years of service requirement and the participant’s employment is terminated by reason of retirement or termination without cause, stock options granted more than six months prior to termination will continue to vest and may be exercised during the period ending four years after termination, provided the 10-year term of the grant has not expired. Erik Nordstrom, Peter Nordstrom and Kenneth Worzel qualify for this continued vesting for their annual stock option grants as they have reached the minimum retirement age of 55 with at least 10 years of service. The one-time stock option grant made on March 5, 2019 to Kenneth Worzel does not provide for continued vesting upon retirement or termination without cause.

The closing price of Common Stock as of the end of fiscal year 2022 was lower than the exercise prices of the unvested stock options that would continue to vest and be exercisable during the earlier of four years after termination or the 10-year term date of the grant. Therefore, no amounts are included in the table.

If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any of the Company’s confidential or proprietary information, then the post-separation vesting and exercise rights will cease immediately and all outstanding vested and unvested options and any shares of Common Stock delivered under such grants will be automatically forfeited.

•   Qualifying Termination Following a Change in Control

Stock option grants under the Company’s 2010 and 2019 EIPs do not provide for any payment or accelerated benefit upon a change in control. In the event of a change of control, outstanding awards shall continue in effect or be assumed, or an equivalent award substituted, by the successor corporation. If a participant experiences a qualifying termination (termination by the Company without cause or termination by the participant for good reason) within 12 months following a change in control of the Company, then the unvested stock options will automatically vest in full. Notwithstanding, if the successor corporation refuses to assume or substitute the award, then the CPCC shall provide for the cancellation of the vested portion of any such award in exchange for either an amount of cash (or stock, other securities or other property) and provide for the cancellation of the unvested portion of the award, if any, without payment of consideration. Generally, a change in control occurs upon:

•   the merger or consolidation of the Company with or into another entity;

•   the sale, transfer or other disposition of all or substantially all the Company’s assets;

•   a change in composition of 50% or more of the Board; or

•   any transaction as a result of which any person is the “beneficial owner” of securities of the Company representing at least 30% of the total voting power of the Company’s outstanding voting securities.

The closing price of Common Stock as of the end of fiscal year 2022 was lower than the exercise prices of the unvested stock options that would immediately vest and be exercisable if the NEOs experienced a qualifying termination within 12 months following a change in control of the Company. Therefore, no amounts are included in the table.

RSUs

•   Death or Disability

The RSU agreements under the 2010 and 2019 EIPs generally provide that if a participant’s employment is terminated by reason of death or disability, all unvested RSUs will immediately vest, with the exception of the one-time RSU grant made on March 9, 2020 to Alexis DePree, the RSU grant made on August 27, 2020 to Michael Maher and the RSU grants made on May 26, 2022 to Michael Maher and Alexis DePree. These one-time RSU grants provide that if employment is terminated by reason of death or disability, a prorated number of the RSUs will immediately vest based on the number of full months employed.

61	2023 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

The amounts in the table for Michael Maher, Kenneth Worzel and Alexis Depree include the values, as of the end of fiscal year 2022, of unvested RSUs that would immediately vest.

If, during the term of any outstanding grant, the participant engages in any business competitive with the Company or divulges or improperly uses any of the Company’s confidential or proprietary information, then any unvested RSUs and any Common Stock delivered on vesting under such grants will be automatically forfeited.

•   Retirement or Termination without Cause

The RSU agreements for annual grants under the 2010 and 2019 EIPs generally provide that if a participant satisfies a minimum age and years of service requirement and the participant’s employment is terminated by reason of retirement or termination without cause, RSUs granted more than six months prior to termination will continue to vest. Kenneth Worzel qualifies for this continued vesting as of the end of fiscal year 2022 as he has reached the minimum retirement age of 55 with at least 10 years of service.

The amounts in the table for Kenneth Worzel include the values, as of the end of fiscal year 2022, of unvested RSUs for his annual grants that would continue to vest after termination.

If, during the term of any outstanding grant, the participant engages in any business competitive with the Company or divulges or improperly uses any of the Company’s confidential or proprietary information, then any unvested RSUs and any Common Stock delivered on vesting under such grants will be automatically forfeited.

•   Qualifying Termination Following a Change in Control

RSU grants under the 2010 and 2019 EIPs do not provide for any payment or accelerated benefit upon a change in control. In the event of a change of control, outstanding awards shall continue in effect or be assumed, or an equivalent award substituted, by the successor corporation. If a participant experiences a qualifying termination (termination by the Company without cause or termination by the participant for good reason) within 12 months following a change in control of the Company, then the unvested RSUs will automatically vest in full. Notwithstanding, if the successor corporation refuses to assume or substitute the award, then the CPCC shall provide for the cancellation of the vested portion of any such award in exchange for either an amount of cash (or stock, other securities or other property) and provide for the cancellation of the unvested portion of the award, if any, without payment of consideration. See the Change in Control paragraph under Stock Options on page 61 for information about when a change in control occurs.

The amounts in the table include the values, as of the end of fiscal year 2022, of unvested RSUs that would vest if Michael Maher, Kenneth Worzel and Alexis Depree experienced a qualifying termination within 12 months following a change in control of the Company.

PSUs

•   Death or Disability

The 2022 PSU agreement under the 2019 EIP provides that if a participant’s employment is terminated before the end of a performance cycle by reason of death or disability, the participant, or participant’s beneficiary, will be entitled to a prorated payment, based on target performance and the number of full months employed during the performance cycle.

The amounts in the table for Erik Nordstrom, Peter Nordstrom, Kenneth Worzel and Alexis DePree include the values of the prorated 2022 PSUs at a payout of 100% (target) based on termination on the last day of fiscal year 2022.

If, during the term of any outstanding grant, the participant engages in any business competitive with the Company or divulges or improperly uses any of the Company’s confidential or proprietary information, then any unvested PSUs and any Common Stock delivered on vesting under such grants will be automatically forfeited.

•   Retirement or Termination without Cause

The 2022 PSU agreement under the 2019 EIP provides that if a participant satisfies a minimum age and years of service requirement and the participant’s employment is terminated before the end of the performance cycle by reason of retirement or termination without cause, the participant will be entitled to a prorated payment, based on the number of full months employed during the performance cycle, with respect to any performance share units granted more than six months prior to termination that were earned during the performance cycle. Erik Nordstrom, Peter Nordstrom and Kenneth Worzel qualify for this prorated payment upon retirement as of the end of the fiscal year as they have reached the minimum retirement age of 55 with at least 10 years of service.

The amounts in the table for Erik Nordstrom, Peter Nordstrom and Kenneth Worzel include the values of the prorated number of PSUs at a 75% payout that would have been earned if the end of the performance cycle and retirement dates had both occurred on the last day of fiscal year 2022.

If, during the term of any outstanding grant, the participant engages in any business competitive with the Company or divulges or improperly uses any of the Company’s confidential or proprietary information, then any unvested PSUs and any Common Stock delivered on vesting under such grants will be automatically forfeited.

2023 Proxy Statement	62

COMPENSATION OF EXECUTIVE OFFICERS

•   Qualifying Termination Following a Change in Control

The PSU grants under the 2019 EIP do not provide for any payment or accelerated benefit upon a change in control. In the event of a change of control, outstanding awards shall continue in effect or be assumed, or an equivalent award substituted, by the successor corporation. If a participant experiences a qualifying termination (termination by the Company without cause or termination by the participant for good reason) within 12 months following a change in control of the Company, then the unvested PSUs will vest in full based on the CPCC’s assessment of performance through the date of the qualifying termination, or if such performance is indeterminable at that time, at the 100% “target” level of performance. Notwithstanding, if the successor corporation refuses to assume or substitute the award, then the CPCC shall provide for the cancellation of the vested portion of any such award in exchange for either an amount of cash (or stock, other securities or other property) and provide for the cancellation of the unvested portion of the award, if any, without payment of consideration. See the Change in Control paragraph under Stock Options on page 61 for information about when a change in control occurs.

If the performance cycle had ended as of the close of fiscal year 2022, 75% of the outstanding 2022 PSUs would have been earned. The amounts in the table for Erik Nordstrom, Peter Nordstrom, Kenneth Worzel and Alexis DePree include the values of unvested PSUs at a 75% payout that would vest if they experienced a qualifying termination within 12 months following a change in control of the Company.

(b) Vested SERP Benefit

The annual SERP benefit is paid upon retirement for the remaining life of the executive with a 50% survivor annuity paid to the surviving spouse or life partner for the remainder of their life after the executive’s death, as described in the Pension Benefits section beginning on page 56.

•   Death

The amounts shown are the present values of the 50% survivor annuity, payable in equal installments to the spouse or life partner of the executive, and would continue for the remaining lifetime of the spouse or life partner.

•   Disability

The amounts shown for Erik Nordstrom, Peter Nordstrom and Kenneth Worzel are the present values of their SERP benefits as they have met the minimum age of 58 with at least 10 years of service and would be eligible for their full retirement benefits under the SERP. The amounts payable would be paid in equal installments on the Company’s regular payroll dates, assuming the payments would begin as of the last day of fiscal year 2022.

•   Retirement or Termination without Cause

The amounts shown for Erik Nordstrom, Peter Nordstrom and Kenneth Worzel are the present values of their SERP benefits as they have met the minimum age of 58 with at least 10 years of service and would be eligible for their full retirement benefits under the SERP. The amounts payable would be paid in equal installments on the Company’s regular payroll dates, assuming the payments would begin as of the last day of fiscal year 2022.

•   Qualifying Termination Following a Change in Control

No benefits are paid solely due to a change in control, although a change in control triggers immediate vesting and an obligation for the Company to fully fund accrued benefits through a trust. If an executive was separated from the Company after a change in control, a deferred annuity would be payable upon the executive reaching retirement age, or the executive’s actual age, if older.

The amounts shown for Erik Nordstrom, Peter Nordstrom and Kenneth Worzel are the present values of their SERP benefits as they have met the minimum age of 58 with at least 10 years of service and would be eligible for their full retirement benefits under the SERP. The amounts payable would be paid in equal installments on the Company’s regular payroll dates, assuming the payments would begin as of the last day of fiscal year 2022.

The CPCC has discretion to discontinue payment of benefits under the SERP if the retired executive is found to have engaged in misconduct or in competitive behavior against the Company.

(c) Life Insurance Proceeds

The Company provides life insurance for the NEOs of approximately 2 times annual base salary. The amounts reported in the table represent the life insurance proceeds that would be payable if Erik Nordstrom, Michael Maher, Peter Nordstrom, Kenneth Worzel or Alexis DePree had died as of the last day of the fiscal year. The premiums paid for the Company-provided life insurance are included in column (b) in the All Other Compensation in Fiscal Year 2022 table on page 50.

(d) Retiree Health Care Benefit

The Company provides continued health care coverage for the eligible NEOs if they separate from the Company after age 55 with at least 10 profit sharing years of service. These benefits include medical, behavioral health/substance abuse, vision, prescription drug and dental coverage. The eligible NEOs and their spouses or registered domestic partners and eligible dependents would be covered under the retiree health plan, and the executive and the Company would continue to share in the cost of the insurance premium. Coverage and cost sharing would continue for the surviving spouse or registered domestic partner and eligible dependents after the executive’s death. Effective November 1, 2013, the retiree health plan was closed to new entrants.

63	2023 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS

The amounts in the table for the eligible NEOs are the present values of the health care cost that would be payable by the Company if they had separated on the last day of the fiscal year. Erik Nordstrom, Peter Nordstrom and Kenneth Worzel have met the minimum retirement age of 55 with at least 10 profit sharing years of service and would be eligible for retirement. Assumptions used in determining these amounts include a discount rate of 4.95% and the PRI2012 White Collar, Fully Generational Mortality Table with projection scale MP2021.

An executive who is terminated for cause, as determined by the Company in the exercise of its discretion in accordance with the Plan, is not eligible to receive the retiree health care benefit.

(e) Separation Benefit

Under the Nordstrom, Inc. Executive Severance Plan, Michael Maher, Kenneth Worzel and Alexis DePree are eligible to receive benefits upon involuntary termination of employment by the Company, not for cause. To be eligible to participate in the Plan upon involuntary termination, the eligible NEO must have signed a non-competition and non-solicitation agreement. Prior to his appointment to Interim Chief Financial Officer and Chief Accounting Officer on December 5, 2022, Michael Maher was eligible, and remains eligible, for the Nordstrom, Inc. Executive Severance Plan, subject only to a non-solicitation agreement.

Erik Nordstrom and Peter Nordstrom are not eligible under the Plan. The benefits for eligible and participating employees include:

•   lump sum cash payment for severance: 18 or 24 months of base salary for Executive Officers, depending on their roles. This is reduced by an amount equal to the participant’s gross monthly SERP benefit multiplied by the number of months used to calculate the severance payment, if applicable;

•   lump sum cash payment for health coverage: the cost of the Company-paid portion of the employee’s currently elected health coverage for 12 months, unless the employee is eligible for the retiree health care benefit, as described in footnote (d), “Retiree Health Care Benefit”; and

•   six months of outplacement services.

Kenneth Worzel’s estimated separation payment shown on the following table is reduced by an amount equal to his estimated gross monthly SERP benefit multiplied by the number of months used to calculate his separation payment. No amount is included for the Company-paid portion of medical benefits as he qualifies for retiree health care benefits.

To be eligible to receive any benefits under the Nordstrom, Inc. Executive Severance Plan, the NEO must sign a release in which the executive agrees, among other things, not to disclose to anyone at any time any confidential information acquired during employment with the Company, and not to publish any statement, or instigate, assist or participate in the making or publication of any statement which is disparaging or detrimental in any way to the Company, except in each case as required by applicable law.

The potential separation benefits for the NEOs are shown in the following table, with the exception of Anne Bramman and Edmond Mesrobian who separated prior to the end of the fiscal year, and for whom actual benefits received are shown. Anne Bramman received no separation benefits upon her separation on December 2, 2022. In connection with his separation on October 14, 2022, Edmond Mesrobian received a lump sum cash severance payment equal to 24 months of base salary, in accordance with the terms for involuntary separation without cause under the Nordstrom, Inc. Executive Severance Plan; he received no lump sum cash payment for health coverage as he was not participating in the Company’s medical benefit plans, and he did not choose to utilize outplacement services.

Name	Separation Payment ($)	Company-Paid Portion of Medical Benefits ($)	Cost of Outplacement Services ($)	Total Separation Benefit ($)
Erik B. Nordstrom	—	—	—	—
Michael W. Maher	787,500	16,962	4,200	808,662
Peter E. Nordstrom	—	—	—	—
Kenneth J. Worzel	1,038,980	—	4,200	1,043,180
Alexis DePree	1,300,000	16,962	4,200	1,321,162
Anne L. Bramman	—	—	—	—
Edmond Mesrobian	1,650,000	—	—	1,650,000

(f) Disability Insurance Benefit

The Company provides long-term disability insurance for the NEOs. The amount reported in the table for each NEO is the long-term disability benefit provided of up to $35,000 per month. The premiums for the Company-provided disability insurance are included in column (b) in the All Other Compensation in Fiscal Year 2022 table on page 50.

(g) Executive Management Bonus

The performance period under the EMBP is the fiscal year. Therefore, a termination event that occurred on the last day of the fiscal year would not result in any additional or accelerated benefits under this Plan. However, if an employee died, became disabled or retired (after having met certain age and years of service requirements) during the fiscal year, the CPCC would have the sole discretion to determine what amounts, if any, an executive would remain eligible to receive as a performance-based bonus award. Any bonus award would be prorated to reflect the period of service during the fiscal year.

2023 Proxy Statement	64

COMPENSATION OF EXECUTIVE OFFICERS

Pay Ratio Disclosure

SEC rules require that U.S. publicly traded companies disclose the ratio of their PEO’s compensation to that of their median employee. Our PEO is our CEO, Erik Nordstrom.

For fiscal year 2022:

•   the annual total compensation of Erik Nordstrom was $3,470,982; and

•   the estimated median of the annual total compensation of all employees of our Company, other than Erik Nordstrom, was $32,185.

Based on this information, for 2022 the ratio of the annual total compensation of Erik Nordstrom, our Chief Executive Officer and PEO, to the median of the annual compensation of all employees was 108 to 1. In fiscal year 2021, we previously reported Erik Nordstrom’s annual total compensation as $5,753,133 resulting in a pay ratio of 217 to 1. As discussed on page 49 in footnote (f) to the Summary Compensation Table, the negative change in pension value previously reported in fiscal year 2021 for Erik Nordstrom, reflecting a decrease of $692,013, was erroneously included in the table in fiscal year 2021. After taking into account this correction, the pay ratio for fiscal year 2021 is 243 to 1.

The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions to apply certain exclusions and to make reasonable estimates that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.

To identify the median employee, we used the total compensation as reported on the 2022 W-2 for all of our U.S. employees, excluding our PEO, and the Canadian equivalent T4 for all of our Canadian employees, who were employed by us on January 28, 2023, the last day of our fiscal year. We included full-time, part-time, seasonal and temporary employees and did not annualize the compensation for our permanent full-time and part-time employees who were not employed with us for the entire fiscal year. We applied a Canadian to U.S. dollar exchange rate to the compensation elements paid in Canadian currency. Similar to other large retail companies, a significant portion of our workforce is employed on a part-time and seasonal basis. As of the end of fiscal year 2022, approximately 31,000 of our 60,000 employees – or 52% of our workforce – were either part-time or seasonal.

After identifying the median employee, we calculated annual total compensation for the median employee using the same methodology we used for determining total compensation for our NEOs as shown in the 2022 Summary Compensation Table on page 48.

65	2023 Proxy Statement

PAY VERSUS PERFORMANCE DISCLOSURE

We are required by SEC rules to disclose the following information regarding compensation paid to our NEOs. The amounts set forth under the headings “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid for non-CEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Footnote (d) sets forth the adjustments from the Total Compensation for each NEO reported in the Summary Compensation Table.

The following table sets forth additional compensation information for our CEO and our non-CEO NEOs, along with total shareholder return, net earnings and Incentive Adjusted EBIT performance results for fiscal years 2020, 2021 and 2022:
					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($) (b, c, d)	Average Summary Compensation Table Total for non-CEO NEOs ($)	Average Compensation Actually Paid to non-CEO NEOs ($) (b, c, d)	Total Shareholder Return ($) (e)	Peer Group Total Shareholder Return ($) (e)	Net Earnings ($M)	Incentive Adjusted EBIT ($M) (f)
2022	3,470,982	2,237,191	3,078,195	1,264,807	53	118	245	524
2021	6,445,146	820,766	5,165,440	(534,350)	61	146	178	666
2020	5,647,670	7,598,410	5,122,901	7,722,084	98	141	(690)	(1,047)

(a) NEOs included in the compensation columns reflect the following:

Year	CEO	Non-CEO NEOs
2022	Erik B. Nordstrom	Michael W. Maher, Peter E. Nordstrom, Kenneth J. Worzel, Alexis DePree, Anne L. Bramman, Edmond Mesrobian
2021	Erik B. Nordstrom	Anne L. Bramman, Peter E. Nordstrom, Kenneth J. Worzel, Edmond Mesrobian
2020	Erik B. Nordstrom	Anne L. Bramman, Peter E. Nordstrom, Kenneth J. Worzel, Edmond Mesrobian

(b) Fair value or change in fair value

Compensation Actually Paid (“CAP”) was calculated by beginning with the total amount reported in the Summary Compensation Table (“SCT”) for the applicable year, (i) subtracting the grant date fair value of stock awards reported in the Stock Awards column of the SCT (“Stock Awards”), (ii) subtracting the grant date fair value of option awards reported in the Option Awards column of the SCT (“Option Awards”), (iii) subtracting the actuarial present value of the accumulated benefit under defined benefit plans reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the SCT (“Change in Pension Value”), (iv) adding the change in fair value of stock and option awards for the applicable year and (v) adding the service cost and prior service cost for all defined benefit plans for the applicable year.

Fair value amounts were computed in a manner consistent with the fair value methodology used to account for stock-based compensation in accordance with ASC 718 and for PSUs, adjusted based on the probable achievement at each measurement date. The fair value amounts were calculated using our stock price on the last day of each fiscal year or the date of vesting, as applicable. The service cost and prior service cost for defined benefit plans were calculated using the same methodology as used for our financial statements under GAAP.

(c) Year-end stock price

For the portion of CAP that is based on year-end stock prices, the following prices were used for 2022: $18.42 (16% decrease change from prior year), for 2021: $21.85 (38% decrease change from prior year), and for 2020: $35.45 (4% decrease change from prior year).

(d) Compensation Actually Paid to CEO and non-CEO NEOs

CAP for the CEO and non-CEO NEOs reflects the adjustments from Total Compensation for each respective year reported in the SCT, as shown on the following table. Total Adjustments are calculated using un-rounded numbers and then rounded to the nearest dollar.
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PAY VERSUS PERFORMANCE DISCLOSURE

CEO		2020	2021	2022
SCT Total ($)		5,647,670	6,445,146	3,470,982
-	Value of stock awards and option awards reported in SCT	4,247,586	3,699,999	2,654,734
-	Change in pension value and Nonqualified Deferred Compensation reported in SCT	1,010,681	—	—
+	Year-end value of awards granted in fiscal year that are unvested and outstanding	7,132,586	1,429,354	1,485,367
+	Change in fair value of prior year awards that are unvested and outstanding	155,911	(3,800,744)	(76,644)
+	Fair market value of awards granted this year and that vested this year	—	—	9,883
+	Change in fair value (from prior year end) of prior year awards that vested this year	(372,946)	139,177	(215,375)
-	Prior year fair value of prior year awards that failed to vest this year	—	—	—
+	Service and prior service cost for pension plans	293,457	307,833	217,712
=	Total Adjustments	1,950,740	(5,624,380)	(1,233,791)
CAP ($)		7,598,410	820,766	2,237,191
Non-CEO NEO		2020	2021	2022
Average SCT ($)		5,122,901	5,165,440	3,078,195
-	Average value of stock awards and option awards reported in SCT	3,999,378	2,657,792	2,071,922
-	Average change in pension value and Nonqualified Deferred Compensation reported in SCT	480,022	347,475	—
+	Average year end value of awards granted in fiscal year that are unvested and outstanding	6,928,154	1,298,263	855,524
+	Average change in fair value of prior year awards that are unvested and outstanding	296,961	(4,256,482)	(121,002)
+	Average fair market value of awards granted this year and that vested this year	12,197	8,747	3,038
+	Average change in fair value (from prior year end) of prior year awards that vested this year	(355,907)	46,199	(47,797)
-	Average prior year fair value of prior year awards that failed to vest this year	—	—	553,875
+	Average service and prior service cost for pension plans	197,178	208,750	122,646
=	Total Adjustments	2,599,184	(5,699,789)	(1,813,389)
Average CAP ($)		7,722,084	(534,350)	1,264,807

(e) TSR and Peer Group TSR

Peer Group TSR reflects the S&P Retail Index as reflected in our Annual Report on the Form 10-K pursuant to Item 201(e) of Regulation S-K for the fiscal year ended January 28, 2023. Each year of TSR and Peer Group TSR reflects what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on February 1, 2020.

(f) Company-Selected Measure

As discussed in the Compensation Discussion & Analysis on page 37, the NEO’s bonus opportunity for 2022 was based 100% on Incentive Adjusted EBIT subject to achievement of the Incentive Adjusted ROIC threshold.
67	2023 Proxy Statement

PAY VERSUS PERFORMANCE DISCLOSURE

Pay Versus Performance Descriptive Disclosure

We believe the CAP in each of the years reported over the three-year cumulative period are reflective of the CPCC’s emphasis on “pay-for-performance” as the CAP fluctuated year over year, primarily due to stock performance and our varying levels of achievement against pre-established performance goals under our EMBP and PSUs.

The relationship between CAP, TSR and Peer Group TSR is shown below.

CAP ($M)
$8
$6
$4
$2
$—
($2)
TSR
$160
$120
$80
$40
$—
2020
2021
2022
CEO CAP
Non-CEO NEO CAP
TSR
Peer Group TSR

The relationship between CAP and Net Earnings is shown below.

$8
$6
$4
$2
$—
($2)
CAP ($M)
$400
$200
$—
($200)
($400)
($600)
($800)
Net Earnings ($M)
2020
2021
2022
CEO CAP
Non-CEO NEO CAP
Net Earnings

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PAY VERSUS PERFORMANCE DISCLOSURE

The relationship between CAP and Incentive Adjusted EBIT is shown below.

$8
$6
$4
$2
$—
($2)
CAP ($M)
$800
$400
$—
($400)
($800)
($1,200)
Incentive Adjusted EBIT ($M)
2020
2021
2022
CEO CAP
Non-CEO NEO CAP
Incentive Adjusted EBIT

Table of Measures Most Important to Last Fiscal Year

The following table lists our most important performance measures used to link CAP for our NEOs to company performance in 2022. Incentive Adjusted ROIC is used to determine bonus payouts for each of the NEOs as described on page 42 and cumulative sales and EBIT margin % are used to determine 2022 PSU payouts for the NEOs as described on page 42.

Most important performance measures for 2022
Incentive Adjusted EBIT
Incentive Adjusted ROIC
Cumulative Sales for 2022 - 2024
Cumulative EBIT margin % for 2022 - 2024
69	2023 Proxy Statement

PROPOSAL 3:  ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Board recommends a vote FOR this proposal.

The Company is providing shareholders with an advisory (nonbinding) vote on the compensation program of our NEOs as disclosed in this Proxy Statement.

At the 2017 Annual Meeting of Shareholders, over 95% of the votes cast approved our Board’s recommendation to hold advisory votes on an annual basis. At the 2022 Annual Meeting of Shareholders, over 90% of the votes cast were supportive of our compensation program.

In light of this support of the compensation program for our NEOs, the CPCC continues to apply the same pay and benefits philosophy which underlies our pay-for-performance philosophy.

Compensation Program Highlights

As described in the CD&A beginning on page 37, our NEOs are rewarded when defined performance milestones are achieved and when value is created for our shareholders. Our CPCC and Board believe that our compensation program is effective in implementing our executive compensation philosophy and establishing a solid link between compensation and shareholder interests. Highlights of our compensation program include the following:

•   We deliver the majority of compensation through a pay-for-performance framework where incentives are based on achieving results. At least 70% of the value of the targeted compensation package for each of our NEOs is weighted toward pay-for-performance and variable compensation to reinforce our philosophy of compensating our executives when they and the Company are successful in ways that support shareholder interests.

•   Each year, the CPCC establishes the performance-based bonus measures that focus executives on the most important Company objectives. In 2022, the CPCC maintained the same financial performance measures and weighting of Incentive Adjusted EBIT, which emphasizes the importance of earnings and its role in driving shareholder value, and Incentive Adjusted ROIC, which ensures our overall performance aligns directly with shareholder returns over the long term. For additional detail on our performance-based annual bonus program, see page 42.

•   While the CPCC considers the 50th percentile (median) of our peer group as a reference, there is no specific percentage of target total direct compensation targeted by the CPCC other than to remain generally competitive with similarly situated peer companies. Target opportunities for individual pay elements vary by executive role based on scope of responsibilities and expected contributions.

•   We maintain meaningful executive stock ownership guidelines so that our executives’ interests, as shareholders, are aligned with our broader shareholder base.

•   We have an executive compensation clawback policy that applies to performance-based compensation.

•   The CPCC has retained and directs an independent compensation consultant.

•   We do not have employment agreements with our executives.

•   We do not provide tax gross-ups, except those related to relocation expenses when an executive must move to assume Company responsibilities.

•   We do not allow stock option grant repricing or backdating, nor do we grant options below 100% of fair market value.

•   We have a derivative and hedging policy that prohibits Directors and Executive Officers (as well as other key insiders and their immediate families) from engaging in hedging transactions with respect to any equity securities of the Company held by them.

•   We have restrictions on pledging of Common Stock.

Shareholder Support

We are asking our shareholders to indicate their support for our NEOs’ compensation as described in this Proxy Statement.

This proposal gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the 2023 Annual Meeting: “RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in the CD&A, the compensation tables and the related narrative disclosure in this Proxy Statement.”

Our Board has adopted a policy of annual executive compensation advisory votes. As an advisory vote, this proposal is not binding on the Company. However, our CPCC and Board value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding the Company’s NEOs.

2023 Proxy Statement	70

PROPOSAL 4:  ADVISORY VOTE REGARDING THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Board recommends a vote for “1 YEAR” for this proposal.

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, we are providing shareholders with an advisory vote on how frequently we should seek an advisory vote on the compensation of our NEOs.

By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on NEO compensation once every 1, 2, or 3 years.

The Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. Many elements of our executive compensation program are reviewed and determined annually, including base salary, performance-based cash awards under the Company’s EMBP, and long-term incentive grants under the 2019 EIP. Holding an annual advisory vote on executive compensation would more closely coincide with these decisions, promote corporate transparency and shareholder awareness of the Company’s compensation policies and practices and also provides the Company with more direct and immediate feedback on our compensation disclosures and practices.

Shareholders will be able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years, or abstain. Shareholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their own choice from among the frequency options. The option of 1 year, 2 years or 3 years that receives the highest number of votes cast by shareholders will be the frequency for future advisory votes on executive compensation that has been selected by shareholders. Because this vote is advisory, it is not binding on the Board or the Company. However, the Board values the opinions of our shareholders and will consider the outcome of the vote when setting the frequency of future advisory votes on executive compensation.

71	2023 Proxy Statement

PROPOSAL 5:  APPROVAL OF THE NORDSTROM, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN

The Board recommends a vote FOR this proposal.

Shareholders are being asked to vote on a proposal to approve the Nordstrom, Inc. Amended and Restated 2019 Equity Incentive Plan (the “Plan”). The Company has granted equity awards to its employees and directors under Nordstrom equity compensation plans since 1977 as part of a long-held approach to pay for performance. All of the Company’s prior plans have expired or were terminated when the shareholders approved the Plan at the 2019 Annual Meeting of Shareholders. The Plan was subsequently amended at the 2020 Annual Meeting of Shareholders to increase the reserves for issuance by the Company by 15,000,000 shares to 24,500,000 shares (the “Prior Approval”).

As we move forward, we believe it is important the Company have the ability to use stock-based compensation to attract and retain key talent, provide employees with a stake in the Company’s success, and align our team with long-term shareholder outcomes.

Absent shareholder approval, as a result of the volatility of the price of the Company’s Common Stock, the number of shares remaining available for grant under the Plan may become insufficient to meet the Company’s anticipated needs in 2024 – both with respect to its annual compensatory awards, as well as any potential need to address employee retention concerns. Accordingly, the Compensation, People and Culture Committee (the “Committee”) of the Company’s Board approved on February 28, 2023 an additional 15,000,000 shares for issuance under the Plan, subject to shareholder approval. Therefore, we are asking the Company’s shareholders to approve this amendment to the Plan to increase the reserves for issuance by 15,000,000 shares, which we expect to last 2-3 years. In addition, we have amended the Plan, among other things, to add a limit of $750,000 to non-employee Director compensation that can be granted during the fiscal year (including cash and stock).

Equity compensation is also fundamental to our compensation philosophy and core objectives of paying for performance and aligning the interests of employees with those of shareholders. We believe that equity awards, and the potential they hold for appreciation through an increase in our stock price, support our pay-for-performance philosophy, provide further incentive to our employees to focus on creating long-term shareholder value and create an ownership culture that links employees’ interests with those of our shareholders and our long-term results, performance, and financial condition.

The highlights of the Plan, as amended for this share request, are set forth below. Specifically, the Plan:

•   reserves for issuance by the Company of 39,500,000 shares, representing the 24,500,000 shares available after the Prior Approval plus the 15,000,000 shares added as a result of the amendment to the Plan;

•   requires each share issued as part of a full-value award, such as a grant of unrestricted shares, restricted shares, restricted stock units or performance share units, and dividend equivalents to count as 1.6 shares for purposes of determining shares remaining available for grant;

•   prohibits liberal share recycling as shares not issued as a result of the net settlement of an outstanding stock appreciation right or stock option; shares used to pay the exercise price or withholding taxes related to an outstanding award; or shares repurchased on the open market with the proceeds of a stock option exercise price will not be returned to the 2019 Plan;

•   provides for “double trigger” rather than “single trigger” accelerated vesting, meaning awards will be accelerated as the result of a change in control where the participant’s employment is involuntarily terminated without cause or the participant terminates for “good reason” within 12 months following a change of control and with respect to performance-based awards allowing for acceleration of vesting at target if actual performance cannot be determined upon a qualifying termination;

•   establishes one year as the minimum period for vesting of all awards, provided that the Committee may grant awards that vest in less than one year if the total number of such shares does not exceed 5% of the available shares authorized for issuance under the 2019 Plan;

•   prohibits the issuance of dividends or dividend equivalents on stock options and stock appreciation rights and prohibit delivery of dividends or dividend equivalents on all other types of awards unless such awards are earned and vested;

•   prohibits the repricing of stock options or stock appreciation rights without shareholder approval;

•   subjects all awards to the Company’s clawback policy as described on page 46; and

•   prohibits the transfer of awards, except in the context of death or as otherwise required by law, or as approved by the Committee.

As of the Record Date, the Company had available for issuance 9,762,653 shares under the Plan. In addition, the Plan permits the Company to issue shares if they are forfeited under awards previously issued under the Company’s prior (and now terminated) 2010 Equity Incentive Plan.

2023 Proxy Statement	72

PROPOSAL 5: APPROVAL OF THE NORDSTROM, INC. AMENDED & RESTATED 2019 EQUITY INCENTIVE PLAN

The following table shows information regarding outstanding options and full-value awards as of April 10, 2023 under the 2010 Equity Incentive Plan and the Plan.

Outstanding Options (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Years of Contractual Life (#)	Unvested Full Value Awards (#)*
8,398,633	34.56	6.04	6,636,085

* Includes restricted stock units and performance share units granted at maximum. Each outstanding full value award reduces the shares available for grant under the 2019 Equity Incentive Plan by 1.6 shares.

Summary of Plan Terms

The following is a summary of the Plan, a complete copy of which has been filed with the SEC as Appendix B to this Proxy Statement and is also available on the SEC’s website at www.sec.gov. This summary is qualified in its entirety by the actual terms of the Plan, which are incorporated herein by this reference.

Participants

Eligible participants include the Company’s and its subsidiaries’:

•   employees; and

•   non-employee directors.

The Plan is broad enough to cover all of the Company’s and its subsidiaries’ full- or part-time employees and non-employee directors, consisting of approximately 60,000 people as of the Record Date. The Company currently grants equity to approximately 615 eligible employees and its non-employee directors.

Purpose

The purpose of the Plan is to promote the long-term success of the Company and its subsidiaries and the creation of shareholder value by:

•   motivating participants to focus on the Company’s critical long-range objectives;

•   encouraging the attraction and retention of employees and non-employee directors; and

•   aligning participant and shareholder interests through stock ownership.

Administration

The Committee administers the Plan, except that it may also appoint a secondary Board committee or one or more senior executive officers to administer the Plan with respect to employees who are not considered executive officers under Section 16 of the Exchange Act. The Committee may delegate certain day-to-day administrative duties under the Plan to the Company’s Compensation Department (or similar department).

Awards

The types of awards that may be made under the Plan are:

•   options to purchase shares of Common Stock;

•   stock appreciation rights;

•   unrestricted shares of Common Stock;

•   restricted shares of Common Stock;

•   restricted stock units; and

•   performance share units.

Share Limits and Vesting Requirements

As originally approved, the limit on the number of shares of Common Stock that may be delivered under the Plan through the issuance of any type of award could not exceed (i) 24,500,000 plus (ii) any shares currently underlying awards outstanding under the 2010 Equity Incentive Plan and 2004 Equity Incentive Plan but which are forfeited or which expire without exercise during the term of the Plan. If approved by the shareholders, this amendment to the Plan will authorize an additional 15,000,000 for issuance under the Plan.

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PROPOSAL 5: APPROVAL OF THE NORDSTROM, INC. AMENDED & RESTATED 2019 EQUITY INCENTIVE PLAN

The maximum number of shares that are available for grant under the Plan are subject to reduction by 1.6 shares for each share that is delivered in settlement of an award of unrestricted shares, restricted shares, restricted stock units, performance share units, dividends and dividend equivalents. When a share is delivered in settlement of one of the foregoing types of awards, the maximum is reduced by 1.6 shares and when a share is delivered in settlement of an option or stock appreciation right, the maximum is reduced by one share.

All awards granted under the Plan shall vest no earlier than the first anniversary of the date of grant provided that up to 5% of the authorized shares under the Plan (including all unrestricted shares of Common Stock) may be granted without this limit.

The Plan also sets forth a limit of $750,000 on non-employee Director compensation that can be granted during any fiscal year (including cash and stock).

Options

Options may be incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the IRC or nonqualified stock options not designed to qualify for favorable tax treatment. Incentive stock options may only be granted to employees. Each option agreement will specify the type of option and the date or event when all or any installment of the option is to become exercisable. The Company has historically granted nonqualified options with a four-year vesting period. The option agreement will also specify the term of the option, provided, however, that the term of an option will in no event exceed 10 years from the date of grant. An option agreement may provide for accelerated exercisability in the event of the optionee’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the optionee’s service.

The exercise price of an option may not be less than 100% of the fair market value of Common Stock on the date of grant. Options may not be repriced.

At the Committee’s discretion, the exercise price of an option may be paid with:

•   cash;

•   cash equivalents;

•   the delivery of outstanding shares of Common Stock;

•   the cashless exercise method through a broker;

•   a net exercise method through a broker; or

•   a combination of these methods.

No dividend or dividend equivalent rights shall accrue or be paid with respect to options.

Stock Appreciation Rights

Stock appreciation rights may be granted with such terms and conditions as may be determined by the Committee provided, however, that the term of a stock appreciation right may not exceed 10 years from the date of grant. Each grant will be evidenced by a stock appreciation rights agreement, which will specify the number of shares of Common Stock to which the right pertains. The agreement will also specify the exercise price, the date when all or any installment is to become exercisable and the term of the stock appreciation right. The agreement may provide for accelerated exercisability in the event of the optionee’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the optionee’s service. Stock appreciation rights may be awarded in combination with options, and such an award may provide that the stock appreciation rights will not be exercisable unless the related options are forfeited.

At the Committee’s discretion, upon exercise of a stock appreciation right, the participant (or person having the right to exercise the right after his or her death) will receive:

•   cash;

•   shares of Common Stock; or

•   any combination of both.

The exercise price of a stock appreciation right may not be less than 100% of the fair market value of Common Stock on the date of grant. Stock appreciation rights may not be repriced.

No dividend or dividend equivalent rights shall accrue or be paid with respect to stock appreciation rights.

Unrestricted Shares

Shares not subject to vesting may be awarded for such consideration, consisting of any tangible or intangible property or benefit to the Company, including services performed and contracts for services, as the Committee may determine.

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PROPOSAL 5: APPROVAL OF THE NORDSTROM, INC. AMENDED & RESTATED 2019 EQUITY INCENTIVE PLAN

Restricted Shares

Restricted shares may be granted with such terms and conditions as the Committee may determine. These restricted shares may be awarded for such consideration, consisting of any tangible or property or benefit to the Company, including services performed and contracts for services, as the Committee may determine.

Each award of restricted shares will be subject to vesting. Vesting will occur, in full or in installments, upon satisfaction of the conditions specified in the restricted share agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company equal or exceed a target determined in advance by the Committee. A restricted share agreement may provide for accelerated vesting in the event of the recipient’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the recipient’s service.

The holders of restricted shares will have the voting, dividend and other rights as set forth in their restricted share agreement, and may have the same voting, dividend or other rights as the Company’s other shareholders provided that any dividends accrued on restricted shares shall be held in escrow by the Company and shall only be paid if and when restricted shares vest, in cash or in shares of unrestricted Common Stock having a fair market value equal to the amount of such dividends. Common Stock distributed to the holder of restricted shares on account of a stock split or stock dividend will be subject to restrictions and risk of forfeiture to the same extent as the restricted shares with respect to which such Common Stock has been distributed.

Restricted Stock Units

Restricted stock units may be granted with such terms and conditions as the Committee may determine. Each award of restricted stock units will be subject to vesting. Vesting will occur, in full or in installments, upon satisfaction of the conditions specified in the restricted stock unit agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company exceed a target determined in advance by the Committee. A restricted stock unit agreement may provide for accelerated vesting in the event of the recipient’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the recipient’s service.

The holders of restricted stock units will not have voting or dividend rights. Prior to settlement or forfeiture, any restricted stock unit may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right will entitle the holder to be paid an amount in cash or stock equal to the dividends that would have been paid if the restricted stock units had been issued and outstanding shares of Common Stock as of the record date for the payment of dividends, subject to applicable withholding taxes, if and when the restricted stock units vest.

At the discretion of the Committee, settlement of vested units may be made in the form of:

•   cash;

•   shares of Common Stock (unrestricted or restricted shares); or

•   any combination of both.

Performance Share Units

Performance share units may be granted with such terms and conditions as the Committee may determine. Performance share units are designated in shares of Common Stock.

Each award of performance share units will be subject to vesting. Vesting will occur, in full or in installments, upon satisfaction of the conditions specified in the performance share unit agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company exceed a target determined in advance by the Committee. A performance share unit agreement may provide for accelerated vesting in the event of the recipient’s death, disability or retirement and may provide for expiration prior to the end of the performance period in the event of the termination of the recipient’s service.

A holder of performance share units will have no rights to dividends and will not be entitled to vote such units. Prior to settlement or forfeiture, any performance share unit may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right will entitle the holder to receive, if and when the applicable performance share units vest, an amount in cash or stock equal to the dividends that would have been paid if the performance share units had been settled in shares of Common Stock on or before the record date for any dividends declared on the Company’s Common Stock, subject to applicable withholding taxes.

At the discretion of the Committee, settlement of vested performance share units may be made in the form of:

•   cash;

•   shares of Common Stock; or

•   any combination of both.

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PROPOSAL 5: APPROVAL OF THE NORDSTROM, INC. AMENDED & RESTATED 2019 EQUITY INCENTIVE PLAN

Change in Control

In the event of a change of control, outstanding awards shall continue in effect or be assumed, or an equivalent award substituted, by the successor corporation. Under the Plan, the vesting and exercisability of the awards will accelerate, in whole or in part, upon a “qualifying termination” within 12 months following a change in control. A “qualifying termination” means an involuntary, employer-initiated termination without cause or a voluntary termination for good reason. Notwithstanding, if the successor corporation refuses to assume or substitute the award, then the CPCC shall provide for the cancellation of the vested portion of any such award in exchange for either an amount of cash (or stock, other securities or other property) and provide for the cancellation of the unvested portion of the award, if any, without payment of consideration.

Federal Income Tax Consequences

The tax consequences of the Plan are complex, and the following discussion deals only with general tax principles applicable to the Plan under federal law.

Incentive stock options are options which under certain circumstances and subject to certain tax restrictions, have special tax benefits for employees under the IRC. Nonqualified stock options are options which do not receive such special tax treatment.

When the Committee grants an incentive stock option and when the participant exercises an incentive stock option and acquires Common Stock, the participant realizes no taxable income and the Company can claim no deduction. (However, the differences between the fair market value of the shares upon exercise and the exercise price is an item of tax preference subject to the possible application of the alternative minimum tax.) If the participant disposes of the stock before two years from grant or one year from exercise of the incentive stock option (a disqualifying disposition), any gain will be deemed compensation and taxed as ordinary income to the extent of the lesser of:

•   the spread between the option price and the fair market value of the stock at exercise; or

•   the difference between the sale price and the exercise price.

If a disqualifying disposition occurs, the Company can claim a deduction equal to the amount treated as compensation. If one- and two-year holding periods are satisfied, any gain realized when the shares are sold will be treated as capital gain, and the Company will receive no corresponding tax deduction.

When the Committee grants a nonqualified stock option, the participant realizes no taxable income and the Company can claim no deduction. On exercise of a nonqualified stock option, the participant realizes ordinary income to the extent of the spread and the Company can claim a tax deduction for the same amount.

When the Committee grants a stock appreciation right, the participant realizes no taxable income and the Company can claim no deduction. The cash or fair market value of stock received on a stock appreciation right exercise is taxed to the participant at ordinary income rates. The Company can claim a tax deduction in the same amount at such time.

Upon grant of unrestricted shares, the participant realizes ordinary income equal to the fair market value of the Common Stock on the date of grant and the Company can generally claim a tax deduction for the same amount.

Grants of restricted shares are generally not taxable to participants at the time of grant and the Company generally claims no deduction at that time. The Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the stock at the time the restrictions lapse (i.e., at the time the restricted shares vest), unless the participant elects, within thirty days of notification of the award, to recognize the income on the award date, in accordance with IRC Section 83(b) (an “83(b) election”). If the participant makes an 83(b) election, the Company receives a corresponding deduction at the time of grant. Any dividends received on restricted shares prior to the date the participant recognizes income on the stock are taxable compensation income when received and the Company is entitled to a corresponding tax deduction at such time.

The grant of restricted stock units and performance share units generally does not result in taxable income to the participant. Upon vesting, the number of shares issued or cash paid is treated as ordinary income, and the Company is entitled to a corresponding tax deduction at such time.

New Plan Benefits

The Committee has full discretion to determine the number and amount of options, stock appreciation rights, unrestricted and restricted shares, and restricted share units and performance share units to be granted to participants. Therefore, the benefits and amounts that will be received by each of the NEOs, the executive officers as a group, non-employee directors and all other employees under the Plan are not presently determinable. The fair market value as of the close of trading on April 10, 2023 was $16.64 per share.

Term, Termination and Amendment

The Plan will remain in effect until May 29, 2029, unless earlier terminated by the Board. The Board may, at any time and for any reason, amend the Plan. An amendment of the Plan will be subject to the approval of the Company’s shareholders to the extent required by applicable laws, regulations or rules.

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PROPOSAL 6:  APPROVAL OF THE NORDSTROM, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

The Board recommends a vote FOR this proposal.

At the Annual Meeting, Shareholders will be asked to approve the Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”). Shareholder approval of this amendment to the Plan will increase the maximum number of shares of Common Stock authorized for issuance under the Plan by 3,500,000 shares.

The Plan offers eligible employees the opportunity to acquire a stock ownership interest in the Company through periodic payroll deductions that are applied towards the purchase of Common Stock at a discount from the then-current market price.

The Plan was originally adopted by the Board in November 1999 and was approved by our shareholders in May 2000. On several occasions since the original adoption of the Plan, the Board and the Compensation, People and Culture Committee (the “Committee”) have adopted and put before shareholders for approval amendments to the Plan. Those amendments have addressed changes in law applicable to the Plan and have also increased the number of shares of Common Stock which may be purchased under the Plan to a total of 16,100,000 shares. As of April 10, 2023, out of the authorization of 16,100,000 shares, there were 1,871,175 shares available for future purchase under the Plan. In February 2023, at the recommendation of the Committee, the Board approved the amendment and restatement (collectively, the “Amendment”) of the Plan which, if approved by the shareholders, will increase the aggregate number of shares of Common Stock that may be purchased under the Plan as of the Record Date by 3,500,000 shares, to a total of 19,600,000 shares.

The primary purpose of the Amendment is to ensure that Nordstrom will have a sufficient reserve of Common Stock available under the Plan to provide eligible employees of the Company and its participating subsidiaries with the continuing opportunity to acquire an ownership interest in the Company through participation in the Plan. The Board also approved other minor editorial amendments. These administrative changes do not require shareholder approval.

The following is a summary of the principal features of the Plan. This summary is qualified in all respects by reference to the full text of the Plan, which has been filed with the SEC, in amended and restated form, as Appendix C to this Proxy Statement.

Summary of the Plan

Shares of Common Stock are offered under the Plan through a series of consecutive offering periods, each with a maximum duration of six months. Offering periods commence each April 1 and October 1. Purchases occur on the last trading day of each March and September.

With certain exceptions, any eligible employee of the Company or of a participating subsidiary on February 1 who remains an employee through April 1 may participate in the offering period commencing April 1, and any employee of the Company or a participating subsidiary on August 1 who remains an employee through October 1 may participate in the offering period commencing October 1. The price at which the employee may purchase the Common Stock is 90% of the closing price for the Common Stock as reported by the NYSE on the day the offering period terminates. An employee may elect to have up to 15% of his or her compensation withheld for the purpose of purchasing Common Stock under the Plan. As of the last day of each offering period, each participant is deemed to have been granted an option to purchase up to the lesser of (i) 1,000 shares or (ii) that whole number of shares determined by dividing the amount of the participant’s compensation withheld during the offering period by 90% of the fair market value of the Common Stock as determined at the end of the offering period.

Unless the participant elects to withdraw prior to the end of an offering period, each participant who continues to be employed as an employee by the Company or a participating subsidiary as of the end of an offering period is deemed to have exercised the option and purchased on such date the number of shares as may be purchased with the amount of his or her payroll deductions at the offering price (subject to the maximum number covered by his or her option). If employees subscribe to purchase more than the number of shares of Common Stock available during any offering, the available shares are allocated on a pro-rata basis to subscribing employees.

The Board may at any time amend, suspend or terminate the Plan. However, except in connection with certain reorganizations or recapitalizations of the Company, any increase in the aggregate number of shares of Common Stock issuable under the Plan is subject to approval by a vote of the Shareholders. Moreover, the Plan will automatically terminate on the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights.

The Plan is administered by the Committee, which is authorized to make rules and guidelines regarding the administration and interpretation of the Plan and to determine which of the company’s subsidiaries’ employees of the Company may participate in the Plan. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

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PROPOSAL 6: APPROVAL OF THE NORDSTROM, INC. AMENDED & RESTATED EMPLOYEE STOCK PURCHASE PLAN

Federal Income Tax Consequences

The Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the IRC, which provides that the employee does not have to pay federal income tax with respect to shares purchased under the Plan until he or she sells the shares.

If the employee has owned the shares for more than one year and sells or otherwise disposes of them at least two years after the day the offering period commenced, the employee will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) ten percent (10%) of the market price of the shares on the date the offering period commenced or (ii) the excess of the amount realized on the disposition over the price paid. Any additional gain upon the sale or disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such sale or disposition.

If an employee sells or otherwise disposes of the shares before he or she has owned them for more than one year or before the expiration of a two-year period commencing on the day the offering period commenced, that employee will recognize ordinary income in the year of sale or disposition equal to the difference between the purchase price and the fair market value of the shares on the date of purchase, and the Company will be entitled to an income tax deduction for the same amount for the taxable year in which such disposition occurs. Any additional gain or loss recognized on the sale or disposition of the stock will be short-term or long-term capital gain or loss, depending on how long the employee owned the stock.

New Plan Benefits

Participation in the Plan is entirely within the discretion of the eligible employees of the Company. As a result, the Company cannot forecast the extent of future participation. Therefore, the Company has omitted the tabular disclosure of the benefits or amounts allocated under the Plan.

Recommendation of the Board

The Board believes that it is in the best interests of the Company and its shareholders to approve the Plan in order to provide current and prospective employees of the Company and participating subsidiaries with the continuing opportunity to acquire equity interests in the Company through the Plan. Therefore, the Board believes that this Amendment to the Plan will advance the interests of the Company’s shareholders. Absent the approval of this Proposal 6, it is anticipated that the reserve of Common Stock available for purchase under the Plan may be exhausted as soon as 2024, depending on fluctuations in the Company’s stock price, which would, at that time, result in the termination of the Plan.

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PROPOSAL 7:  ADVISORY VOTE ON THE EXTENSION OF THE COMPANY’S SHAREHOLDER RIGHTS PLAN UNTIL SEPTEMBER 19, 2025

The Board recommends a vote FOR this proposal.

The Board adopted the Rights Plan on September 19, 2022 to protect the interests of the Company and all shareholders from the likelihood that any entity, person or group gains control of the Company through open-market accumulation or other means without payment of an adequate control premium. The Board believes that it is in the best interests of the Company and all shareholders to extend the Rights Plan until September 19, 2025, with the Board retaining the ability to terminate the Rights Plan prior to such date if warranted.

While shareholder approval is not required to extend the Rights Plan, the Board is asking shareholders to approve this advisory vote on the extension of the Rights Plan as part of the Board’s commitment to good corporate governance and to ensure that shareholders have an opportunity to voice their feedback on this important matter. Although the outcome of this proposal is non-binding, the Board will carefully consider the outcome of this proposal in considering whether to extend the Rights Plan.

Rationale for Extension of the Rights Plan

On September 19, 2022, the Board adopted a Shareholder Rights Agreement, by and between the Company and Computershare Trust Company, N.A., as rights agent, and declared a dividend of one common stock right for each outstanding share of Common Stock (the “Rights”) to shareholders of record at the close of business on September 30, 2022. See “Summary Description of the Rights Plan” below for more information about the Rights Plan.

The Rights Plan is similar to plans adopted by other public companies and is intended to protect the interests of the Company and all Nordstrom shareholders. As announced at the time of its adoption, the Rights Plan:

•   Reduces the likelihood that any entity, person or group gains control of the Company through open-market accumulation or other means without payment of an adequate control premium;

•   Helps ensure that the Board has sufficient time to make informed, deliberate decisions that are in the best interests of the Company and all shareholders;

•   Applies equally to all current and future shareholders of the Company;

•   Was not adopted in response to any specific takeover bid or other proposal to acquire control of the Company; and

•   Is not intended to deter offers that are fair and otherwise in the best interests of all shareholders.

The Board adopted the Rights Plan four days after El Puerto de Liverpool, S.A.B. de C.V. (“Liverpool”) disclosed it had acquired 9.9% of the Company’s Common Stock. Liverpool is a retailer operating mid- and high-end department stores in Mexico. While representatives of the Company had occasionally crossed paths with representatives of Liverpool before this date, such as at industry conferences, the Company was unaware that Liverpool was making an investment in the Company until shortly before Liverpool’s disclosure of their ownership stake.

In light of Liverpool’s rapid open-market share accumulation and the uncertainty regarding Liverpool’s intentions towards the Company, among other factors, the Board determined it was appropriate to adopt the Rights Plan. In making this determination, the Board also considered that if either Liverpool or members of the Nordstrom family increased their ownership, their combined ownership could determine the outcome of most shareholder votes if they voted together. The Rights Plan prevents Liverpool and members of the Nordstrom family from increasing their ownership of Common Stock and prevents Liverpool or any other shareholder from forming a “group” with members of the Nordstrom family, in each case except as permitted by the Rights Plan (including increases in beneficial ownership through the exercise of options and the vesting of restricted stock units granted by the Company).

In addition, on March 6, 2023, RC Ventures LLC (“RC Ventures”), an investment vehicle of Ryan Cohen, disclosed to the Company that it owned 4.2% of the Company’s common stock and formally requested a waiver from the Rights Plan that would permit RC Ventures to acquire up to 19.9% of the Company’s Common Stock (above the 10% trigger of the Rights Plan). If RC Ventures were permitted to and did acquire 19.9% of the Common Stock, then shareholders other than members of the Nordstrom family, Liverpool and RC Ventures (the “Other Public Shareholders”) would collectively own less than 40% of the outstanding Common Stock.

The Rights Plan will terminate in accordance with its terms on September 19, 2023. The Board believes that it is in the best interests of the Company and all shareholders to extend the Rights Plan until September 19, 2025 for the following reasons:

•        Deters a Creeping Acquisition of Control: The Rights Plan reduces the likelihood that any entity, person or group gains control of the Company through open-market accumulation or other means without payment of an adequate control premium. As a result of the Rights Plan, no shareholder can acquire beneficial ownership (as defined in the Rights Plan) of 10% or more of the Company’s Common

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PROPOSAL 7: ADVISORY VOTE ON THE EXTENSION OF THE COMPANY’S SHAREHOLDER RIGHTS PLAN UNTIL SEPTEMBER 19, 2025

Stock, including by forming a “group” with other shareholders with total ownership in excess of that threshold. Likewise, the Rights Plan operates to prevent the Nordstrom family from forming a “group” with other shareholders or acquiring additional shares of Common Stock other than in accordance with the Rights Plan. Under the Rights Plan, Anne E. Gittinger, Bruce A. Nordstrom, Erik B. Nordstrom, James F. Nordstrom and Peter E. Nordstrom and their respective affiliates and associates are collectively “grandfathered,” but they cannot acquire additional shares of Common Stock (including by forming a “group” with shareholders other than these persons) except in accordance with the Rights Plan (including increases in beneficial ownership through the exercise of options and the vesting of restricted stock units granted by the Company).

As of April 10, 2023 (or the earlier date set forth under Security Ownership of Certain Beneficial Owners and Management), Liverpool beneficially owned 9.76% of the outstanding Common Stock, and Anne Gittinger, Bruce Nordstrom, Erik Nordstrom, James Nordstrom and Peter Nordstrom beneficially owned 30.23% of the outstanding Common Stock in aggregate. In the absence of the Rights Plan, these persons could freely increase their beneficial ownership, which could result in these persons collectively holding a majority of the outstanding Common Stock.

•   Enables the Board to Respond to Unsolicited Acquisition Proposals: The Rights Plan helps ensure that the Board has sufficient time to make informed, deliberate decisions that are in the best interests of the Company and all Nordstrom shareholders. The Rights Plan is not intended to deter offers that are fair and otherwise in the best interests of all Nordstrom shareholders, but does give the Board the ability to defend shareholders against abusive or coercive takeover tactics by a potential acquirer that could be used to gain control of the Company without the acquirer paying all shareholders a fair price for their shares, including a partial or two-tier tender offer that fails to treat all shareholders equally.

•   Ensures the Other Public Shareholders Have the Ability to Reject a Merger Proposal: Under Washington corporate law, approval of a merger of the Company generally requires the approval of two-thirds of the votes entitled to be cast on the approval. RC Ventures has stated that, as of March 6, 2023, it beneficially owned 4.2% of the outstanding Common Stock and requested an exemption to purchase up to 19.9% of the Company’s Common Stock. If RC Ventures acquired 19.9% of the outstanding shares and RC Ventures, members of the Nordstrom family, and Liverpool all supported a merger of the Company, the merger would only require the support of approximately an additional 10% of outstanding shares to be approved.

The vote on this proposal will inform the Board’s independent decision in the exercise of its fiduciary duties as to whether it is advisable and in the best interests of the Company and its shareholders to extend the Rights Plan. Accordingly, the Board retains the authority to extend the Rights Plan, with or without amending one or more of its provisions, whether or not shareholders approve this proposal. Likewise, even if shareholders approve this proposal, the Board may determine not to extend the Rights Plan or, at any time during the term of the Rights Plan, may determine that the Rights Plan should be terminated, further extended, or otherwise amended.

If the Rights Plan is extended, Erik Nordstrom and Peter Nordstrom would be restricted in their acquisition of additional shares of Common Stock except to the extent such acquisitions were permitted by the Rights Plan.

Summary Description of the Rights Plan

The Rights. The Rights will attach to any shares of Common Stock that become outstanding after the record date for the Rights Plan and prior to the earlier of the Distribution Time (as defined below) and the Expiration Time (as defined below), and in certain other circumstances described in the Rights Plan.

Until the Distribution Time, the Rights are associated with Common Stock and evidenced by Common Stock certificates or, in the case of uncertificated shares of Common Stock, the book-entry account that evidences record ownership of such shares, which will contain a notation incorporating the Rights Plan by reference, and the Rights are transferable with and only with the underlying shares of Common Stock.

Until the Distribution Time, the surrender for transfer of any shares of Common Stock will also constitute the transfer of the Rights associated with those shares. As soon as practicable after the Distribution Time, separate rights certificates will be mailed to holders of record of Common Stock as of the Distribution Time. From and after the Distribution Time, the separate rights certificates alone will represent the Rights.

The Rights are not exercisable until the Distribution Time. Until a Right is exercised, its holder will have no rights as a shareholder of the Company, including the right to vote or to receive dividends.

Separation and Distribution of Rights; Exercisability. Subject to certain exceptions, the Rights become exercisable and trade separately from Common Stock only upon the “Distribution Time,” which occurs upon the earlier of:

•   the close of business on the tenth (10th) day after the “Share Acquisition Date” (which is defined as (a) the first date of public announcement that any person or group has become an “Acquiring Person,” which is defined as a person or group that, together with its affiliates and associates, beneficially owns 10% or more of the outstanding shares of Common Stock (with certain exceptions, including those described below) or (b) such other date, as determined by the Board, on which a person or group has become an Acquiring Person) or

•   the close of business on the tenth (10th) business day (or such later date as may be determined by the Board prior to such time as any person or group becomes an Acquiring Person) after the commencement of a tender offer or exchange offer that, if consummated, would result in a person or group becoming an Acquiring Person.

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PROPOSAL 7: ADVISORY VOTE ON THE EXTENSION OF THE COMPANY’S SHAREHOLDER RIGHTS PLAN UNTIL SEPTEMBER 19, 2025

An Acquiring Person does not include:

•   the Company or any subsidiary of the Company;

•   any officer, director or employee of the Company or any subsidiary of the Company in his or her capacity as such;

•   any employee benefit plan of the Company or of any subsidiary of the Company or any entity or trustee holding (or acting in a fiduciary capacity in respect of) shares of capital stock of the Company for or pursuant to the terms of any such plan or for the purpose of funding other employee benefits for employees of the Company or any subsidiary of the Company; or

•   any person or group that, together with its affiliates and associates, as of immediately prior to the first public announcement of the adoption of the Rights Plan, beneficially owns 10% or more of the outstanding shares of Common Stock so long as such person or group continues to beneficially own at least 10% of the outstanding shares of Common Stock and does not acquire shares of Common Stock (excluding as a result of any unilateral grant of any security by the Company, or through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by the Company to its directors, officers or employees) to beneficially own an amount equal to or greater than the greater of 10% and the sum of the lowest beneficial ownership of such person or group since the public announcement of the adoption of the Rights Plan plus 0.1% of the then outstanding shares of Common Stock.

In addition, the Rights Plan provides that no person or group will become an Acquiring Person as a result of share purchases or issuances directly from the Company or through an underwritten offering approved by the Board. Also, a person or group will not be an Acquiring Person if the Board determines that such person or group has become an Acquiring Person inadvertently and such person or group as promptly as practicable divests a sufficient number of shares so that such person or group would no longer be an Acquiring Person.

Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying Common Stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended, are treated as beneficial ownership of the number of shares of Common Stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of Common Stock are directly or indirectly held by counterparties to the derivatives contracts.

Anne E. Gittinger, Bruce A. Nordstrom, Erik B. Nordstrom, James F. Nordstrom and Peter E. Nordstrom and their respective affiliates and associates are deemed to be a “group” purely for purposes of the Rights Plan (even if such persons would not be considered to be part of a group under Regulation 13D of the Securities Exchange Act of 1934, as amended).

Expiration Time. The Rights will expire on the earliest to occur of (a) the close of business on September 19, 2023 (the “Final Expiration Time”), (b) the time at which the Rights are redeemed or exchanged by the Company (as described below) or (c) upon the closing of any merger or other acquisition transaction involving the Company pursuant to a merger or other acquisition agreement that has been approved by the Board before any person or group becomes an Acquiring Person (the earliest of (a), (b) and (c) being herein referred to as the “Expiration Time”).

Flip-in Event. In the event that any person or group (other than certain exempt persons) becomes an Acquiring Person (a “Flip-in Event”), each holder of a Right (other than such Acquiring Person, any of its affiliates or associates or certain transferees of such Acquiring Person or of any such affiliate or associate, whose Rights automatically become null and void) will have the right to receive, upon exercise, Common Stock having a value equal to two times the exercise price of the Right.

For example, at an exercise price of $94.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following a Flip-in Event would entitle its holder to purchase $188.00 worth of Common Stock for $94.00. Assuming that Common Stock had a per share value of $18.80 at that time, the holder of each valid Right would be entitled to purchase 10 shares of Common Stock for $9.40.

Flip-over Event. In the event that, at any time following the Share Acquisition Date, any of the following occurs (each, a “Flip-over Event”):

•   the Company consolidates with, or merges with and into, any other entity, and the Company is not the continuing or surviving entity;

•   any entity engages in a share exchange with or consolidates with, or merges with or into, the Company, and the Company is the continuing or surviving entity and, in connection with such share exchange, consolidation or merger, all or part of the outstanding shares of Common Stock are changed into or exchanged for stock or other securities of any other entity or cash or any other property; or

•   the Company sells or otherwise transfers, in one transaction or a series of related transactions, fifty percent (50%) or more of the Company’s assets, cash flow or earning power,

each holder of a Right (except Rights which previously have been voided as described above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

Anti-dilution Adjustments. The exercise price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

•   in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock,

•   if holders of the Common Stock are granted certain rights, options or warrants to subscribe for Common Stock or convertible securities at less than the current market price of the Common Stock or

•   upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

81	2023 Proxy Statement

PROPOSAL 7: ADVISORY VOTE ON THE EXTENSION OF THE COMPANY’S SHAREHOLDER RIGHTS PLAN UNTIL SEPTEMBER 19, 2025

With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least one percent (1%) of the exercise price. No fractional shares of Common Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading day prior to the date of exercise.

Redemption; Exchange. At any time prior to the earlier of (i) the tenth (10th) day following the Share Acquisition Date or (ii) the Final Expiration Time, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (subject to adjustment and payable in cash, Common Stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board authorizing any redemption or at a later time as the Board may establish for the effectiveness of the redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

At any time before any Acquiring Person, together with all of its affiliates and associates, becomes the beneficial owner of fifty percent (50%) or more of the outstanding shares of Common Stock, the Company may exchange the Rights (other than Rights owned by the Acquiring Person, any of its affiliates or associates or certain transferees of Acquiring Person or of any such affiliate or associate, whose Rights will have become null and void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

Amendment of the Rights Plan. The Company and the Rights Agent may from time to time amend or supplement the Rights Plan without the consent of the holders of the Rights. However, on or after the Share Acquisition Date, no amendment can materially adversely affect the interests of the holders of the Rights (other than the Acquiring Person, any of its affiliates or associates or certain transferees of Acquiring Person or of any such affiliate or associate).

Miscellaneous. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) or for common stock of the acquiring company or in the event of the redemption of the Rights as described above.

Additional Information. A copy of the Rights Plan has been filed with the Securities and Exchange Commission as an exhibit to a registration statement on Form 8-A and a current report on Form 8-K. A copy of the Rights Plan is also available free of charge from the Company.

This description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Plan, which was filed as an exhibit to a Form 8-K filed by the Company with the SEC on September 20, 2022.

2023 Proxy Statement	82

EQUITY COMPENSATION PLANS

The following table provides information as of the fiscal year ended January 28, 2023 about Common Stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board under all of the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities to be issued as reflected in column (1)) (3) (#)
Equity compensation plans approved by the Company’s shareholders(a)	13,694,556(b)	38	16,321,659(c)
Equity compensation plans not approved by the Company’s shareholders(d)	993	6	—
TOTAL	13,695,549	38	16,321,659

(a)  Consist of the 2010 and 2019 EIP and the ESPP. PSUs and RSUs do not have an exercise price and therefore have been excluded from the weighted average exercise price calculation in column (2).

(b) Includes 44,438 of deferred Director awards and 54,558 related to deferred PSUs.

(c) Includes 13,918,267 shares from the 2019 EIP, and 2,403,392 shares from the ESPP.

(d) Consist of plans assumed in connection with mergers and acquisitions.

83	2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by holders of more than 5% of the outstanding shares of Common Stock, by our Directors, by the NEOs, and by all Directors and Executive Officers of the Company as a group. Except as otherwise noted, each of the reporting persons has sole voting and investment power with respect to the shares listed. Except as otherwise noted, all information is as of April 10, 2023.

Name of Beneficial Owner		Amount and Nature of Beneficial Ownership (#)	Percent of Ownership (%)
(a)	Erik B. Nordstrom	3,539,574	2.18%
(b)	Peter E. Nordstrom	3,483,992	2.15%
(c)	Kenneth J. Worzel	725,520	*
(d)	Alexis DePree	133,161	*
(e)	Michael W. Maher	90,692	*
(f)	Edmond Mesrobian	78,761	*
(g)	Bradley D. Tilden	67,198	*
(h)	Stacy Brown-Philpot	33,740	*
(i)	Kirsten A. Green	24,547	*
(j)	Glenda G. McNeal	24,547	*
(k)	James L. Donald	19,457	*
(l)	Mark J. Tritton	19,457	*
(m)	Amie Thuener O’Toole	6,043	*
(n)	Atticus N. Tysen	1,910	*
(o)	Eric D. Sprunk	—	*
(p)	Anne L. Bramman	—	*
(q)	Directors and Executive Officers as a group (18 persons)	9,680,877	5.98%
	Greater than 5% Security Holders
(r)	Bruce A. Nordstrom 1617 Sixth Avenue Seattle, Washington 98101	25,241,423	15.64%
(s)	El Puerto de Liverpool, S.A.B. de C.V. Mario Pani No. 200, Col. Santa Fé Cuajimalpa Cuajimalpa, Ciudad de México, CP 05348, Mexico	15,755,000	9.76%
(t)	Anne E. Gittinger 1617 Sixth Avenue Seattle, Washington 98101	15,404,437	9.54%
(u)	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	9,974,728	6.18%
(v)	The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	9,420,303	5.84%

*    Does not exceed 1% of the Company’s outstanding Common Stock.
2023 Proxy Statement	84

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a) Erik B. Nordstrom

Amount and nature of beneficial ownership includes:

•   2,600,814 shares owned by him directly;

•   28,691 shares held by him in the Company’s 401(k) Plan;

•   667,828 shares that may be acquired by him through stock options exercisable within 60 days after April 10, 2023;

•   42,646 shares owned by his wife individually; and

•   199,595 shares held by a trust of which he is the trustee.

(b) Peter E. Nordstrom

Amount and nature of beneficial ownership includes:

•   2,471,488 shares owned by him directly, of which 230,000 shares are pledged as collateral for loans and are in compliance with the Company’s policy regarding pledging;

•   36,860 shares held by him in the Company’s 401(k) Plan;

•   667,828 shares that may be acquired by him through stock options exercisable within 60 days after April 10, 2023;

•   175,533 shares owned by his wife individually;

•   494 shares held by his wife in the Company’s 401(k) Plan;

•   49,060 shares held by trusts of which he is the trustee; and

•   82,728 shares held by trusts of which he is the trustee, for which he has sole voting and dispositive power and for which he disclaims beneficial ownership.

(c) Kenneth J. Worzel

Amount and nature of beneficial ownership includes:

•   88,239 shares owned by him directly;

•   6,310 nonvoting stock units held under the NDCP;

•   5,326 shares held by him in the Company’s 401(k) Plan; and

•   625,645 shares that may be acquired by him through stock options exercisable within 60 days after April 10, 2023.

(d) Alexis DePree

Amount and nature of beneficial ownership includes:

•   75,081 shares owned by her directly; and

•   58,080 shares that may be acquired by her through stock options exercisable within 60 days after April 10, 2023.

(e) Michael W. Maher

Amount and nature of beneficial ownership includes:

•   23,311 shares owned by him directly; and

•   67,381 shares that may be acquired by him through stock options exercisable within 60 days after April 10, 2023.

(f) Edmond Mesrobian

Mr. Mesrobian served as the Company’s Chief Technology and Information Officer until October 14, 2022. The following beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Mesrobian with the SEC prior to October 14, 2022, adjusted to give effect to subsequent transactions through April 10, 2023 of which the Company is aware in connection with employment-related equity awards:

•   78,761 shares owned by him directly.

(g) Bradley D. Tilden

Amount and nature of beneficial ownership includes:

•   52,515 shares held by a family trust, of which he is a trustee and beneficiary; and

•   14,683 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including his retirement from the Board.

(h) Stacy Brown-Philpot

Amount and nature of beneficial ownership includes:

•   3,444 shares owned by her directly; and

•   30,296 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including her retirement from the Board.

(i) Kirsten A. Green

Amount and nature of beneficial ownership includes:

•   24,547 shares owned by her directly.

(j) Glenda G. McNeal

Amount and nature of beneficial ownership includes:

•   24,547 shares owned by her directly.

(k) James L. Donald

Amount and nature of beneficial ownership includes:

•   19,457 shares held in a trust of which he is a trustee and beneficiary.

(l) Mark J. Tritton

Amount and nature of beneficial ownership includes:

•   19,457 shares owned by him directly.

(m) Amie Thuener O’Toole

Amount and nature of beneficial ownership includes:

•   6,043 shares owned by her directly.

(n) Atticus N. Tysen

Amount and nature of beneficial ownership includes:

•   1,910 shares owned by him directly.

(o) Eric D. Sprunk

Mr. Sprunk was appointed on April 16, 2023 and will receive a common stock award compensation as described under the caption “Director Compensation and Stock Ownership Guidelines” of this Proxy Statement.

(p) Anne L. Bramman

Ms. Bramman served as the Company’s Chief Financial Officer until December 2, 2022. The following beneficial ownership information is based on information contained in the last Form 4 filed by Ms. Bramman with the SEC prior to December 2, 2022, adjusted to give effect to subsequent transactions through April 10, 2023 of which the Company is aware in connection with employment-related equity awards:

•   0 shares owned by her directly.

85	2023 Proxy Statement

(q) Directors and Executive Officers as a group (18 persons)

Collectively, the combined amount and nature of beneficial ownership for the Directors and all Executive Officers include:

•   5,918,364 shares owned directly, of which 230,000 shares are pledged as collateral for third party obligations;

•   218,608 shares owned by spouses and trusts of which the respective Director or Executive Officer is a trustee, or a trustee and beneficiary;

•   44,979 nonvoting stock units held by participating Directors under the DDCP;

•   6,310 nonvoting stock units held by participating Executive Officers under the NDCP;

•   82,776 shares held by participating Executive Officers and their eligible spouses in the Company’s 401(k) Plan; and

•   2,682,708 shares that may be acquired by the Executive Officers as a group through stock options exercisable within 60 days after April 10, 2023.

(r) Bruce A. Nordstrom

•   Pursuant to a Schedule 13G filing made with the SEC, as of December 31, 2022, the aggregate amount beneficially owned by Mr. Nordstrom includes:

•   24,236,227 shares for which he has sole power to vote or to dispose or to direct disposition; and

•   1,005,196 shares for which he has shared power to vote or to dispose or to direct disposition.

(s) El Puerto de Liverpool, S.A.B. de C.V.

Pursuant to a Schedule 13G filing made with the SEC, as of September 8, 2022, the aggregate amount beneficially owned by El Puerto de Liverpool, S.A.B. de C.V. includes:

•   15,755,00 shares for which it has sole power to vote or to dispose or to direct disposition.

(t) Anne E. Gittinger

Pursuant to a Schedule 13G filing made with the SEC, as of December 31, 2022, the aggregate amount beneficially owned by Ms. Gittinger includes:

•   15,404,437 shares for which she has sole power to vote or to dispose or to direct disposition.

(u) BlackRock, Inc.

Pursuant to a Schedule 13G filing made with the SEC, as of December 31, 2022, the aggregate amount beneficially owned by BlackRock, Inc. includes:

•   9,618,987 shares for which it has the sole power to vote or to direct the vote; and

•   9,974,728 shares for which it has sole power to dispose or to direct disposition.

(v) The Vanguard Group

Pursuant to a Schedule 13G filing made with the SEC, as of December 30, 2022, the aggregate amount beneficially owned by The Vanguard Group includes:

•   48,798 shares for which it has shared power to vote or to direct the vote;

•   159,867 shares for which it has shared power to dispose or to direct disposition; and

•   9,260,436 shares for which it has sole power to dispose or to direct disposition.

Delinquent Section 16(a) Reports

Based upon a review of reports filed with the SEC and written representations that no other reports were required, the Company believes that during the fiscal year ended January 28, 2023 all of our Directors, Executive Officers and owners of in excess of 10% of Common Stock complied with the filing requirements of Section 16(a) of the Exchange Act, except that one Form 4 was filed late on behalf of Michael Maher relating to an RSU grant.

CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS

Review and Approval Process

We maintain policies and procedures regarding the identification, review and approval of related party transactions. In compliance with SEC rules, the CGNC reviews and approves or disapproves any transaction or series of related transactions in which: (1) the amount involved exceeds $120,000, (2) the Company or any of its subsidiaries is a participant, and (3) a related party (a Director or Executive Officer of the Company, any nominee for Director, any greater than 5% shareholders and any immediate family member of such persons) has a direct or indirect material interest. When considering a transaction, the CPCC will review all relevant factors, including the Company’s rationale for entering into a related party transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case if the transaction were entered with a third party, and the potential of an actual or apparent conflict of interest. After reviewing the information, the CPCC will approve or ratify the transaction or transactions only if the CPCC determines that the transaction is reasonable and fair to the Company.

2023 Proxy Statement	86

Related Party Transactions

During the fiscal year ended January 28, 2023, there were no related party transactions that require disclosure in this Proxy Statement.

OTHER MATTERS

The Board knows of no other matters that will be presented at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting or any convening or reconvening of the Annual Meeting upon an adjournment or postponement of the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their discretion to the extent permitted by Rule 14a-4(c) promulgated under the Exchange Act.

2024 ANNUAL MEETING OF SHAREHOLDERS
INFORMATION

Requirements and Deadlines for Submission of Proxy
Proposals, Nomination of Directors, and Other Business
of Shareholders

If a shareholder wants the Company to include a shareholder proposal in our Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 promulgated under the Exchange Act, our Corporate Secretary must receive the proposal at our principal executive offices no later than [●], 2023. Any such proposal must comply with all the requirements of Rule 14a-8.

If a shareholder intends to solicit proxies for a Director nominee other than the Company’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act for the 2024 Annual Meeting of Shareholders, our Corporate Secretary must receive notice of such intention at our executive offices no later than the close of business on [●], 2024. If the 2024 Annual Meeting changes by more than 30 calendar days from the date of the Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following public announcement by the Company of the date of the 2024 Annual Meeting. Any such notice of intent to solicit proxies must comply with all the requirements of Rule 14a-19. The requirements of Rule 14a-19 are in addition to the requirements under our Bylaws with respect to advance notice of Director nominations.

Under our Bylaws, shareholders must follow certain procedures to nominate a person for election as a Director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these advance-notice procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Corporate Secretary of the Company at our principal executive offices. We must receive notice as follows:

•   We must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business (other than a proposal pursuant to Rule 14a-8) for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. We must receive notice pertaining to the 2024 Annual Meeting of Shareholders no earlier than [●], 2024 and no later than [●], 2024.

•   However, if we hold the 2024 Annual Meeting of Shareholders on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders (in the case of proposed items of business) or announce it publicly (in the case of director nominations).

•   If we hold a special meeting to elect Directors, we must receive a shareholder’s notice of intention to introduce a nomination no later than ten days following the day on which notice of the annual meeting was mailed to shareholders.

All Director nominations and items of business, other than shareholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of the Company’s Bylaws. Our Bylaws provide that notice of a proposed nomination must include certain information about the nominating shareholder, related parties and each proposed nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the proposing shareholder and related parties. Any notice (other than a proposal pursuant to Rule 14a-8) that is received after the times specified herein for proposed items of business will be considered untimely under Rule 14a-4(c) under the Exchange Act. You may obtain a copy of the Company’s Bylaws at no cost from the Company’s Corporate Secretary or on the Company’s Investor Relations Website. The contact information for the Company’s Corporate Secretary is on page 92.

87	2023 Proxy Statement

FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1.	Why am I receiving these materials?

We have delivered printed versions of these materials to you by mail, because you were a shareholder of the Company as of the Record Date, and were entitled to receive notice of the 2023 Annual Meeting of Shareholders and to vote on matters that will be presented at the Annual Meeting.

2.	What items will be voted on at the Annual Meeting?
Shareholders will vote on the following matters at the Annual Meeting:		Board Recommendation:	Page Reference (for more detail):
Proposal 1	To elect eleven directors to serve until the 2024 Annual Meeting of Shareholders	FOR each Director Nominee	25
Proposal 2	To ratify the appointment of Deloitte as our Independent Registered Public Accounting Firm to serve for the fiscal year ending February 3, 2024	FOR	34
Proposal 3	To conduct an advisory vote regarding the compensation of our NEOs	FOR	70
Proposal 4	To conduct an advisory vote regarding the frequency of future advisory votes on the compensation of our Named Executive Officers	FOR “1 YEAR”	71
Proposal 5	To approve the Nordstrom, Inc. Amended and Restated 2019 Equity Incentive Plan	FOR	72
Proposal 6	To approve the Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan	FOR	77
Proposal 7	To conduct an advisory vote on the extension of the Company’s shareholder rights plan until September 19, 2025	FOR	79
Other	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof
3.	What is the date and time of the Annual Meeting?

Date & Time:  [●], 2023 at [●] [a/p].m. Pacific Daylight Time  Virtual Meeting Access:  [●]

This Proxy Statement was first mailed to shareholders on or about [●], 2023. It is furnished in connection with the solicitation of proxies by the Board to be voted during the Annual Meeting for the purposes set forth in the accompanying Notice. Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy during the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary prior to or during the Annual Meeting or by timely executing and delivering, by internet, telephone, or mail, another proxy dated as of a later date.

4.	How do I participate in the Meeting?

This year’s Annual Meeting will be accessible through the internet. We have adopted a virtual format for our Annual Meeting to make participation accessible for shareholders from any geographic location with internet connectivity. We have worked to offer the same participation opportunities as were provided at the in-person portion of our past meetings while further enhancing the online experience available to all shareholders regardless of their location. These proxy materials include instructions on how to participate in the meeting and how you may vote your shares of Company stock.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on the Record Date or hold a valid proxy for the meeting. To be admitted to the Annual Meeting at [●], you must enter the 16-digit control number found next to the label “Control Number” for postal mail recipients or within the body of the email sending you the Proxy Statement.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be part of the voting process. We strongly encourage you to vote before the meeting to ensure that your voice is heard. To vote during the meeting, shareholders of record can click on the ballot posted on the virtual meeting site and follow the instructions provided on the ballot. If you are a street name shareholder, you will need to provide a legal proxy from your bank, broker or other nominee in order to vote during the meeting and must provide an electronic image (such as a pdf file or scan) of the legal proxy when voting.

This year’s shareholder question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. You may submit a question in advance of the meeting at [●] after logging in with your Control Number. Questions may be submitted during the Annual Meeting through [●]. This question and answer session will be conducted in accordance with certain Rules of Conduct, which will be made available during the Annual Meeting. We will post questions and answers if applicable to Nordstrom’s business on the Nordstrom Investor Relations website shortly after the meeting.

2023 Proxy Statement	88

FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

We encourage you to access the Annual Meeting before it begins. Online check-in will start shortly before the meeting on [●], 2023. Should you have any difficulty accessing the meeting, please call the numbers found at the top of the log-in page found at [●] for technical assistance.

5.	What is a proxy statement, and what is a proxy?

A proxy statement is a document that SEC rules require us to provide you when we ask you to vote on certain matters at a meeting of our shareholders or when we ask you to sign a proxy designating certain individuals to vote on those matters on your behalf. A proxy is your legal designation of another person to vote the shares you own at a meeting of our shareholders. By signing the proxy card we provide to you, you will designate Michael W. Maher, our Interim Chief Financial Officer and Chief Accounting Officer, and Ann Munson Steines, our Chief Legal Officer, General Counsel and Corporate Secretary, as your proxies to vote your shares as you have directed during the Annual Meeting. Our Board is soliciting your proxy to vote your shares during the Annual Meeting and any adjournment or postponement of the meeting. Nordstrom pays the cost of soliciting your proxy and reimburses brokers and others for forwarding you the Proxy Statement, proxy card or voting instruction form, 2022 Annual Report.

The Company has retained Innisfree M&A Incorporated (“Innisfree”) to solicit proxies. Under our agreement with Innisfree, Innisfree will receive a fee of up to $[●]. The Company also agreed to indemnify Innisfree against certain liabilities relating to, or arising out of, its retention. Innisfree will solicit proxies by mail, telephone, facsimile and email.

6.	What is the difference between a shareholder of record and a street name shareholder?

Many Company shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held as a shareholder of record and those held in street name.

•   Shareholders of record: If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the “shareholder of record” or a “registered shareholder,” and the proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote at the virtual Annual Meeting.

•   Street name shareholders: If your shares are held in a stock brokerage account or by a bank, trustee or nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record. As the street name shareholder you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the virtual Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.

8.	How do I cast my vote?

We encourage you to vote in advance of the meeting on the internet or by telephone. It is convenient, and it saves us significant postage and processing costs. In addition, when you vote on the internet or by telephone, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. The method by which you vote your proxy will not limit your right to vote at the Annual Meeting if you decide to attend the Annual Meeting virtually.

Shareholders of record: The internet and telephone voting procedures are designed to verify that you are a shareholder of record by using a control number and allowing you to confirm that your voting instructions have been properly recorded. Internet and telephone voting for shareholders of record are available 24 hours a day. You can vote by any of the following methods:

Online At https://www.proxyvotenow.com/jwn
Toll-free Phone Call 1-855-260-7729 (U.S. or Canada) or 1-575-215-3286 (Outside of the U.S. or Canada)
Mail Sign, date and return your proxy card in the envelope provided to [●]

Street name shareholders: You may vote by the method explained on the proxy card or the voting instruction form you receive from the bank, broker or other record holder. You may vote in advance of the meeting until 11:59 p.m. Eastern Daylight Time on [●], 2023. If you are a street name shareholder, you must obtain a proxy, executed in your favor, from the bank, broker or other holder of record to be able to vote in person at the Annual Meeting.

Shareholders holding shares invested in the Company’s 401(k) Plan: If you participate in the Company’s 401(k) Plan, the number of shares of Common Stock in your account as of the Record Date are reflected on your proxy notice and may be voted as previously described for shareholders of record. However, if your vote on those shares is not received by 11:59 p.m. Eastern Daylight Time on [●], 2023, then the Plan Trustee will vote those shares in the same proportion as all other 401(k) Plan shares that have been voted.

Shareholders holding shares purchased through the Company’s ESPP: If you hold Common Stock that you acquired through the Company’s ESPP, you are the beneficial owner of those shares and your shares may be voted as previously described for street name shareholders.

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FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

9.	What does it mean if I receive more than one package of proxy materials?

This means that you have multiple accounts holding Nordstrom shares. These may include: accounts with our transfer agent, Computershare; shares held in the Nordstrom 401(k) Plan or purchased through the ESPP; and accounts with a broker, bank or other holder of record. Please vote all voting instruction forms and proxy cards that you receive to ensure that all of your shares are voted.

10.	Why did multiple shareholders at my address only receive one package of proxy materials?

SEC rules allow us to use a procedure called “householding” to deliver only one copy of our Notice, and for those shareholders that received a paper copy of proxy materials in the mail, one copy of our 2022 Annual Report, to multiple shareholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive proxy cards if they received a paper copy of proxy materials in the mail. By using the householding process, we reduce our printing costs, mailing costs and fees, and reduce the environmental impact of our annual meeting. If you are a shareholder, share an address and last name with one or more other shareholders, and would like to revoke your householding consent, or you are a shareholder eligible for householding and would like to participate, please contact Broadridge, either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. A number of brokerage firms have also instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

11.	What is a quorum and what is the voting requirement to approve each of the proposals?

We will have a quorum and will be able to conduct the business of the Annual Meeting if at least 80,711,896 shares, a majority of the outstanding shares of Common Stock as of the Record Date, are present at the Annual Meeting, either in person or by proxy. Your shares will be counted toward the number needed for a quorum if you: (i) vote on the internet or by telephone; (ii) submit a valid proxy card or voting instruction form; (iii) in the case of a shareholder of record, attend the Annual Meeting and vote your shares in person; or (iv) are a street name shareholder and your broker casts a discretionary vote on at least one of the proposals before the Annual Meeting, as described under Question 13.

To elect Directors and adopt the other proposals, the following votes are required:

Proposal	Vote Required	Discretionary Voting Allowed?
Election of eleven directors to serve until the 2024 Annual Meeting of Shareholders	Plurality of Votes Cast	No
Ratification of the appointment of Deloitte as our Independent Registered Public Accounting Firm to serve for the 2024 fiscal year	Majority of Votes Cast	Yes
Advisory vote regarding Executive Compensation: Say on Pay	Majority of Votes Cast	No
Advisory vote regarding the frequency of future advisory votes on Executive Compensation	Majority of Votes Cast	No
Approval of the Nordstrom, Inc. Amended and Restated 2019 Equity Incentive Plan	Majority of Votes Cast	No
Approval of the Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan	Majority of Votes Cast	No
Advisory vote on the extension of the Company’s shareholder rights plan until September 19, 2025	Majority of Votes Cast	No

Under Washington corporation law and our Articles of Incorporation and Bylaws, the approval of any corporate action taken at a shareholder meeting is based on votes cast. “Votes cast” means votes actually cast “for” or “against” a particular proposal, whether by proxy or in person. Broker nonvotes (broker nonvotes and discretionary voting are explained in the answers to Questions 13. and 14.) abstentions and withhold votes are not considered “votes cast” and have no effect on the proposals.

Washington corporation law does not provide shareholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting, and shareholders do not have cumulative voting rights with respect to the election of directors.

The Board recommends a vote FOR each of the following proposals.

•   Election of Eleven Directors: Because the Company received a notice from a shareholder stating its intention to nominate two candidates for election to the Board at the Annual Meeting, the election of directors is contested under our Bylaws even though such shareholder subsequently withdrew its notice. As a result, directors will be elected by a plurality of votes cast. A plurality of votes cast means that the eleven nominees receiving the highest number of votes in favor of their election will be elected to our Board. You may vote “for” or “withhold” from any director.

2023 Proxy Statement	90

FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

•   Ratification of the Appointment of Independent Registered Public Accounting Firm: Under the Company’s Bylaws, the votes cast “for” must exceed the votes cast “against” to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending February 3, 2024. You may vote “for,” “against” or “abstain” on this proposal.

•   Advisory Vote Regarding Executive Compensation: The votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the Company’s executive compensation program. You may vote “for,” “against” or “abstain” on this proposal.

•   Approval of the Nordstrom, Inc. Amended and Restated 2019 Equity Incentive Plan and approval of the Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan: Under the Company’s Bylaws, the votes cast “for” must exceed the votes cast “against” to approve such measures. You may vote “for,” “against” or “abstain” on this proposal.

•   Advisory Vote on the Extension of the Company’s Shareholder Rights Plan until September 19, 2025: Under the Company’s Bylaws, the votes cast “for” must exceed the votes cast “against” to approve this non-binding advisory vote. You may vote “for,” “against” or “abstain” on this proposal.

The Board recommends a vote of “1 Year” for the following proposal.

•   Advisory Vote Regarding the Frequency of Future Advisory Votes on Executive Compensation: A plurality of votes cast means the highest number of “for” votes will be the advisory vote of the shareholders. You may vote “1 Year,” “2 Years,” “3 Years,” or abstain on this proposal.

12.	Can I change my mind after I vote?

Yes, if you are a shareholder of record and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by:

•   delivering written notice of revocation to the Corporate Secretary at 1617 Sixth Avenue, Seattle, Washington 98101, Attn: Corporate Secretary that is received on or before 5:00 p.m. Pacific Daylight Time on [●], 2023;

•   voting again on the internet or by telephone prior to the Annual Meeting;

•   signing another proxy card with a later date and mailing it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, prior to the Annual Meeting; or

•   delivering your proxy or casting a ballot during the meeting.

If you are a street name shareholder, you should contact your bank, broker or other holder of record to revoke your proxy or change your vote.

13.	What if I do not return my proxy card or voting instruction form or return my proxy card and do not provide voting instructions?

•   Shareholders of record: If you are a registered shareholder and do not vote by internet or phone or return your voted proxy card, your shares will not be voted. If you submit a validly executed proxy card with no voting designation at all, your shares will be voted: for each of the Board’s nominees to be elected on Proposal 1, for Proposals 2, 3, 5, 6, and 7, and for “1 Year” on Proposal 4.

•   Street name shareholders: If you are a beneficial owner whose shares are held by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares for the ratification of Deloitte if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on any other proposal before the Annual Meeting. If your broker casts a discretionary vote on the ratification of Deloitte, a broker nonvote will occur as to each other proposal. Since shares that constitute broker nonvotes will not be included in vote totals and have no effect on the outcome of any of the proposals before the Annual Meeting, it is important that you instruct your broker on how to vote your shares.

•   Shareholders with shares invested in the Company’s 401(k) Plan: If your vote of shares held through the Company’s 401(k) Plan is not received by 11:59 p.m. Eastern Daylight Time on [●], 2023, then the Plan Trustee will vote your shares in the same proportion as shares that have been voted in the 401(k) Plan. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted by the Plan Trustee “for” all proposals. If any additional proposals are properly presented at the Annual Meeting and any adjournment thereof, the Plan Trustee will vote on the additional proposals in accordance with its discretion.

14.	Will abstentions or broker nonvotes affect the voting results?

If you abstain from voting on a proposal, or if a broker or bank casts a discretionary vote on the ratification of Deloitte but indicates it does not have discretionary authority to vote on another proposal, the shares will be counted for the purpose of determining if a quorum is present, but will have no effect on the other proposals to be considered at the Annual Meeting since these actions do not represent votes cast by shareholders.

15.	Who will count the vote?

[●] was appointed by the Board to tabulate the vote and act as Inspector of Election.

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FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

16.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results on a current report on Form 8-K within four business days of the Annual Meeting. The Form 8-K will be available online under the “SEC Filings” tab at the Investor Relations Website.

17.	How can I communicate with the Board?

Shareholders and other interested parties may communicate with Directors by contacting the Corporate Secretary’s Office at:

Telephone: 206-303-2541
E-mail: board@nordstrom.com
Mail: Nordstrom, Inc. 1617 Sixth Avenue Seattle, Washington 98101 Attn: Corporate Secretary

The Corporate Secretary will relay the question or message to the specific Director with whom the shareholder or interested party wishes to communicate.

If no specific Director is requested, the Corporate Secretary will relay the question or message to the Chairman. Certain items that are unrelated to the duties and responsibilities of the Board, such as business solicitations, advertisements, junk mail and other mass mailings, will not be relayed to Directors.

The AFC has established procedures to respond to possible concerns about ethics and accounting-related practices. To report your concerns, you may use the Company’s confidential Whistleblower Hotline at:

Telephone: 1-888-832-8358
Internet: ethicspoint.com

Your concerns will be investigated and communicated to the AFC, as necessary.

18.	What if I have additional questions that are not addressed here?

If you have any questions or require any assistance regarding our Annual Meeting, please contact our proxy solicitor:

Innisfree M&A Incorporated
Shareholders may call toll-free +1 (877) 750-8312
Banks and Brokers may call collect +1 (212) 750-5833

2023 Proxy Statement	92

APPENDIX A:  RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

Incentive Adjusted ROIC and Incentive Adjusted EBIT

We believe that Incentive Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.

Beginning in 2019, income statement activity for adjusted net operating profit and balance sheet amounts for average invested capital are measured under the Lease Standard and the 2018 amounts disclosed are under the previous lease standard. Under the previous lease standard, we estimated the value of our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provided additional supplemental information that estimated the investment in our operating leases. Estimated depreciation on capitalized operating leases and average estimated asset base of capitalized operating leases are not calculated in accordance with, nor an alternative for, GAAP and should not be considered in isolation or as a substitute for our results as reported under GAAP.

We define Incentive Adjusted ROIC as our adjusted net operating profit after tax divided by our average invested capital. Incentive Adjusted EBIT represents net earnings before income tax expense, interest expense and interest income, and contemplates non-operating related adjustments. These metrics are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measures calculated under GAAP which are most directly comparable to Incentive Adjusted EBIT and Incentive Adjusted ROIC are net earnings and return on assets. The following shows the components to reconcile the return on assets calculation to Incentive Adjusted ROIC:

	12 Fiscal Months Ended
($ in millions)	February 2, 2019	February 1, 2020	January 30, 2021	January 29, 2022	January 28, 2023
Net earnings (loss)	$564	$496	$(690)	$178	$245
Income tax expense (benefit)	169	186	(538)	68	92
Interest expense, net	104	102	181	246	128
EBIT	837	784	(1,047)	492	465
Non-operating related adjustments	72	24	—	(32)	38
Interest income	15	10	3	1	10
Operating lease interest(a)	—	101	95	87	85
Rent expense, net	251	—	—	—	—
Estimated depreciation on capitalized operating leases(b)	(134)	—	—	—	—
Adjusted net operating profit (loss)	1,041	919	(949)	548	598
Estimated income tax (expense) benefit(c)	(248)	(244)	416	(150)	(162)
Adjusted net operating profit (loss) after tax	$793	$675	$(533)	$398	$436
Average total assets	$8,282	$9,765	$9,718	$9,301	$9,069
Average estimated asset base of capitalized operating leases(b)	2,018	—	—	—	—
Average deferred property incentives and deferred rent liability	(616)	(307)	—	—	—
Average deferred property incentives in excess of right-of-use assets(d)	—	—	(276)	(232)	(197)
Average non-interest-bearing current liabilities	(3,479)	(3,439)	(3,138)	(3,352)	(3,185)
Non-operating related adjustments	4	—	—	—	—
Average invested capital	$6,209	$6,019	$6,304	$5,717	$5,687
Return on assets	6.8%	5.1%	(7.1%)	1.9%	2.7%
Incentive Adjusted ROIC	12.8%	11.2%	(8.5%)	7.0%	7.7%

(a) Operating lease interest is a component of operating lease cost recorded in occupancy costs. We add back operating lease interest for purposes of calculating adjusted net operating profit for consistency with the treatment of interest expense on our debt.

(b) Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating under the previous lease standard if they had met the criteria for a finance lease or we had purchased the property. The asset base for each quarter is calculated as the trailing four quarters of rent expense multiplied by eight, a commonly used method to estimate the asset base we would record for our capitalized operating leases.

(c) Estimated income tax (expense) benefit is calculated by multiplying the adjusted net operating profit (loss) by the effective tax rate for the trailing twelve month period. The effective tax rate is calculated by dividing income tax expense (benefit) by earnings (loss) before income taxes for the same trailing twelve month periods.

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APPENDIX A: RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

(d) For leases with property incentives that exceed the right-of-use assets, we reclassify the amount from assets to other current liabilities and other liabilities. The current and non-current amounts are used to reduce average total assets, as this better reflects how we manage our business.

The following is a reconciliation of net earnings (loss) to Incentive Adjusted EBIT:

	12 Fiscal Months Ended
($ in millions)	February 2, 2019	February 1, 2020	January 30, 2021	January 29, 2022	January 28, 2023
Net earnings (loss)	$564	$496	$(690)	$178	$245
Income tax expense (benefit)	169	186	(538)	68	92
Interest expense, net	104	102	181	246	128
EBIT	837	784	(1,047)	492	465
Non-operating related and other adjustments(a)	72	24	—	174	59
Incentive Adjusted EBIT	909	808	(1,047)	666	524

(a) Beginning in the 12 fiscal months ended January 29, 2022, our Incentive Adjusted EBIT measure excluded certain performance-based compensation elements in order to be more reflective of business performance.

2023 Proxy Statement	A-2

APPENDIX B:  NORDSTROM, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN

ARTICLE 1.    INTRODUCTION

The purpose of the Plan is to promote the long-term success of the Company and its Subsidiaries. Specific objectives are intended to encourage the attraction and retention of Employees and Nonemployee Directors, focus such individuals’ results on the Company’s critical, long-range goals and align such individuals’ interests with those of the Company’s shareholders.

The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute incentive stock options (ISOs), for Employees only, or nonqualified stock options (NSOs)), stock appreciation rights (SARs), Unrestricted Shares, Restricted Shares, Restricted Stock Units and Performance Share Units.

The Plan replaces the Nordstrom, Inc. 2010 Equity Incentive Plan (as amended and restated February 16, 2017) and the Nordstrom, Inc. 2002 Nonemployee Director Stock Incentive Plan (as amended on November 14, 2007). On February 28, 2023, the Board amended and restated the Plan, as set forth herein, subject to the approval of the Company’s shareholders.

ARTICLE 2.    ADMINISTRATION

2.1         Committee Composition. The Compensation, People and Culture Committee shall administer the Plan.

2.2         Committee Responsibilities. The Committee, in its absolute and sole discretion, shall (a) select the Employees and Nonemployee Directors who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee may delegate its authority hereunder to one or more Subcommittees or Company officers, to the extent permitted under the Code, applicable laws and regulations and any applicable exchange rules; actions taken by any Subcommittee or officers shall be subject to review by the full Committee. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3         Committee for Non-Officer/Non-Director Awards. The Board may also appoint a secondary committee of the Board or one or more senior executive officers of the Company to administer the Plan with respect to Employees who are not considered officers or Directors of the Company under Section 16 of the Exchange Act. That committee or senior executive officer may grant Awards under the Plan to such Employees and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary committee or senior executive officer, as the case may be.

2.4         Compensation Department Powers and Duties. Until such time as the Committee shall modify, revoke or rescind such authority, the Company’s Compensation department, or any successor department within the Company, regardless of name, has the powers and duties set forth below. Determinations made by the Compensation department (or other department) under this Section 2.4 shall be final and binding on all persons, but may, in the Committee’s absolute and sole discretion, be reviewed by the Committee. The powers and duties delegated by the Committee hereunder are to:

(a)         work with Plan service providers to ensure the effective administration of the Plan;

(b)         determine whether a Participant’s disability, as defined by a qualified medical professional acceptable to the Company’s Compensation department (or other department), qualifies as Disability as defined under the Plan; and

(c)          perform any and all tasks, duties, and responsibilities delegated by the Company or the Committee.

The Company’s Compensation department has authority to interpret the terms of the Plan and any Award in carrying out the powers and duties as set forth above.

ARTICLE 3.    SHARES AVAILABLE FOR AWARDS AND GENERAL VESTING REQUIREMENTS

3.1         Basic Limitation. Shares issued pursuant to the Plan shall be authorized but unissued shares. The aggregate number of Shares available for Awards of Options, SARs, Unrestricted Shares, Restricted Shares, Restricted Stock Units or Performance Share Units granted under the Plan shall not exceed (a) 39,500,000 Shares, all of which may be granted as ISOs, plus (b) the additional shares of Common Stock described in Section 3.3. The limitations of this Section 3.1 and Sections 3.2 and 3.3 shall be subject to adjustment pursuant to Article 12. The aggregate number of Shares available for issuance as Plan Awards shall be reduced by 1.6 (one point six) Shares for each Share delivered in settlement of any Award of Unrestricted Shares, Restricted Shares, Restricted Stock Units, Performance Share Units, dividends, or dividend equivalents, and by 1 (one) Share for each Share delivered in settlement of any Option Award or SAR. Awards that are required to be settled in cash will not reduce the number of Shares available for delivery under the Plan.

3.2         Additional Shares. If any Shares covered by an Award of Options, SARs, Restricted Shares, Restricted Stock Units or Performance Share Units terminate, lapse or are forfeited or cancelled, or such Award is otherwise settled without the delivery of the full number of Shares underlying the Award, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture, termination, lapse, cancellation, etc., shall again be, or shall become, available for issuance under the Plan; provided,

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APPENDIX B: NORDSTROM, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN

however, that Shares (a) delivered in payment of the exercise price of an Award, (b) not issued upon the net settlement or net exercise of SARs, (c) delivered to or withheld by the Company to pay withholding taxes related to an Award, or (d) purchased in the open market using option proceeds, shall not become available again for issuance under this Plan. Shares that again become available for issuance under the Plan pursuant to this Section 3.2 shall be added to the number of Shares available under Section 3.1 in the same ratios as applied to them at the time they were originally granted (e.g., 1.6 (one point six) Shares for each Share attributable to previously granted Awards of Restricted Shares, Restricted Stock Units or Performance Share Units and 1 (one) Share for each Share attributable to previously granted Option Awards or SARs).

3.3         Additional Shares from Prior Plan. Shares available for issuance under the Plan shall be increased by any shares of Common Stock subject to outstanding Awards under the Prior Plans on the effective date of the Plan, May 23, 2019, that later cease to be subject to such Awards for any reason other than the exercise, or vesting of such Awards (as the case may be), or any amounts withheld from such Awards by the Company for taxes on the Awards, which Shares shall, as of the date such Shares cease to be subject to such Awards, cease to be available for grant and issuance under the Prior Plans, but shall be available for issuance under the Plan under Section 3.1. Shares that become available for issuance under the Plan pursuant to this Section 3.3, shall become available for issuance under the Plan in such amount as they previously reduced the number of Shares available for issuance under the Prior Plans.

3.4         General Vesting Requirements. Awards granted under the Plan shall vest no earlier than the first anniversary of the date of grant. Notwithstanding the previous sentence, the Committee may grant Awards representing up to an aggregate maximum of five percent (5%) of the available Share reserve authorized for issuance under the Plan pursuant to Section 3.1 (subject to adjustment under Section 3.3) without regard to the foregoing minimum vesting requirement.

3.5         Nonemployee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount of cash that may become payable to an individual as compensation for Services as a Nonemployee Director during any calendar year shall not exceed $750,000. The Committee may make exceptions to this limit for Nonemployee Directors in extraordinary circumstances, as the Committee may determine in its discretion, provided that the Nonemployee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Nonemployee Directors.

ARTICLE 4.    ELIGIBILITY

4.1         Awards. Employees and Nonemployee Directors shall be eligible for the grant of Awards of NSOs, SARs, Unrestricted Shares, Restricted Shares, Restricted Stock Units or Performance Share Units.

4.2         Incentive Stock Options. Only Employees who are common-law employees of the Company or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

ARTICLE 5.    OPTIONS

Options granted under the Plan are subject to the following terms and conditions:

5.1         Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an NSO or an ISO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2         Number of Shares. Each Stock Option Agreement shall specify the number of shares of Common Stock subject to the Option, which shall be subject to adjustment in accordance with Article 12. Holders of Options shall have no right to dividend equivalents and prior to exercise, no rights to dividends. The limitation set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.

5.3         Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

5.4         Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable, subject to Section 3.4. The Stock Option Agreement shall also specify the term of the Option; provided that the term shall in no event exceed ten (10) years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s Disability, death or Retirement and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be granted in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

5.5         Dividend Rights. No dividends or dividend equivalent rights shall be paid or accrued with respect to Options.

2023 Proxy Statement	B-2

APPENDIX B: NORDSTROM, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN

ARTICLE 6.    PAYMENT FOR OPTION SHARES

6.1         General Rule. The entire Exercise Price of shares of Common Stock issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such shares of Common Stock are purchased, except as follows:

(a)         In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b)         In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.

6.2         Stock Swap. To the extent specifically provided in an Option Agreement, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the Optionee. Such shares of Common Stock shall be valued at their Fair Market Value on the date when the new shares of Common Stock are purchased under the Plan.

6.3         Exercise/Sale. To the extent that this Section 6.3 is applicable and to the extent so provided in the Stock Option Agreement, all or any part of the Exercise Price and any withholding taxes may be paid by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) Net Exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee.

ARTICLE 7.    STOCK APPRECIATION RIGHTS

SARs granted under the Plan are subject to the following terms and conditions:

7.1         SAR Agreement. Each SAR granted under the Plan shall be evidenced by an SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

7.2         Number of Shares. Each SAR Agreement shall specify the number of shares of Common Stock to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 12.

7.3         Exercise Price. Each SAR Agreement shall specify the Exercise Price; provided that the Exercise Price under an SAR shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

7.4         Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable, subject to Section 3.4. The SAR Agreement shall also specify the term of the SAR; provided, however, that the term shall in no event exceed ten (10) years from the date of grant. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s Disability, death or Retirement and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be granted in combination with Options, and such an SAR Agreement may provide that the SARs will not be exercisable unless the related Options are forfeited.

7.5         Exercise of SARs. Upon exercise of an SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) shares of Common Stock, (b) cash or (c) a combination of shares of Common Stock and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of shares of Common Stock received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the shares of Common Stock subject to the SARs exceeds the Exercise Price.

7.6         Dividend Rights. No dividends or dividend equivalent rights shall be paid or accrued with respect to SARS.

ARTICLE 8.    UNRESTRICTED SHARES

Unrestricted Shares granted under the Plan are subject to the following terms and conditions:

8.1         Unrestricted Shares. Unrestricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan, subject to adjustment in accordance with Article 12 or together with all other Awards the limits set forth in Section 3.4.

8.2         Payment for Awards. Unrestricted Shares may be granted under the Plan for such consideration consisting of any tangible or intangible property or benefit to the Company as the Committee may determine, including cash, services performed and contracts for services to be performed.

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ARTICLE 9.    RESTRICTED SHARES

Restricted Shares granted under the Plan are subject to the following terms and conditions:

9.1         Restricted Share Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Agreements entered into under the Plan need not be identical, subject to adjustment in accordance with Article 12.

9.2         Payment for Awards. Restricted Shares may be granted under the Plan for such consideration consisting of any tangible or intangible property or benefit to the Company as the Committee may determine, including cash, services performed and contracts for services to be performed.

9.3         Vesting Conditions. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Agreement, subject to Section 3.4. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a Performance Cycle equal or exceed a target determined in advance by the Committee. Such target shall be based on any one or combination of the Performance Criteria.

If the Participant’s employment with the Company or Subsidiary is terminated before the end of a Performance Cycle for any reason other than Disability, death or Retirement, the Participant shall forfeit all rights with respect to any Restricted Shares that were being earned during the Performance Cycle. The Committee, in its absolute and sole discretion, may establish guidelines providing that if a Participant’s employment is terminated before the end of a Performance Cycle by reason of Disability, death or Retirement, the Participant shall be entitled to a prorated payment with respect to any Restricted Shares that were being earned during the Performance Cycle, as determined at the end of such Performance Cycle. A Restricted Share Agreement may provide for accelerated service-based vesting in the event of the Participant’s Disability, death or Retirement (provided that, with respect to accelerated vesting in the event of Retirement, such Restricted Share Agreement shall comply with the requirements of Code Section 409A and include specific provisions regarding any tax withholding requirements, as required).

9.4         Voting and Dividend Rights. The holders of Restricted Shares granted under the Plan shall have the voting, dividend and other rights as set forth in their Restricted Share Agreement, and may have the same voting, dividend and other rights as the Company’s other shareholders. Any dividends paid on Restricted Shares shall not be paid at the dividend payment date and shall only be paid if and when Restricted Shares vest, in cash or in shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends. Common Stock distributed in connection with a stock split or stock dividend, and distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Common Stock has been distributed.

ARTICLE 10.    RESTRICTED STOCK UNITS

Restricted Stock Units granted under the Plan are subject to the following terms and conditions:

10.1       Restricted Stock Units. Restricted Stock Units are designated in shares of Common Stock.

10.2       Restricted Stock Unit Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the recipient and the Company. Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms of the applicable Restricted Stock Unit Agreement that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical, subject to adjustment in accordance with Article 12.

10.3       Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Award recipients.

10.4       Vesting Conditions. Each Award of Restricted Stock Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Agreement, subject to Section 3.4. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a Performance Cycle equal or exceed a target determined in advance by the Committee. Such target shall be based on any one or combination of the Performance Criteria.

If the Participant’s employment with the Company or Subsidiary is terminated before the end of a Performance Cycle for any reason other than Disability, death or Retirement, the Participant shall forfeit all rights with respect to any Restricted Stock Units that were being earned during that Performance Cycle. The Committee, in its absolute and sole discretion, may establish guidelines providing that if a Participant’s employment is terminated before the end of a Performance Cycle by reason of Disability, death or Retirement, the Participant shall be entitled to a prorated payment with respect to any shares of Restricted Stock Units that were being earned during the Performance Cycle, as determined at the end of such Performance Cycle. A Restricted Stock Unit Agreement may provide for accelerated service-based vesting in the event of the Participant’s Disability, death or Retirement (provided that, with respect to accelerated vesting in the event of Retirement, such Restricted Stock Unit Agreement’s accelerated vesting provisions shall comply with the requirements of Code Section 409A).

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10.5       Dividend Rights. Shares underlying an Award of Restricted Stock Units shall not be entitled to dividends and shall be entitled to dividend equivalents with respect to such Restricted Stock Units only as set forth under a Restricted Stock Unit Agreement and in compliance with this Section 10.5. If a Restricted Stock Unit Agreement includes rights to dividend equivalents, an amount equal to the dividends that would have been paid if the Restricted Stock Units had been issued and outstanding shares of Common Stock on or before the record date for any declared dividend shall be paid to the holder of such Restricted Stock Units, in cash or stock, subject to applicable withholding taxes, only if and when the Restricted Stock Units vest. Any dividend equivalents payable pursuant to this Section 10.5 shall be paid no later than March 1 of the calendar year after the calendar year in which the underlying Restricted Stock Units vest as provided in the applicable Restricted Stock Unit Agreement.

10.6       Form and Time of Settlement of Restricted Stock Unit Awards. Settlement of vested Restricted Stock Units may be made in the form of (a) cash, (b) shares of Common Stock or (c) any combination of both, as determined by the Committee. For the avoidance of doubt, settlement of vested Restricted Stock Units in shares of Common Stock shall not be considered an Award of Unrestricted Shares under Article 8. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of shares of Common Stock over a series of trading days. Vested Restricted Stock Units shall be settled in a lump sum before the later of (i) two and one half (2 1/2) months after the end of the Company’s fiscal year during which all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed or (ii) March 15 following the calendar year in which all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Article 12.

10.7       Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

ARTICLE 11.    PERFORMANCE SHARE UNITS

Performance Share Units granted under the Plan are subject to the following terms and conditions:

11.1       Performance Share Units. Performance Share Units are designated in shares of Common Stock.

11.2       Agreement. Each grant of Performance Share Units under the Plan shall be evidenced by an Agreement between the recipient and the Company, shall be subject to all applicable terms of the Plan, and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Performance Share Unit Agreements entered into under the Plan need not be identical. Performance Share Units may be granted in consideration of a reduction in the recipient’s other compensation.

11.3       Payment for Awards. To the extent that an Award is granted in the form of Performance Share Units, no cash consideration shall be required of the Award recipients.

11.4       Vesting Conditions. Each Award of Performance Share Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Performance Share Unit Agreement, subject to Section 3.4. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a Performance Cycle equal or exceed a target determined in advance by the Committee. Such target shall be based on any one or combination of the Performance Criteria.

If the Participant’s employment with the Company or Subsidiary is terminated before the date that Performance Share Units vest, the Participant shall forfeit all rights with respect to any unvested Performance Share Units. However, with respect to Performance Share Units subject to performance-based vesting conditions, the Committee, in its absolute and sole discretion at the time an Award of Performance Share Units is made, may establish guidelines providing that if a Participant’s employment is terminated before the end of a Performance Cycle by reason of Disability, death or Retirement, the Participant shall be entitled to a prorated payment with respect to any Performance Share Units that were being earned during the Performance Cycle, as determined at the end of such Performance Cycle. A Performance Share Unit Agreement may provide for accelerated service-based vesting in the event of a Participant’s Disability, death or Retirement (provided, in the case of Retirement, that such Performance Share Unit Agreement’s accelerated vesting provisions shall comply with the requirements of Code Section 409A).

11.5       Dividend Rights. Shares underlying an Award of Performance Share Units shall not be entitled to dividends and shall be entitled to dividend equivalents with respect to such Performance Share Units only as set forth under a Performance Share Unit Agreement and in compliance with this Section 11.5. If a Performance Share Unit Agreement includes rights to dividend equivalents, an amount equal to the dividends that would have been paid if the Performance Share Units had been settled shares of Common Stock on or before the record date for any declared dividend shall be paid to the holder of such Performance Share Units, in cash or stock, subject to applicable withholding taxes, only if and when such Performance Share Units actually vest and are settled in shares of Common Stock. Any dividend equivalents payable pursuant to this Section 11.5 shall be paid no later than March 1 of the calendar year after the calendar year in which the underlying Performance Share Units vest as provided in the applicable Performance Share Unit Agreement.

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11.6       Form and Time of Settlement of Units. Settlement of vested Performance Share Units may be made in the form of (a) cash, (b) shares of Common Stock or (c) any combination of both, as determined by the Committee. For the avoidance of doubt, settlement of vested Performance Share Units in shares of Common Stock shall not be considered an Award of Unrestricted Shares under Article 8. Methods of converting Performance Share Units into cash may include (without limitation) a method based on the average Fair Market Value of shares of Common Stock over a series of trading days. Vested Performance Share Units shall be settled in a lump sum by the last day of the calendar year in which all vesting conditions applicable to the Performance Share Units have been satisfied or have lapsed. Until an Award of Performance Share Units is settled, the number of such Share Units shall be subject to adjustment pursuant to Article 12.

11.7       Creditors’ Rights. A holder of Performance Share Units shall have no rights other than those of a general creditor of the Company. Performance Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Performance Share Unit Agreement.

ARTICLE 12.    PROTECTION AGAINST DILUTION

12.1       Equity Restructuring. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances, proportionately adjust any or all of (i) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (ii) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (iii) the grant, purchase, or exercise price of any or all outstanding Awards, (iv) the securities, cash or other property deliverable upon exercise of any or all outstanding Awards, or (v) the performance standards appropriate to any or all outstanding Awards. With respect to any ISO, in the absolute and sole discretion of the Committee, the adjustments set forth in this Article 12 may be made in a manner that would cause the Option to cease to qualify as an ISO. For the avoidance of doubt, this Article 12 does not apply to normal cash dividends with respect to Company Stock other than extraordinary dividends or to stock issued in lieu of such dividends.

12.2       Corporate Transaction. In the event of any reorganization, merger, consolidation, split-up, spin off, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event (including the sale, merger or other corporate transaction involving a Subsidiary), the Committee may make any of the adjustments set forth in Section 12.1 above and may also make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based Awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based Awards, based upon the distribution or consideration payable to holders of the outstanding shares of Common Stock upon or in respect of such event, and may, in its discretion, accelerate the vesting of outstanding Awards. The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess, if any, of the per share amount payable upon or in respect of such event over the grant price of the Award, unless otherwise provided in, or by authorized amendment to, the Award or provided in another applicable agreement with the Participant.

12.3       Change in Control.

(a)         In the event of a Change in Control, a Participant’s unvested Awards shall not automatically vest, except as otherwise provided by the Committee in an Award Agreement. Instead, except as provided in Section 12.3(b) below, outstanding Awards shall continue in effect or be assumed, or an equivalent Award substituted, by the successor corporation or a parent or subsidiary of the successor corporation (with appropriate adjustments to the Awards as set forth in Section 12.1 and 12.2 above). Notwithstanding anything to the contrary contained in the foregoing, in the event that the Participant experiences a Qualifying Termination within twelve (12) months following a Change in Control, then the unvested Awards held by that Participant automatically shall vest in full upon the date of such Qualifying Termination, with any performance-based awards deemed earned based on Committee’s assessment of performance through the date of the Qualifying Termination, or if such performance is indeterminable at that time, at the 100% “target” level of performance.

(b)         If the successor corporation and its parent in a Change in Control refuse to assume or substitute for an Award as provided in Section 12.3(a) above, then the Committee shall, without the consent of the affected Participants: (i) provide for the cancellation of the vested portion of any such Award as of the date of the Change in Control in exchange for either an amount of cash (or stock, other securities or other property) as provided in Section 12.2 above (and with performance-based awards deemed earned based on Committee’s assessment of performance through the date of the Qualifying Termination, or if such performance is indeterminable at that time, at the 100% “target” level of performance); provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award is equal to or less than zero, then the Award shall be cancelled without payment of consideration, and (ii) provide for the cancellation of the unvested portion of the Award, if any, without payment of consideration as of the date of the Change in Control.

ARTICLE 13.    AWARDS UNDER OTHER PLANS

The Company may grant Awards under other equity plans or programs. Such Awards may be settled in the form of shares of Common Stock issued under this Plan.

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ARTICLE 14.    LIMITATION ON RIGHTS

14.1       Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee or Nonemployee Director. The Company and its Subsidiaries reserve the right to terminate the Service of any Employee or Nonemployee Director at any time, with or without cause, subject to applicable laws, the Company’s Restated Articles of Incorporation and Bylaws and a written employment agreement (if any).

14.2       Shareholders’ Rights. Unless otherwise provided in this Plan or in any Award, a Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any shares of Common Stock covered by his or her Award prior to the time when a stock certificate for such shares of Common Stock is issued or, if applicable, the time when he or she becomes entitled to receive such shares of Common Stock by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for normal cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

14.3       Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of shares of Common Stock pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such shares of Common Stock related to their registration, qualification or listing or to an exemption from registration, qualification or listing.

14.4       Compliance with Code Section 409A. Awards under the Plan are intended to comply with Code Section 409A and all Awards shall be interpreted in a manner that results in compliance with Section 409A, Department of Treasury regulations, and other interpretive guidance under Section 409A. Notwithstanding any provision of the Plan or an Award to the contrary, if the Committee determines that any Award does not comply with Code Section 409A, the Company may adopt such amendments to the Plan and the affected Award (without consent of the Participant) or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary and appropriate to (a) exempt the Plan and the Award from application of Code Section 409A and/or preserve the intended tax treatment of amounts payable with respect to the Award, or (b) comply with the requirements of Code Section 409A.

14.5       Clawback Policy. Each Award issued under the Plan is subject to the Company’s clawback policy, which is amended from time to time, whether or not such policy was in place at the time of grant of an Award.

14.6       Transferability. Except in the context of death of a Participant, or as otherwise required by law, or as approved by the Committee for no consideration, Awards issued under the Plan may not be transferred to any third party.

14.7       Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Washington, without giving effect to any conflicts of laws principles.

14.8       No Re-Pricing. Except as otherwise provided in Article 12 above, the terms of outstanding Awards may not be amended to reduce any exercise price associated with such Awards or to cancel any outstanding Awards in exchange for cash, other Awards or other securities with an exercise price that is less than the exercise price of the original Awards without shareholder approval.

ARTICLE 15.    WITHHOLDING TAXES

15.1       General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Common Stock or make any cash payment under the Plan until such obligations are satisfied.

15.2       Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any shares of Common Stock that otherwise would be issued to him or her or by surrendering all or a portion of any shares of Common Stock that he or she previously acquired, in each case having a Fair Market Value equal to the minimum amount required by applicable law to be withheld or paid (or such other amount that will not result in adverse accounting consequences for the Company or a Subsidiary). Such shares of Common Stock shall be valued at their Fair Market Value on the date when they are withheld or surrendered, and shall be deemed to have been issued for purposes of identifying any shares which may become available for grant pursuant to Section 3.3 above.

ARTICLE 16.    FUTURE OF THE PLAN

16.1       Term of the Plan. The Plan, as set forth herein, became effective on the date of shareholder approval, May 23, 2019, and shall remain in effect for a period of ten (10) years unless earlier terminated under Section 16.2.

16.2       Amendment or Termination. The Board may, at any time and for any reason, amend, alter or terminate the Plan or an Award Agreement. Notwithstanding the foregoing and except as provided in Section 14.4, no amendment, alteration or termination of the Plan or an Award Agreement shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s express written consent. An amendment of the Plan shall be subject to the approval of the Company’s shareholders for any amendment that would (a) require shareholder approval in order to satisfy the applicable requirements of Code section 422, or other applicable laws, regulations or rules, including but not limited to any stock exchange rules; (b) increase amounts payable under the Plan to Participants (provided that shareholder approval shall not be required for increases that are not material and do not require such

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approval under applicable law or stock exchange rules); (c) increase the number of shares of Common Stock authorized to be issued under the Plan; (d) permit the repurchase by the Company of any outstanding Awards with an Exercise Price greater than the then-current Fair Market Value of Common Stock; or (e) modify the Plan’s eligibility provisions. No Awards shall be granted under the Plan after the termination thereof.

ARTICLE 17.    DEFINITIONS

17.1       “Award” means any grant of an Option, an SAR, an Unrestricted Share, a Restricted Share, a Restricted Stock Unit or a Performance Share Unit under the Plan.

17.2       “Award Agreement” means the written agreement between the Company and the recipient that contains the terms, conditions and restrictions pertaining to a particular Award.

17.3       “Board” means the Company’s Board of Directors, as constituted from time to time.

17.4       “Cause” means as a reason for a Participant’s termination of employment or service shall have the meaning provided in the applicable employment agreement between the Company or a Subsidiary and the Participant, or severance plan covering the Participant, if any, or if there is no such agreement or plan, as applicable, that defines the term, then “Cause” shall mean (a) the Participant’s conviction of, or plea of guilty or no contest to, (i) any felony (or its international equivalent) or (ii) any other crime that results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any Subsidiary, (b) an act of personal dishonesty or disloyalty in the course of fulfilling the Participant’s duties to the Company or a Subsidiary, or an act of fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or any Subsidiary, (c) the Participant’s deliberate and continued failure to perform substantially such Participant’s material duties to the Company or a Subsidiary, (d) a material violation of the written policies of the Company and its Subsidiaries, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company and its Subsidiaries, (e) the Participant’s engagement in willful misconduct in connection with the Participant’s employment or services with the Company and its Subsidiaries, which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any Subsidiary, and (f) breach of any restrictive covenants applicable to the Participant as a result of any agreement with the Company or any Subsidiary or any policy or plan maintained by the Company or any Subsidiary. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or the Parent or Subsidiary employing the Participant) may consider as grounds for the discharge of the Participant without Cause.

17.5       “Change in Control” means the happening of any of the following:

(a)         the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization in excess of fifty percent (50%) of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b)         the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c)          a change in the composition of the Board as a result of which fewer than fifty percent (50%) of the incumbent Directors are Directors who either (i) had been Directors of the Company on the date twenty-four (24) months prior to the date of the event that may constitute a Change in Control (the “original Directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original Directors who were still in office at the time of the election or nomination and the Directors whose election or nomination was previously so approved, but excluding, for this purpose, any such Director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

(d)         any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least thirty percent (30%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary and (ii) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

17.6       “Code” means the Internal Revenue Code of 1986, as amended.

17.7       “Committee” means the Compensation, People and Culture Committee of the Company’s Board.

17.8       “Common Stock” means shares of the common stock of the Company.

17.9       “Company” means Nordstrom, Inc., a Washington corporation.

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17.10     “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

17.11     “Employee” means a common-law employee of the Company, a Parent or a Subsidiary.

17.12     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

17.13     “Exercise Price,” in the case of an Option, means the amount for which one share of Common Stock may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one share of Common Stock in determining the amount payable upon exercise of such SAR.

17.14     “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows: (a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange or Nasdaq Stock Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, the Fair Market Value of a share of Common Stock shall be the closing sales price for a share as quoted on such exchange or system for such date or, if there is no closing sales price for a share on the date in question, the closing sales price for a share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; (b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, the Fair Market Value of a share of Common Stock shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share on such date, the high bid and low asked prices for a share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, the Fair Market Value of a share of Common Stock shall be established by the Committee in good faith. Such determination shall be conclusive and binding on all persons.

17.15     “Good Reason” means the occurrence of one or more of the following without the Participant’s express written consent and within twelve (12) months following a Change in Control:

(a)         a material diminution in the Participant’s base salary;

(b)         a material diminution in the Participant’s authority, duties, or responsibilities;

(c)          a material change in the geographic location at which the Participant must perform his or her services to a place that is more than fifty (50) miles from where the Participant was based immediately prior to the Change in Control; and

(d)         any other action or inaction that constitutes a material breach by the Company of this Plan with respect to a Participant’s Award.

The event or events described above shall constitute Good Reason only if the Company (or the Parent or Subsidiary employing the Participant) fails to cure such event or events within ninety (90) days after receipt from the Participant of written notice of the event or events which constitutes Good Reason. Such notice must be provided to the Company (or the Parent or Subsidiary employing the Participant) and must provide a reasonably detailed description of the facts that the Participant believes constitute a Good Reason event. Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given written notice to the Company thereof prior to such date.

17.16     “ISO” means an incentive stock option described in Section 422(b) of the Code.

17.17     “Net Exercise” means in lieu of exercising an Option for cash, the Optionee may elect to receive shares equal to the value of the Option (or the portion thereof being exercised) by surrender of the Option. The Company shall issue to such Optionee a number of shares of Common Stock computed using the following formula:

X =	Y (A - B)
A

Where

X    =     The number of shares to be issued to the Optionee pursuant to the Net Exercise.

Y    =     The number of shares purchasable under this Option or, if only a portion of the            Option is being exercised, the portion of the Option being cancelled (at the date of            such calculation).

A    =      The fair market value of one (1) share (at the date of such calculation).

B    =     The Exercise Price (as adjusted to the date of such calculations).

17.18     “NSO” means a stock option not described in Sections 422 or 423 of the Code.

B-9	2023 Proxy Statement

APPENDIX B: NORDSTROM, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN

17.19     “Nonemployee Director” means a member of the Company’s Board or the Board of Directors of a Subsidiary who is not an Employee. Service as a Nonemployee Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

17.20     “Option” means an NSO or an ISO granted under Article 5 of the Plan and entitling the holder to purchase shares of Common Stock pursuant to an Award.

17.21     “Optionee” means an individual or estate who holds an Option.

17.22     “Participant” means an individual or estate who holds an Award.

17.23     “Performance Criteria” shall mean a specified percentage or quantitative level in one or more criteria, which may include one or more of the following performance measures:

(a)         the Company’s shareholder return as compared to any designated industry or other comparator group;

(b)         the trading price of the Company’s common stock;

(c)          the results of operations, such as sales, earnings, net income (before or after taxes), cash flow, return on assets, same-store sales, economic profit, or return on investment (including return on equity, return on capital employed, or return on assets);

(d)         earnings before or after taxes, interest, depreciation and/or amortization, and including/excluding capital gains and losses;

(e)         other financial results, such as profit margins, operational efficiency, expense reduction, or asset management goals; and

(f)          the internal or external market share of a product or line of products.

Each of the foregoing performance measures may be based on the performance of the Company generally, in the absolute or in relation to its peers, or the performance of a particular Participant, department, business unit, subsidiary, or other segment to which a particular Participant is assigned. The Committee may establish different performance measures and milestones for individual Participants or groups of Participants. For each Participant, each performance measure will be weighted to reflect its relative significance to the Company for the Performance Cycle.

Except as otherwise specified in an individual Award, applicable performance measures may be adjusted to exclude the following items that occur during a given Performance Cycle:

(i)           Extraordinary, unusual or non-recurring items of gain or loss;

(ii)          Gains or losses on the disposition of a business, a segment of a business, or significant assets outside the ordinary course of business;

(iii)         Changes in tax or accounting standards, principles, regulations or laws;

(iv)         The effect of a merger or acquisition, including all financial results derived therefrom during the period from the merger or acquisition date through the end of the Performance Cycle in which the merger or acquisition occurred;

(v)          Gains or losses due to non-cash adjustments which relate to the valuation of long-term assets rather than current-year performance (including but not necessarily limited to gain or loss recognized for store closures, lease terminations, pension adjustments and mark to market adjustments); and

(vi)         The impact of other similar occurrences outside of the Company’s core, on-going business activities (including but not necessarily limited to litigation or tax reserves, financing activities, foreign exchange rate fluctuations and restructuring charges).

Except as otherwise determined by the Committee, performance measures comprising Performance Criteria for an Award shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles (GAAP), or under a non-GAAP methodology established by the Committee prior to the issuance of an Award. The method of calculating performance measurements shall be consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.

17.24     “Performance Cycle” means a predetermined period of time, not less than one year, over which Performance Criteria will be measured with respect to an Award.

17.25     “Performance Share Unit” means a bookkeeping entry representing the equivalent of one (1) share of Common Stock, as granted under the Plan pursuant to an Award.

17.26     “Performance Share Unit Agreement” means the written agreement between the Company and the recipient of a Performance Share Unit that contains the terms, conditions and restrictions pertaining to such Performance Share Unit.

17.27     “Plan” means this Nordstrom, Inc. 2019 Equity Incentive Plan, as amended from time to time.

17.28     “Prior Plans” mean the Nordstrom 2010 Equity Incentive Plan and 2004 Equity Incentive Plan, as subsequently amended in 2007 and 2008.

2023 Proxy Statement	B-10

APPENDIX B: NORDSTROM, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN

17.29     “Qualifying Termination” means (a) the Participant’s employment is involuntarily terminated by the Company (or the Parent or Subsidiary employing the Participant) without Cause, or (b) the Participant terminates employment from the Company (or the Parent or Subsidiary employing the Participant) for Good Reason. The twelve-month period will be extended by one (1) additional month if the thirty-day cure period in Section 17.15 is triggered in the eleventh or twelfth month following a Change in Control. It is intended that any Qualifying Termination shall be an “involuntary Separation from Service,” as that term is defined in Treasury Regulation Section 1.409A-1(n).

17.30     “Restricted Share” means a share of Common Stock granted under Article 9 pursuant to an Award, with such restrictions as set forth in the applicable Restricted Share Agreement.

17.31     “Restricted Stock Unit” means a right granted under Article 10 to receive Common Stock or cash at the end of a specified deferral period pursuant to an Award, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain performance goals).

17.32     “Restricted Share Agreement” means the written agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

17.33     “Restricted Stock Unit Agreement” means the written agreement between the Company and the recipient of a Restricted Stock Unit that contains the terms, conditions and restrictions pertaining to such Restricted Stock Unit.

17.34     “Retirement” means Participant’s termination from Service on or after his or her Retirement Date.

17.35     “Retirement Date” shall have the meaning as set forth in a particular Award Agreement.

17.36     “SAR” means a stock appreciation right granted under Article 7 of the Plan pursuant to an Award.

17.37     “SAR Agreement” means the written agreement between the Company and a Participant that contains the terms, conditions and restrictions pertaining to his or her SAR.

17.38     “Service” means service as an Employee or Nonemployee Director.

17.39     “Stock Option Agreement” means the written agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

17.40     “Subcommittee” means a separate committee established by and consisting of members of the Committee.

17.41     “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

17.42     “Unrestricted Share” means a share of Common Stock granted under Article 8 of the Plan pursuant to an Award.

B-11	2023 Proxy Statement

APPENDIX C:  NORDSTROM, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

SECTION 1.         PURPOSE OF THE PLAN.

The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify under Section 423 of the Code. The Plan was originally adopted by the Company’s Board of Directors in November of 1999, and was approved by the Company’s shareholders in May of 2000. The Plan was subsequently amended in several respects and was completely restated in 2005, 2006, 2008, 2011 and 2020. This 2023 Restatement increases the authorized number of shares of Stock under the Plan. The 2023 Restatement is effective for Offering Periods beginning on and after April 1, 2023.

SECTION 2.         ADMINISTRATION OF THE PLAN.

(a)     Committee Composition. The Plan shall be administered by the Committee.

(b)     Committee Responsibilities. The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

SECTION 3.         ENROLLMENT AND PARTICIPATION.

(a)     Offering Periods. While the Plan is in effect, two Offering Periods shall commence in each calendar year. Offering Periods shall consist of the six-month periods commencing on each April 1 and October 1.

(b)     Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by completing the enrollment process prescribed for this purpose by the Committee.

(c)     Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she (1) ceases to be an Eligible Employee, (2) withdraws from the Plan under Section 5(a), or (3) reaches the end of the Offering Period in which his or her employee contributions were discontinued under Section 8(b). A Participant who withdrew from the Plan under Section 5(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 8(b) shall automatically resume participation at the beginning of the earliest Offering Period ending in the next calendar year, if he or she then is an Eligible Employee.

SECTION 4.         EMPLOYEE CONTRIBUTIONS.

(a)     Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Subsection (b) below, shall occur during the Offering Period on the Compensation payment date while a Participant is in the Plan.

(b)     Amount of Payroll Deductions. An Eligible Employee shall designate in the enrollment process the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than one percent (1%) or more than fifteen percent (15%).

(c)     Changing Withholding Rate. If a Participant wishes to change the rate of payroll withholding, he or she may do so by notifying the Company using the process prescribed for this purpose by the Committee. The new withholding rate shall be effective as soon as reasonably practicable after such notification by the Company.

(d)     Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, he or she may do so at any time by using the process prescribed for this purpose by the Committee. Payroll withholding shall cease as soon as reasonably practicable after such notification. (In addition, employee contributions may be discontinued automatically pursuant to Section 8(b).) A Participant who has discontinued employee contributions may resume such contributions by using the process prescribed for this purpose by the Committee. Payroll withholding shall resume as soon as reasonably practicable after such notification.

SECTION 5.         WITHDRAWAL FROM THE PLAN.

(a)     Withdrawal. A Participant may elect to withdraw from the Plan by using the process and timing prescribed for this purpose by the Committee. As soon as reasonably practicable after the effective date of a Participant’s withdrawal, payroll deductions shall cease and the entire amount credited to the Participant’s Plan Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b)     Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 3(b). Re-enrollment may be effective only at the commencement of an Offering Period.

C-1	2023 Proxy Statement

APPENDIX C: NORDSTROM, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

SECTION 6.         CHANGE IN EMPLOYMENT STATUS.

(a)     Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 5(a). A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b)     Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on an approved leave of absence. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c)     Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid in the same manner as his or her final paycheck from the Company. Any shares of Stock held by the broker designated by the Committee pursuant to Section 7(e) shall be paid or delivered to a beneficiary or beneficiaries designated by the Participant pursuant to the relevant rules established by the broker with respect to the brokerage account.

SECTION 7.         PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a)     Plan Accounts. A Plan Account shall be maintained in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts.

(b)     Purchase Price. The Purchase Price for each share of Stock purchased at the close of an Offering Period shall be ninety percent (90%) of the Fair Market Value of such share on the last trading day in such Offering Period.

(c)     Number of Shares Purchased. As of the last day of each Offering Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 5(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing notwithstanding, no Participant shall purchase more than one thousand (1,000) shares of Stock with respect to any Offering Period nor more than the amounts of Stock set forth in Sections 8(b) and 13(a). Any fractional share, as calculated under this Subsection (c), shall be rounded down to the next lower whole share.

(d)     Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares remaining available for issuance under Section 13(a), then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(e)     Issuance of Stock. Certificates representing shares of Stock purchased by a Participant under the Plan shall be held for each Participant’s benefit by a broker designated by the Committee for the Plan. Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property. A Participant may elect the following with respect to such shares, in accordance with and subject to the process prescribed for this purpose by the Committee:

(i)      that the Stock certificates be issued to him or her in exchange for the whole shares held within the Participant’s Account, or

(ii)     that shares held within the Participant’s Account be transferred to an appropriate broker designated by the Participant.

Each Participant shall be required to notify the Company in the event of the sale or disposition of any of such shares. For purposes of the previous sentence, the term “disposition” shall have the meaning prescribed under Section 424(c)(1) of the Code.

(f)      Unused Cash Balances. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for a fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) above, Section 8(b) or Section 13(a) shall be refunded to the Participant in cash, without interest.

(g)     Shareholder Approval. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s shareholders have approved the adoption of the Plan.

SECTION 8.         LIMITATIONS ON STOCK OWNERSHIP.

(a)     Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value (determined under Code Section 423) of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i)      Ownership of stock shall be determined after applying the attribution rules of Section 424(d) of the Code;

(ii)     Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

2023 Proxy Statement	C-2

APPENDIX C: NORDSTROM, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(iii)    For purposes of applying subsection (ii), each Participant shall be deemed to have the right or option to purchase one thousand (1,000) shares of Stock under this Plan with respect to each Offering Period.

(b)     Dollar Limit. Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of the following limit:

(i)      In the case of Stock purchased during an Offering Period that commenced in the current calendar year, the limit shall be equal to (A) $25,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased in the current calendar year under this Plan.

(ii)     In the case of Stock purchased during an Offering Period that commenced in the immediately preceding calendar year, the limit shall be equal to (A) $50,000 minus (B) the Fair Market Value of the Stock that the Participant previously purchased under this Plan in the current calendar year and in the immediately preceding calendar year.

For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined in each case as of the beginning of the Offering Period in which such Stock is purchased. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Offering Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 9.         RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 5(a).

SECTION 10.       NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 11.       NO RIGHTS AS A SHAREHOLDER.

A Participant shall have no rights as a shareholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the last day of the applicable Offering Period.

SECTION 12.       SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 13.       STOCK OFFERED UNDER THE PLAN.

(a)     Authorized Shares. Effective for Offering Periods commencing on and after April 1, 2023, the aggregate authorized number of shares of Stock available for purchase under the Plan is increased by three million five hundred thousand (3,500,000) shares, conditioned on approval of the increase by the Company’s shareholders within 12 months after the Board approves the increase. If the shareholders approve the increase, the aggregate authorized number of shares of Stock available for purchase under the Plan shall equal nineteen million six hundred thousand (19,600,000) shares, subject to adjustment pursuant to this Section 13. Previously, the aggregate authorized number of shares of Stock available for purchase under the Plan was sixteen million one hundred thousand (16,100,000) shares. In the event the increase is not timely approved by the Company’s shareholders, the aggregate authorized number of shares of Stock available for purchase under the Plan shall remain at 16,100,000 shares.

(b)     Antidilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the one thousand (1,000) share limitation described in Section 7(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately by the Committee for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company’s shareholders or a similar event.

(c)     Reorganizations. Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period then in progress shall terminate and shares shall be purchased pursuant to Section 7, unless the Plan is assumed by the surviving corporation or its parent corporation pursuant to the plan of merger or consolidation. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

C-3	2023 Proxy Statement

APPENDIX C: NORDSTROM, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

SECTION 14.       AMENDMENT OR DISCONTINUANCE.

The Board shall have the right to amend, suspend or terminate the Plan at any time and without notice. Any amendment that increases the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the shareholders of the Company within 12 months before, or 12 months after, the Board’s adoption of the amendment. In addition, any other amendment of the Plan shall be subject to approval by a vote of the shareholders of the Company to the extent required by an applicable law or regulation. To the extent an amendment does not require shareholder or Board approval (as described above), the Committee shall have the authority to make technical and administrative amendments to the Plan for the sole purpose of carrying out its administrative responsibilities under the Plan.

SECTION 15.       DEFINITIONS.

(a)     “Board” means the Board of Directors of the Company, as constituted from time to time.

(b)     “Code” means the Internal Revenue Code of 1986, as amended.

(c)     “Committee” means the Compensation, People and Culture Committee of the Board.

(d)     “Company” means Nordstrom, Inc., a Washington corporation.

(e)     “Compensation” means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under Section 401(k) or 125 of the Code. “Compensation” shall exclude all non-cash items, bonuses, moving or relocation allowances, cost-of-living equalization payments, reimbursement and expense allowances, imputed income, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, restricted stock unit or performance share unit vests and similar items (such as amounts resulting from grants or awards under any stock-based compensation program). The Committee shall determine whether a particular item is included in Compensation.

(f)      “Corporate Reorganization” means:

(i)      The consummation of a merger or consolidation of the Company with or into another entity, or any other corporate reorganization; or

(ii)     The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(g)     “Eligible Employee” means any common-law employee who is employed by a Participating Company on February 1 or August 1. The following are excluded from the definition of an Eligible Employee:

(i)      any individual whose participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her,

(ii)     any employee who is covered by a collective bargaining agreement, if the collective bargaining agreement excludes the employee (or the bargaining unit of which the employee is a member) from participation in the Plan, and

(iii)    to the extent permitted by Code Section 423, any individual designated by a Participating Company as an independent contractor, even if the individual later is determined by a court of competent jurisdiction to be a common law employee of a Participating Company.

(h)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)      “Fair Market Value” means, as of any date, the value of the Stock determined as follows: (a) If the Stock is (x) listed on any established securities exchange (such as the New York Stock Exchange or Nasdaq Stock Market), (y) listed on any national market system or (z) listed, quoted or traded on any automated quotation system, the Fair Market Value of a share of Stock shall be the closing sales price for a share of Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share on the date in question, the closing sales price for a share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; (b) If the Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Stock is regularly quoted by a recognized securities dealer, the Fair Market Value of a share of Stock shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share on such date, the high bid and low asked prices for a share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (c) If the Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, the Fair Market Value of a share of Stock shall be established by the Committee in good faith. Such determination shall be conclusive and binding on all persons.

(j)      “Offering Period” means a six-month period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 3(a).

(k)     “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 3(b). Only Eligible Employees may become Participants in this Plan.

2023 Proxy Statement	C-4

APPENDIX C: NORDSTROM, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(l)      “Participating Company” means (i) the Company, (ii) each Subsidiary that is a Participating Company as of February 1, 2020, and (iii) each present or future Subsidiary that is affirmatively designated by the Committee as a Participating Company after February 1, 2020. Except as provided in the preceding sentence, no other Subsidiary shall be a Participating Company. The Committee is authorized to change a present or future Subsidiary’s designation as a Participating Company at any time without additional shareholder approval. The Company will maintain a record of all Participating Companies.

(m)    “Plan” means this Nordstrom, Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

(n)     “Plan Account” means the account established for each Participant pursuant to Section 7(a).

(o)     “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 7(b).

(p)     “Stock” means the Common Stock of the Company, no par value per share.

(q)     “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

C-5	2023 Proxy Statement

NORDSTROM CARES

We know it's critical to protect the environment, give back to the communities we serve, create safe and fair workplaces for the people who make our products, and provide our employees with a great place to work. Here are some of the ways we tried to make a difference in 2022.

Donated
$500,000+
to Big Brothers Big Sisters U.S. and Canada

Exceeded our goal of raising **$1 million** for Shoes That Fit and donated **40,000+ pairs of shoes** to kids in local communities

Launched a new product management track and mentorship program at **Morehouse College**

Donated over
$12M
to **270+ organizations** in our communities

Took back over **25 tons** of beauty packaging through our **BEAUTYCYCLE program**

Produced almost

50%

Matched employee donations to over **2,900** nonprofit organizations at 100%

To learn more about our commitment to corporate responsibility and our strategic efforts around diversity, equity, inclusion and belonging, please see our 2022 Impact Report, available at **nordstromcares.com** this fall.

RECYCLING IS ALWAYS IN STYLE.
Learn more about our sustainability efforts at nordstromcares.com.
©2023 Nordstrom, Inc. All rights reserved.
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PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE THE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED PRELIMINARY COPY SUBJECT TO COMPLETION—APRIL 17, 2023 NORDSTROM, INC. Annual Meeting of Shareholders This proxy is solicited by the Board of Directors The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement of Nordstrom, Inc. (the “Company”) and hereby appoints Michael W. Maher and Ann Munson Steines and each of them, acting individually, with full power of substitution and re-substitution and all powers that the undersigned would possess if personally present in each, as proxies of the undersigned, to represent the undersigned and vote all shares of the Company’s common stock that the undersigned may be entitled to vote at the Annual Meeting of Shareholders and at any adjournment or postponement thereof (the “Annual Meeting”) scheduled to be held on [], 2023, at [] [a/p].m. Pacific Daylight Time, as provided for herein. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. WHERE NO INSTRUCTION IS SPECIFIED AS TO ANY ITEM, THIS PROXY WILL BE VOTED “FOR” EACH OF THE BOARD’S NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, 5, 6, AND 7, AND “1 YEAR” ON PROPOSAL 4, AND, TO THE EXTENT AUTHORIZED UNDER RULE 14A-4(C) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IN THE DISCRETION OF THE PROXIES NAMED HEREIN WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. YOUR VOTE IS VERY IMPORTANT PLEASE SUBMIT YOUR PROXY TODAY CONTINUED AND TO BE SIGNED ON REVERSE SIDE PROXY CARD

NORDSTROM, INC. YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of the Company’s Common Stock for the upcoming Annual Meeting of Shareholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: 1. Vote by Internet Please access https://www.proxyvotenow.com/jwn, and follow the simple instructions provided. Please note you must type an “s” after http. You will be required to provide the unique control number printed below. OR 2. Vote by Telephone Call toll-free from the U.S. or Canada at (855) 260-7729, on a touch-tone telephone. If outside the U.S. or Canada, call +1 (575) 215-3286. Please follow the simple instructions provided. You will be required to provide the unique control number printed below. CONTROL NUMBER: OR 3. Vote by Mail If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: []. You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the proxyholder(s) to vote your shares in the same manner as if you had marked, signed and returned a proxy card.1. Election of eleven directors to serve until the 2024 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. X TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE THE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED Please mark vote as in this exmple FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE BOARD’S NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3, 5, 6, AND 7, AND “1 YEAR” ON PROPOSAL 4. DATED: (Signature if held jointly) (Signature if held jointly) (Title) WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. BOARD NOMINEES 1A. Stacy Brown-Philpot 1B. James L. Donald 1C. Kirsten A. Green 1D. Glenda G. McNeal 1E. Erik B. Nordstrom 1F. Peter E. Nordstrom 1G. Eric D. Sprunk 1H. Amie Thuener O’Toole 1I. Bradley D. Tilden 1J. Mark J. Tritton 1K. Atticus N. Tysen 2. Ratification of the appointment of Deloitte as the Company’s Independent Registered Public Accounting Firm to serve for the fiscal year ending February 3, 2024. 3. Advisory voter regarding the compensation of our Named Executive Officers. 4. Advisory vote regarding the frequency of future advisory votes on the compensation of our Named Executive Officers. 5. To approve the Nordstrom, Inc. Amended and Restated 2019 Equity Incentive Plan. 6. To approve the Nordstrom, Inc. Amended and Restated Employee Stock Purchase Plan 7. Advisory vote on the extension of the Company’s shareholder rights plan until September 19, 2025. OR 3. Vote by Mail – If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: []. You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the proxyholder(s) to vote your shares in the same manner as if you had marked, signed and returned a proxy card. FOR WITHHOLD FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 1 YEAR 2 YEARS 3 YEARS ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN